EXHIBIT 10.47 **

Execution Copy

DATED                                                                                                                      May 1, 2007

SWICO LIMITED

and

MOVADO GROUP, INC.

and

MGS DISTRIBUTION LIMITED

____________________________________________

JOINT VENTURE AGREEMENT
____________________________________________

** CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED FROM:
(1)
THE FOLLOWING PAGES OF THE FOUR DISTRIBUTORSHIP AGREEMENTS ANNEXED HERETO COLLECTIVELY AS ANNEX B: TOMMY HILFIGER AGREEMENT - PAGES 6 AND 18; JUICY COUTURE AGREEMENT – PAGES 6, 7 AND 19; HUGO BOSS AGREEMENT – PAGES 6 AND 18; LACOSTE AGREEMENT – PAGES 38 AND 39 AND SCHEDULE VIII;

(2)	ANNEX B TO (WHICH IS THE LAST PAGE OF) THE SERVICE AGREEMENT ANNEXED HERETO AS ANNEX C;
(3)	ALL OF ANNEX D
AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) PUSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (“1934 ACT”)

TABLE OF CONTENTS

1.           INTERPRETATION [INSERT PAGE NUMBER]

2.           ESTABLISHMENT OF THE COMPANY [INSERT PAGE NUMBER]

3.           BUSINESS OF THE COMPANY AND INITIAL OPERATIONS [INSERT PAGE NUMBER]

4.           CORPORATE GOVERNANCE AND MANAGEMENT [INSERT PAGE NUMBER]

5.           REPORTING AND INFORMATION RIGHTS [INSERT PAGE NUMBER]

6.           RESTRICTIONS ON TRANSFER OF SHARES [INSERT PAGE NUMBER]

7.           SWICO CHANGE OF CONTROL [INSERT PAGE NUMBER]

8.           FINANCIAL PERFORMANCE [INSERT PAGE NUMBER]

9.           BUY OUT RIGHT [INSERT PAGE NUMBER]

10.           COVENANTS [INSERT PAGE NUMBER]

11.           REPRESENTATIONS AND WARRANTIES [INSERT PAGE NUMBER]

12.           FEES AND EXPENSES [INSERT PAGE NUMBER]

13.           CONFIDENTIALITY [INSERT PAGE NUMBER]

14.           PUBLICITY [INSERT PAGE NUMBER]

15.           TERMINATION AND BREACH [INSERT PAGE NUMBER]

16.           NOTICES [INSERT PAGE NUMBER]

17.           MISCELLANEOUS [INSERT PAGE NUMBER]

18.           GOVERNING LAW AND JURISDICTION [INSERT PAGE NUMBER]

List of Annexes

Annex A:  The Company governing documents

Annex B:  Distribution Agreements

Annex C:  Service Agreement

Annex D:  5-year business plan

THIS JOINT VENTURE AGREEMENT is made on the 1st day of  May, 2007

BETWEEN:

SWICO LIMITED a company incorporated under the laws of England, having its registered office at Meadway House, Meadway, Haslemere, Surrey GU27 1NN, England, registered number 469666 (“Swico”) ;

and

MOVADO GROUP, INC. a company incorporated under the laws of New York, having its principle office at 650 From Road, Paramus, NJ 07652, U.S.A.  (“MGI”);

and

MGS  DISTRIBUTION LIMITED a corporation incorporated under the laws of England, having its registered office c/o Swico, Meadway, Haslemere, Surrey GU27 1NN, England, registered number                      (“Company”).

WHEREAS :
(A)	MGI wishes to develop its activities in the United Kingdom through, among other actions, the development of licensed brands and direct access to the market.

(B)
Swico is a watch distributor in the United Kingdom and is currently the distributor there of Hugo Boss watches under an agreement with MGI’s Affiliate, MGI Luxury Group, S.A., dated May 1, 2005 (“Swico HB Distributorship”).  In order to grow and secure the current business of its domestic markets, Swico is searching for new brands for distribution and a strong partner to develop for the long term.

(C)
In view of their satisfactory relationship and common objectives, Swico and MGI (collectively, the “Shareholders”) wish to create a joint venture relationship through ownership in the Company of, respectively, a 51% interest by MGI (or an entity that is owned 100% by MGI) and a 49% interest by Swico.

(D)
The Shareholders wish to set forth herein certain matters relating to the establishment of the Company, the management and operations thereof, as well as the transfers by the Shareholders of their interests in the Company.

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Shareholders agree as follows:

1.	INTERPRETATION

1.1	Definitions: Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement.

"Affiliate" means, with respect to any Person, any other Person that, either directly or indirectly through one or more intermediate Persons, controls, is controlled by or is under common control with such first Person.

"Control" of a Person means (i) ownership of more than 50% of the equity share capital or voting rights of such Person or (ii) the power to direct the management or policies of a Person, whether through the ownership of more than 50% of the voting power of such Person, through the power to appoint at least half of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

"Person" means any natural person, firm, company, governmental authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

"Related Party" means (i) any shareholder, director or officer of the Company, (ii) any Relative of a shareholder, director or officer of the Company and (iii) any Person in which any shareholder, director or any officer of the Company or any Relative thereof has any interest, other than a passive shareholding of less than 5% in a company whose shares are listed on a recognized investment exchange or dealt in on the Alternative Investment Market of the London Stock Exchange.

"Relative" of a natural Person means any spouse, parent, grandparent, child, grandchild or sibling of such Person and any offspring of any of the foregoing.

"Shares" means the ordinary shares [of £1 each] in the capital of the Company.

1.2	The following terms are defined in the indicated Clause:

“Board”	4.4.1
"Business"	3.1
“Business Plan”	8.1
“Buy-Out Date”	9.1
“Buy-Out Price”	9.2
“Cash Flow Value”	9.2
“Chairman”	4.4.2
"Company"	Recitals
"Confidential Information"	13.1
“Director”	4.4.1
“Distribution Agreements”	3.2
"First Refusal Right"	6.5.2
“Lock-up Expiration Date”	6.4
“Non-Compete Covenant”	10.2.2
"Offer Period"	6.5.2
"Offer Price"	6.5.1
“Offer Price Per Share”	6.5.1
"Offered Shares"	6.5.1
"Offeree"	6.5.1
"Permitted Transferee"	6.3
"Representatives"	13.1
"Rules"	18.2
“Service Agreement”	3.3
"Shareholders"	Recitals
“Shareholders’ Meeting”	4.1
"Tag-Along Right"	6.5.2
"Transfer"	6.1
"Transfer Notice"	6.5.1
"Transferee"	6.5.1
"Transferring Shareholder"	6.5.1
“Swico Change of Control”	7.2
“Swico HB Distributorship”	Recitals

2.	ESTABLISHMENT OF THE COMPANY

2.1
Contributions.    MGI shall subscribe for 51 Shares at a subscription price of £408,000, representing 51% of the total Shares to be in issue.  Swico shall subscribe for 49 Shares at a subscription price of £392,000, of which £372,000 shall be satisfied by Swico procuring the transfer to the Company of its inventory of Hugo Boss watches in saleable condition and related display material and spare parts for such watches, the aggregate fair market value of which is £372,000, and the balance of the subscription price of £20,000 shall be paid by Swico in cash so that the shareholding of Swico shall represent 49% of the total Shares to be in issue.  The Memorandum and Articles of Association of the Company are attached hereto as Annex A.

3.	BUSINESS OF THE COMPANY AND INITIAL OPERATIONS

3.1
Principal Business.  The business of the Company shall be to sell, market and distribute in the United Kingdom certain watch brands pursuant to the Distribution Agreements (as defined below) (the "Business") in accordance with the Business Plan (as defined in Clause 8.1 below) and to engage in such other businesses or activities or make such other investments as may be approved by the Shareholders from time to time in accordance with this Agreement.

3.2
Distribution Agreements.  MGI shall, or shall cause its appropriate Affiliate to, enter into exclusive distribution agreements, substantially in the form attached hereto as Annex B, except as the parties may otherwise agree (the “Distribution Agreements”), with the Company, and the Company will enter into the Distribution Agreements, pursuant to which MGI or its appropriate Affiliate shall grant to the Company the exclusive right to distribute HUGO BOSS, TOMMY HILFIGER, LACOSTE and JUICY COUTURE watches in the United Kingdom. Swico and MGI agree that, upon the effective date of the Distribution Agreement relating to the distribution of HUGO BOSS watches, they will take all action or cause their Affiliates, as the case may be, to take all action, to terminate the Swico HB Distributorship.  In addition, subject to Clause 10.2.2, MGI will, or will cause its appropriate Affiliate to, offer to the Company substantially similar watch distribution agreements in the United Kingdom for any other brands which may hereafter be licensed to MGI or any of its Affiliates, subject, in each case, to the terms, conditions and limitations set forth in each licence, and the Company shall enter into, and the Shareholders will take all action to cause the Company to enter into, such distribution agreements. All references in this Agreement to “Distribution Agreements” shall include all such additional distribution agreements as may be entered into from time to time by the Company and MGI or any of its Affiliates. Any failure by MGI or its Affiliates to offer or execute such additional distribution agreements shall be deemed to be a material breach by MGI of this Agreement, and any failure by either Shareholder to take all action to cause the Company to enter into such additional distribution agreements shall be deemed to be a material breach by such Shareholder of this Agreement

3.3
Service Agreement.  Swico shall enter into a service agreement, substantially in the form attached as Annex C, with the Company (the “Service Agreement”), and the Company shall enter into the Service Agreement with Swico pursuant to which Swico shall provide to the Company certain services relating to the day-to-day operations of the Business.

3.4	Employees.

(a)
Swico shall arrange in consultation with MGI the hiring of adequate staff, including sales staff, by the Company. Such staff shall include sales staff derived from employees of Swico currently dedicated to the HUGO BOSS brand. Swico shall assume the costs of transferring the employment of such employees to the Company.

(b)
All employees shall be employed by the Company at market-standard rates of compensation with market-standard benefits. Employees transferred from Swico will benefit from the terms and conditions applicable to their employment on the date of transfer ; provided however that the Company shall in no event assume any liability or obligation (including, without limitation, pension liabilities or other accrued liabilities) owed by Swico to any such employees which arose prior to the date of their transfer. If, notwithstanding the foregoing, the Company shall be deemed to have assumed any such liability or obligation, then Swico will indemnify, defend and hold the Company harmless against and in respect of all such liabilities and obligations.  Swico shall indemnify and hold harmless the Company from and against any losses and expenses arising from any claim by any employee of Swico relating to such transfers or the transactions contemplated hereby, including without limitation any tax liability or any claim by any such employee that such employee’s employment should have been transferred to the Company.

(c)
All agreements with employees (including those relating to compensation, commissions, benefits other agreements) shall be set forth in writing and made available for review by, and, if required pursuant to Clause 4.3.1, the approval of, the Chairman (as defined below).

3.5
Insurance.  Swico shall cause the Company to be covered by Swico’s group umbrella insurance policies as part of the services provided pursuant to the Services Agreement, with the exception of marine insurance for goods in transit which coverage shall be provided by MGI as part of its umbrella coverage for Affiliates .  The Company shall reimburse to MGI MGI’s incremental costs incurred relating to such insurance coverage promptly upon receipt from MGI of an invoice therefor.

3.6
Systems.  At any time after the combined sales of the Company for any fiscal year exceed £10 million, upon the request of MGI, the Company shall implement and the Shareholders shall take all action to cause the Company to implement, and Swico shall (in connection with the services provided by it under the Service Agreement) implement, MGI’s information technology systems for accounting/financial reporting.

4.	CORPORATE GOVERNANCE AND MANAGEMENT

4.1
General.  The Shareholders shall use their respective voting powers at general meetings of the Company (each a "Shareholders Meeting"), and shall take all other actions necessary, including action that may be taken through its shareholding in the Company, to give effect to all of the provisions of this Agreement, the Distribution Agreements and the Service Agreement.  In the event of any conflict between the terms of this Agreement, on the one hand, and the terms of the governing documents of the Company on the other hand, the terms of this Agreement shall prevail.

4.2	Managing Director.

4.2.1
Appointment.  The Company shall be managed by a Managing Director. The Shareholders expect that Swico, based on its knowledge of the watch market in the United Kingdom, will furnish a recommendation for Managing Director to the Company for consideration. The Shareholders shall cause the Company to appoint as Managing Director the person recommended by Swico, following the prior approval of MGI, which shall not be withheld without good reason.  For the purposes of the preceding sentence, “good reason” shall include, without limitation, failure of the candidate to have satisfactory relations with retailers and failure of the candidate to have achieved satisfactory financial results (as compared to forecasted results) .  The Shareholders will cause the Company to remove the Managing Director upon request by Swico for any or no reason, or upon request by MGI, for good cause.  For the purposes of the preceding sentence, “good cause” shall include, without limitation, the failure of the Managing Director to properly manage the day-to-day activities of the Company, including without limitation the failure of the Managing Director to comply with the requirements set forth in Clause 4.2.3(b) below. The Managing Director shall devote all of his or her professional time to the business and operations of the Company; provided that if Mr. Keith Sheppard becomes the Managing Director, he shall devote such of his professional time to the business and operations of the Company as reasonably necessary.

4.2.2
Remuneration.  The remuneration of the Managing Director shall be determined and paid by the Company, subject to approval by the Chairman.  The Managing Director shall not have a separate employment contract, except as required by law and in no event shall the Managing Director be entitled to any severance payment of any kind whatsoever in the event of the termination of his employment by or resignation from the Company.

4.2.3	Duties and Powers of the Managing Director.

(a)
Subject to the rights of the Chairman, the Board or of the Shareholders to approve certain specific decisions and actions as set forth in Clauses 4.3.1, 4.3.2, 4.4.5 or 4.5.1 or as provided by applicable law, the Managing Director shall conduct the day-to-day activities of the Company.

(b)	The Managing Director shall:

(i)	promote the development of the Business;

(ii)	ensure the continuity of the sales team management;

(iii)	promote the continuity and development of customer relationships;

(iv)	liaise with Swico to ensure the continuity of the Swico personnel providing services to the Company pursuant to the Service Agreement;

(v)
prepare for review and approval by the Chairman a draft annual strategic plan, business plan and budget consistent with the Business Plan, and implement the approved annual strategic plan, business plan and budget;

(vi)
communicate regularly with the Chairman regarding the operations of the Company including meeting not less than quarterly with the Advisory Committee to discuss and review any material financial, commercial or strategic developments or issues, including, without limitation, any action taken by the Managing Director under Clause 4.2.3(c);

(vii)
cause the Company to adhere to the MGI group ethics and control policies as communicated by MGI from time to time and to comply with all procedures relating to MGI internal control over financial reporting;

(viii)	manage the employees of the Company; and

(xi)	comply with the requirements of this Agreement.

(c)	Without limiting the provisions of sub-clause (a) above, the Managing Director may take the following actions without the prior approval of the Chairman or of the Board:

(i)	hire or terminate the employment of personnel having annual compensation of less than £50,000;

(ii)
grant individual salary increases up to 10% higher than the increase based on the general cost of living index, or equivalent index in the United Kingdom, so long as total salary increases for such annual period do not exceed the budgeted salary increases;

(iii)
negotiate and execute on behalf of the Company any commercial agreements in the ordinary course of business, consistent with past practice, if any, involving annual expenditures not to exceed the applicable budgeted amount for such expense category, or, absent a specific budgeted amount, the amount set forth in the Business Plan, or, absent any specific amount in the Business Plan, £50,000; and

(iv)
make payments from and deposits into the bank accounts of the Company in the ordinary course of business, consistent with past practice, if any, and to the extent not otherwise inconsistent with any other provision of this Agreement.

4.3	Chairman.

4.3.1
Duties and Powers. The Chairman, who shall be appointed in accordance with Clause 4.4.2, shall have a role in the management of the business of the Company, as provided herein.  Without limiting the foregoing, the prior approval of the Chairman is required for any of the following decisions and actions to be taken, it being understood that the failure of the Managing Director to obtain the prior approval of the Chairman, or, failing approval by the Chairman, the approval of the Board,  with respect to any of the following shall be deemed to be a material breach by Swico of this Agreement referred to under Clause 15.2 of this Agreement; provided, that, in the event any annual budget has not been duly approved on or before December 31st of any year, then the Business Plan (during the first 5 years of this Agreement) or the budget of the previous year (after the fifth year of this Agreement) shall continue to apply on a temporary basis pending such approval:

(a)
hiring or termination of the employment of personnel with annual compensation in excess of £50,000 or of any Person who is a Relative of any Board member appointed by Swico or of the Managing Director;

(b)	any action or decision that would represent a deviation of more than 5% with respect to any individual budget or Business Plan line item;

(c)	acquisition of fixed assets exceeding £50,000 individually or in the aggregate during any year, except to the extent specifically provided in the approved budget;

(d)	any material change to the marketing, sales or technology policies established by the Board;

(e)	incurrence of any liability in excess of £15,000 individually or collectively in any month, except to the extent specifically provided in the approved budget;

(f)	initiation or settlement of any litigation or claim exceeding £35,000;

(g)	entering into any contract not in the ordinary course of the business of the Company;

(h)	entering into any commercial agreements involving an annual amount exceeding £50,000, except to the extent specifically provided in the approved budget;

(i)	any decision or approval required in connection with the Service Agreement; and

(j)	making payments from the bank accounts of the Company other than in the ordinary course of business, except as otherwise expressly permitted by this Agreement.

4.3.2
With respect to the foregoing decisions and actions, the Managing Director shall notify the Chairman of the Managing Director’s recommendation for such decision or action.  The Chairman shall use reasonable efforts to inform the Managing Director of his decision thereon within five business days after such notification.  In the event the Chairman has not notified its decision to the Managing Director within such five business day period, the Managing Director may consider that the Chairman disagrees with the recommendation of the Managing Director and may submit such proposed decision or action to the Board for decision in accordance with Clause 4.3.3.  If the Chairman repeatedly fails to notify the Managing Director within such five business day period of its decision on any recommendation from the Managing Director, then Swico shall have the right to request that MGI replace the Chairman, which request MGI will consider in good faith.

4.3.3
Disagreement of Managing Director and the Chairman.  Should the Managing Director and the Chairman disagree with respect to any of the decisions or actions set forth in Clause 4.3.1, either the Managing Director or the Chairman may submit such proposed decision or action to the Board for decision in accordance with this Agreement.

4.3.4
Service Agreement.  The Managing Director shall consult the Chairman with respect to all decisions relating to the Service Agreement.  The Chairman shall have the opportunity to be present (including by telephone) or represented at all material discussions or reporting in connection with the Service Agreement, and the Managing Director shall provide the Chairman with copies of all material written communications and summaries of all material oral communications with Swico relating to the Service Agreement.  It is the intention of the Shareholders that the Chairman shall have the right in its sole discretion to make any decision to terminate the Service Agreement on behalf of the Company in accordance with Clause 5(b) thereof.  [Therefore, in the event the Chairman instructs the Managing Director to terminate the Service Agreement, the Managing Director shall so terminate the Service Agreement in accordance with the terms thereof.]  Any failure of the Managing Director to so follow the instructions of the Chairman expressed in compliance with the Service Agreement shall be deemed to be a material breach of this Agreement by Swico.

4.4	Board of Directors.

4.4.1
Number and Composition.  The board of directors of the Company (the “Board”) shall at all times shall be comprised of four members (each, a “Director”), two of whom shall be designated by MGI and two of whom shall be designated by Swico.

4.4.2
Chairman.  The Board shall be presided by a Chairman (the “Chairman”).  He shall be designated (and may be removed at any time) by MGI from among the members of the Board appointed by MGI in accordance with Clause 4.4.1, provided, that MGI shall consult in good faith with Swico prior to so appointing the Chairman.  The Chairman shall not have a second or casting vote at any meeting of the Board or at any committee thereof.

4.4.3	Removal and Replacement of Directors.

Each Shareholder shall be entitled to remove and replace any Director appointed by it as provided by Clause 4.4.1.. Each such Shareholder shall indemnify the Company and keep the Company fully indemnified against any loss or damage or liability (including without limitation all reasonable legal costs and expenses incurred) suffered by the Company resulting from the removal or substitution of any representative Director, or arising from any negligent act or omission of such representative Director.

4.4.4	Board Meetings.

(a)	Meetings of the Board shall take place at least once every six-month period.

(b)
A meeting of the Board may be called by the Chairman or by any Director by giving notice in writing to the Company and the other Directors specifying the date, time and agenda for such meeting.   Not less than seven (7) days' notice shall be given to all Directors; provided, however, that such notice period (i) shall not apply in the case of an adjourned meeting and (ii) may be reduced with the written consent of all of the Directors.

(c)
All meetings of the Board shall require the presence in person, of both Directors appointed by MGI and both Directors appointed by Swico.  Any Director may, by written notice to all Directors transmitted by mail, electronic mail or facsimile, appoint his fellow representative Director as his alternate to attend and vote for such Director at any Board meeting and in which case such Director shall have two votes.

(d)
The adoption of any resolution of the Board shall require the unanimous approval of all Directors present or represented at a duly constituted meeting of the Board.  In the event the required affirmative vote is not obtained as to any proposed resolution, then the proposed resolution will not be adopted and, if it would have resulted in a modification of the Business Plan or this Agreement, the modification will not be adopted.  The Board shall not at any meeting adopt any resolution covering any matter that is not specified on the agenda for such meeting unless all Directors are present at such meeting.

(e)
Meetings of the Board, subject to applicable law, may be conducted via telephone or videoconference, with such participation constituting presence for purposes of the quorum requirement.  Meetings of the Board shall take place in England.

(f)	The costs of attendance of Directors at meetings of the Board shall, to the extent permitted by law, be borne by the Company.

(g)	Any action that may be taken by the Directors at a meeting of any Board may be taken by a written resolution signed by all of the Directors in lieu of a meeting.

4.4.5
Authority of Board.  The Board shall make all major decisions of the Company and all decisions outside the day- to-day business of the Company, except for (i) those decisions and actions that may be taken without such prior approval by the Managing Director alone or with the approval of the Chairman, in accordance with Clauses 4.2.3(c) or 4.3.1 and (ii) those decisions and actions that require the approval of the Shareholders in accordance with Clause 4.5.2.  In addition, the Board shall decide on any matter submitted to it by the Managing Director or the Chairman in case of disagreement between the Managing Director and the Chairman. Without limiting the foregoing, the following decisions and actions shall require the prior approval of the Board:

(a)	any acquisition or disposition of assets exceeding £15,000 individually or in any calendar month, other than as specifically approved by the Chairman or provided in the approved budget;

(b)	entry into any lease or sublease arrangement of real property;

(c)	any change to the agreed dividend policy set forth in Clause 10.1;

(d)	incurrence of indebtedness for borrowed money;

(e)	acquisition of the equity of another Person;

(f)	any participation in any joint venture or partnership; and

(g)
any material modification to the Business Plan (other than merely adopting annual budgets), including, without limitation, any such modification that results in: (i) a decrease in profitability by more than two percent (2.0%); (ii) an increase of expenses by more than five percent (5.0%) of the budgeted amount for such category of expenses; or (iii) an increase in working capital of more than five percent (5.0%);

(h)	approval of the annual budget and strategic plans and business plans proposed by the Managing Director and approved by the Chairman.

4.5	Shareholder Meetings and Approval.

4.5.1
Meetings of the Shareholders.  Shareholder meetings shall be promptly convened by the Chairman upon delivery to the Chairman of a written request therefor by any two Directors.  Shareholder Meetings may otherwise be convened as permitted or required by law.

4.5.2	Shareholder Approval. The following actions and decisions relating shall require the approval of the Shareholders by a vote of at least 75% of all voting rights:

(a)	increase, amortization or reduction of capital;

(b)	merger, spin-off, consolidation or transfer of any portion of the business or assets of any Company;

(c)	nomination of the statutory auditor;

(d)	approval of the annual accounts and affectation of the profit;

(e)	approval of agreements with any Related Party;

(f)	transformation of the corporate form of the Company;

(g)	dissolution, liquidation or reorganization or restructuring of the Company; and

(h)	all other matters for which shareholder approval is required in accordance with applicable law.

5.	REPORTING AND INFORMATION RIGHTS

5.1
Information Rights.  Each Shareholder and its authorized representatives, the Chairman, and each Director shall have the right, upon reasonable prior notice, during normal business hours to inspect from time to time the books and accounting records of the Company, to make extracts and copies therefrom at its own expense and to have full access to all of the Company's employees, property and assets.  The Managing Director shall ensure that the foregoing rights and access are provided.

5.2
Books and Records.  The Company shall, and in particular the Managing Director shall cause the Company to, maintain proper, complete and accurate books of account in accordance with generally accepted accounting principles as applied by MGI and its Affiliates.  The Company shall have its accounts audited annually in accordance with such standards by a reputable firm of international accountants appointed by the Shareholders.  The Shareholders agree to take all action to cause the Company to appoint as statutory auditor the firm designated by MGI, with the initial firm serving as auditor to be PricewaterhouseCoopers.

5.3
Reports.  The Company shall have or shall arrange to have furnished to it under the Service Agreement, or otherwise, sufficient accounting, technological and administrative personnel and infrastructure to satisfy the normal reporting requirements of the MGI group, as communicated by MGI to the Board and to the Managing Director from time to time, as well as the requirements of applicable law.   Without limiting the foregoing, the Company shall, and in particular the Managing Director shall cause the Company to, provide to the Board (i) unaudited financial data for the period just ended within  3 weeks after the end of each fiscal year and within 2 weeks after the end of each quarter (ii) within 2 months after the end of each fiscal year, the annual audited financial statements of the Company for such fiscal years, (iii) within  two weeks after the end of each quarter, quarterly unaudited financial statements of the Company for such quarter, (iv) within 20 days after the end of each month, a management report including without limitation key operating metrics (e.g. sales and return statistics), a comparison of operating results with the relevant operating budget and an  explanation of material differences between actual results and the budgeted amounts, if any and (v) such other reports as the Board may determine.  The failure of the Managing Director to comply with the foregoing reporting requirements within one week after notice of non-delivery of the report shall be deemed to be a material breach of this Agreement by Swico.

5.4
Budgets and Business Plans.  The Managing Director shall prepare proposed annual operating and capital budgets and business plans for the Company, which shall be submitted to the Chairman and to the Board  for approval.

6.	RESTRICTIONS ON TRANSFER OF SHARES

6.1
Limitation on Transfers.  No Shareholder shall sell, give, assign, pledge, encumber, grant a security interest in or otherwise dispose of any Shares (each, a "Transfer"), except as expressly permitted by this Clause 6.  Any attempt to Transfer any Shares in violation of the preceding sentence shall be null and void, and the Company shall not register any such Transfer.

6.2
Transfers.  Notwithstanding any other provision of this Agreement, no Transfer may be made unless (a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement and (b) the Transfer complies in all respects with the other applicable provisions of this Agreement and the governing documents of the Company.  The non-transferring Shareholder shall cooperate with the transferring Shareholder in respect of all transfers permitted hereunder.

6.3
Transfers to Affiliates.  Any Transfer by a Shareholder to an Affiliate thereof (a “Permitted Transferee”) may be made on the condition that the Permitted Transferee shall be bound by and agrees to all of the provisions of this Agreement and; provided, that the transferring Shareholder shall obtain the written consent to such Transfer from the other Shareholder, which shall not be unreasonably withheld.  Any Transfer made in accordance with the previous sentence may be made without compliance with the provisions of Clause 6.4 or 6.5.  If a Permitted Transferee after any such Transfer ceases to be an Affiliate of the transferring Shareholder, such Permitted Transferee shall transfer such Shares back to such transferring Shareholder.

6.4
Prohibited Transfers.  Notwithstanding anything in this Agreement to the contrary, no Transfers, other than Transfers permitted pursuant to Clause 6.3, shall be made prior to July 1, 2012 (the “Lock-up Expiration Date”).

6.5	Transfers to Third Parties.

6.5.1
Transfer Notice.  If a Shareholder (the "Transferring Shareholder") receives a bona fide offer to acquire Shares and the Transferring Shareholder proposes to accept such offer, the Transferring Shareholder shall send written notice (the "Transfer Notice") to the Company and the other Shareholder (the "Offeree"), which notice shall state (i) the name of the Transferring Shareholder, (ii) the name and address of the proposed transferee (the "Transferee"), (iii) the number of Shares to be Transferred (the "Offered Shares"), (iv) the amount and form of the proposed consideration for the Transfer, (v) the other terms and conditions of the proposed Transfer and (vi) confirmation that the Transferee is willing to purchase the Shares held by the Offeree on the same terms and conditions.  In the event that the proposed consideration for the Transfer includes consideration other than cash, the Transfer Notice shall include a calculation of the fair market value of such consideration and an explanation of the basis for such calculation.  The total value of the consideration for the proposed Transfer is referred to herein as the "Offer Price", and the “Offer Price Per Share” shall equal the Offer Price divided by the number of Offered Shares.

6.5.2
Rights of Offeree.  For a period of 30 days after delivery of a Transfer Notice (the "Offer Period"), the Offeree shall have the right by delivering written notice to the Transferring Shareholder to such effect (the “First Refusal Right”) to (i) purchase in aggregate all, but not less than all, of the Offered Shares at a purchase price equal to the Offer Price, (ii) purchase 100% of the Shares held by the Transferring Shareholder and any Permitted Transferees to which the Transferring Shareholder shall have transferred Shares at a price equal to the Buyout Price, (iii) sell all of the Shares owned by it to the Transferee at a price equal to the Offer Price Per Share multiplied by the number of shares held by the Offeree and otherwise pursuant to the terms and conditions set forth in the Transfer Notice (the “Tag Along Right”) or (iv) withhold its consent to the sale by the Transferring Shareholder to the Transferee in its absolute discretion, in which event the Transferring Shareholder shall not consummate such Transfer. The notice delivered by the Offeree to the Transferring Shareholder shall state which of the foregoing alternatives (i-iv) the Offeree has elected.

6.5.3
Sale to Third-Party Purchaser.  Unless the Offeree shall have elected during the Offer Period in accordance with Clause 6.5.1 to exercise its First Refusal Right, its Tag Along Right, to be bought out or to withhold its consent to the sale by the Transferring Shareholder to the Transferee, the Transferring Shareholder may Transfer all of the Offered Shares to the Transferee identified in the Transfer Notice on the terms and conditions set forth in the Transfer Notice; provided, that the Transfer shall be completed within three months after the giving of the Transfer Notice.

7.	SWICO CHANGE OF CONTROL

7.1
Change of Control of Swico.  Swico shall provide to MGI at least forty five (45) days prior notice of any Swico Change of Control.  MGI shall have the right to purchase all of the Shares held by Swico and all Permitted Transferees to which Swico shall have transferred Shares at the Buyout Price, by sending notice to such effect to Swico within thirty (30) days after receipt of such notice.

7.2
Definition of Swico Change of Control.  A “Swico Change of Control” shall be deemed to occur if (i) any competitor of MGI acquires more than 5% of the shares or voting rights of Swico or any Affiliate thereof (or, in the event the shares of Swico become publicly traded on a recognized investment exchange, such competitor acquires more than 10% of the shares or voting rights of Swico or any Affiliate thereof) or (ii) Mr. Keith Sheppard ceases to spend at least 50% of his time in the active day-to-day management of Swico or its Affiliates for any reason other than death or permanent disability.  For the purposes of this Clause 7.2, Fossil, Swatch Group, Callanan International, Egana, Binda, Vestal and Advance, and any of their successors in interest, shall be deemed to be competitors of MGI, and, whether any other Person shall be considered to be a competitor of MGI shall be determined using reasonable judgment after taking into consideration the price, market position and placement at point of sale of the products of such Person.

8.	FINANCIAL PERFORMANCE

8.1
Business Plan.  Attached hereto as Annex D is the agreed business plan for the Company setting out specific financial performance measures annually for the period ending January 31, 2012 and containing the underlying principles and assumptions on the basis of which the Shareholders agree that the Business will be run for the duration of this Agreement (such business plan, as expressly duly modified by the Shareholders in accordance with the terms of this Agreement, the “Business Plan”).

8.2
Poor Financial Performance Year 5.  In the event that, (i) based on the audited consolidated financial statements of the Company for the years ended January 31, 2008 through January 31, 2012, the Company has a cumulative loss or (ii) based on the audited consolidated financial statements of the Company for the years ended January 31, 2011 and January 31, 2012, the Company has failed to attain an average annual return on sales of at least 3%, then either Shareholder may elect by notice to the other Shareholder on or before April 30, 2012 to dissolve the Company, and both Shareholders shall vote in favour of such dissolution at the Shareholder Meeting duly convened for such purpose and shall otherwise co-operate in respect thereof.

8.3
Poor Financial Performance Year 10.  In the event that, based on the audited consolidated financial statements of the Company for the years ended January 31, 2015 to January 31, 2017, the Company has failed to attain an average annual return on sales of at least 5%, then either Shareholder may elect by notice to the other Shareholder on or before April 30, 2017 to dissolve the Company, and both Shareholders shall vote in favour of such dissolution at the Shareholder Meeting duly convened for such purpose and shall otherwise co-operate in respect thereof.

9.	BUY OUT RIGHT

9.1
Buy-Out Right.  MGI shall have the right to purchase the Shares of Swico and all Permitted Transferees to which Swico shall have transferred Shares hereunder on July 1, 2017 and each fifth anniversary thereof (each such date or, if such date is not a business day, the next following business day, a “Buy-Out Date”), by notice to Swico at least eighteen (18) months prior to any Buy-Out Date, at the Buy-Out Price (as defined below).  Upon receipt of such notice, Swico and any such Permitted Transferees shall be required to so transfer their Shares to MGI on the Buy-Out Date.

9.2
Buy-Out Price.  The “Buy-Out Price” shall equal the product of (i) the percentage of total Shares held by the transferring party(ies) and (ii) 5 multiplied by the “Cash Flow Value” (which is hereby defined as the average annual operating cash flow (EBIT) for the three fiscal years prior to the Buy-Out Date based on the audited consolidated financial statements of the Company), plus the net asset value of the Company (on a consolidated basis) on the Buy-Out Date (or minus the net liability value of Company (on a consolidated basis) on the Buy-Out Date, as the case may be).

10.	COVENANTS

10.1
Dividend Policy.  The Parties agree that a dividend equal to 75% of the distributable profits of the Company on a consolidated basis in any year shall be declared as a dividend to the Shareholders on or before the 15th month after the end of such year, to the extent permitted by applicable law; provided, that such policy may be modified or waived pursuant to decision of the Board.

10.2	Non-Competition.

10.2.1
During the term of this Agreement, neither Swico nor its Affiliates shall without the prior consent of MGI, within any country where the Company regularly conducts business and distributes products, directly or indirectly distribute, sell or market any fashion watch brand that is competitive with any licensed brand distributed by or on behalf of MGI or any of its Affiliates in such country. Whether any fashion watch brand is competitive with any of MGI’s or its Affiliates’ licensed brands will be determined where applicable by reference to the applicable licence agreement itself; provided however that brands marketed by or on behalf of any of the following companies or their Affiliates shall be deemed to be competitive with the MGI licensed brands: Fossil, Swatch Group, Callanan International, Egana, Binda, Vestal and Advance.  Whether any other fashion brand shall be considered to be competitive with any MGI licensed brand shall be determined using reasonable judgment after taking into consideration brand message, price, market position, final consumer profile and placement at point of sale.  The Shareholders will consider appropriate exemptions from this provision in the event the Company commences to distribute products in any country other than the United Kingdom, where Swico or any of its Affiliates have pre-existing business.

10.2.2	If Swico breaches any of the provisions of Clause 10.2.1 (the “Non-Compete Covenant”), MGI shall be released from its obligation to appoint the Company as distributor for any new MGI licensed brands.

10.2.3
Swico agrees that the Non-Compete Covenant is reasonable in geographical and temporal scope and in all other respects.  If any court determines that the Non-Compete Covenant, or any part thereof, is invalid or unenforceable, the remainder thereof shall not thereby be affected and shall be given full effect without regard to the invalid portions.

10.2.4
If any court determines that the Non-Compete Covenant is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

10.3
Non-Solicitation.  During the term of this Agreement and until the second anniversary of the valid termination or expiration thereof, neither MGI and its Affiliates, on the one hand, nor Swico and its Affiliates, on the other hand, shall recruit any employee, officer or director of the other for employment or as a consultant.

11.	REPRESENTATIONS AND WARRANTIES

11.1	Each Shareholder represents to the other Shareholder that:

11.1.1
such Shareholder has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby and, if such Shareholder is not a natural Person, such Shareholder is duly incorporated or organized and existing under the laws of the jurisdiction of its incorporation or organization;

11.1.2
the execution and delivery by such Shareholder of this Agreement and the performance by such Shareholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of such Shareholder;

11.1.3
assuming the due authorization, execution and delivery hereof by the other Shareholder, this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally; and

11.1.4
the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby will not (a) violate any provision of the organizational or governance documents of such Shareholder; (b) require such Shareholder to obtain any consent, approval or action of, or make any filing with or give any notice to, any governmental authority in such Shareholder's country of organization or any other Shareholder pursuant to any instrument, contract or other agreement to which such Shareholder is a party or by which such Shareholder is bound, or (c) conflict with or result in any breach of or default under any of the terms and conditions of any instrument, contract or other agreement by which such Shareholder is bound.

12.	FEES AND EXPENSES

12.1	Each Shareholder shall bear its own fees and expenses in connection with the preparation, execution and performance of this Agreement and the other documents contemplated hereby.

13.	CONFIDENTIALITY

13.1
General Obligation.  Each Shareholder undertakes that it shall not reveal, and shall use its reasonable efforts to ensure that its directors, officers, managers, partners, members, employees, legal, financial and professional advisors and bankers (collectively, "Representatives") do not reveal, to any third party any Confidential Information without the prior written consent of the Company or the Shareholder concerned, as the case may be.  The term "Confidential Information" as used in this Agreement means (a) any information concerning the organization, business, technology, finance, transactions or affairs of the Company and each Shareholder or any of their respective directors, officers or employees (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement) and (b) any information or materials prepared by a Shareholder or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

13.2	Exceptions. The provisions of Clause 13.1 shall not apply to:

13.2.1
disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Shareholder or any of its Representatives in violation of this Agreement;

13.2.2	disclosure by a Shareholder to its Representatives;

13.2.3
disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; or

13.2.4
disclosure by any Shareholder of Confidential Information concerning the Company that is reasonably necessary in the ordinary course of business or otherwise in connection with transactions or proposed transactions of the Company.

13.3
Disclosure to Third Parties.  Upon any Shareholder entering into negotiations with any Person with a view to Transferring any Shares to such Person, information in respect of the Company that is reasonably necessary to permit such Person to evaluate the business of the Company may be provided to such Person, provided that such Person has executed a confidentiality agreement in such form as may be reasonably required by the Board; and provided further that if such Person is involved in a business in competition with that of the Company, the Board may prohibit the disclosure of any such Confidential Information as the Board may determine.

14.	PUBLICITY

14.1
Except as required by law or regulations of any stock exchange or by any governmental authority, no publicity release or public announcement concerning the relationship or involvement of the Parties shall be made by any Shareholder without advance approval thereof by the other Shareholder, which approval shall not be unreasonably withheld.

15.	TERMINATION AND BREACH

15.1
Term.  This Agreement shall become effective upon the execution hereof by the Shareholders and the Company and shall continue in effect until the earlier to occur of (a) the date on which the Company goes into liquidation or dissolution, any property or assets of the Company are placed in the hands of a receiver, trust custodian or liquidator or a winding up order in respect of the Company is issued, or (b) the date on which this Agreement is validly terminated in accordance with Clause 15.2 or (c) any date agreed upon in writing by the Shareholders or (e) where all the Shares are held by one Person.

15.2	Breach.

15.2.1
Upon the material breach of this Agreement by any Shareholder, the non-breaching Shareholder may provide to the breaching Shareholder notification of such material breach, setting forth in reasonable detail therein the nature of such material breach.  The breaching Shareholder and the non-breaching Shareholder shall meet to discuss in good faith the material breach and the cure thereof. Following such discussion, formal notification (the “Notification”) may be given by the non-breaching Shareholder to the breaching Shareholder of the breach and requesting that the breaching Shareholder cure the breach.

15.2.2
If the breaching Shareholder shall not have cured such breach within 30 days after delivery of the Notification, the non-breaching Shareholder may, without prejudice to any other legal remedies it may have, within 60 days after expiration of such 30-day period, [(i) elect to terminate this Agreement and the Distribution Agreements], and dissolve and liquidate the Company (and the breaching Shareholder shall take all actions to co-operate in respect of the implementation of such dissolution and liquidation (including voting in favour thereof at the shareholder meeting duly convened for such purpose)) or (ii  elect to purchase the interests held by the breaching Shareholder and any Permitted Transferees thereof in the Company at a price equal to the product of (a) the percentage of total Shares held by the breaching Shareholder (and any Permitted Transferees thereof) and (b) 90% of 5 multiplied by the Cash Flow Value, plus the net asset value of the Company (on a consolidated basis) on the Buy-Out Date (or minus the net liability value of  the Company (on a consolidated basis) on the Buy-Out Date, as the case may be).  Notwithstanding the foregoing, if the Breach occurs during the 5 first years of activity (to January 31, 2012), such price will be equal to the multiple of (a) the percentage of total Shares held by the breaching Shareholder (and any Permitted Transferees thereof) and (b) 5 multiplied by the annual operating cash flow for the last fiscal year prior to the Buy-Out Date based on the audited consolidated financial statements of the Company, plus the net asset value of the Company (on a consolidated basis) on the Buy-Out Date (or minus the net liability value of the Company (on a consolidated basis) on the Buy-Out Date, as the case may be).  Alternatively the non-breaching Shareholder may offer to purchase the Shares held by the breaching Shareholder and any Permitted Transferees thereof in the Company at any other price to be negotiated by the Parties.

15.2.3
A “material breach” for purposes of this Clause 15.2 shall include the breach by a Shareholder of the provisions of this Agreement (including without limitation of the management rules, the decision-making process or the non-compete or non-solicitation undertakings) or a breach of the provisions of the Distribution Agreements or the Service Agreement (with any beach thereof by any Affiliate of MGI being attributed to MGI and any breach thereof by any Affiliate of Swico being attributed to Swico) resulting, in any of the foregoing events in damages to the Company in excess of £35,000.  Any material breach of, or actions inconsistent with, the terms of this Agreement (i) by the Managing Director or any Director designated by Swico shall be attributed to Swico, and (ii) by the Chairman or any Director designated by MGI shall be attributed to MGI.

15.3
Damages.  In no event shall any Shareholder be required to pay indirect or consequential damages in respect of any breach by such Shareholder of any provision of this Agreement, except in the event of fraud.

16.	NOTICES

16.1
Each notice or other communication hereunder shall be in writing and delivered or sent to the relevant Shareholder at its address or fax number set out in Schedule 1 (or such other address or fax number as the addressee may specify to the other Parties).  Any notice or other communication  shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

17.	MISCELLANEOUS

17.1
No Partnership.  The Shareholders expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction's partnership law.  The Shareholders do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of their status as Shareholders.

17.2
Discrepancies.  If there is any discrepancy between any provision of this Agreement and any provision of the governing documents of the Company, the provisions of this Agreement shall prevail, and the Parties shall procure that such governing documents are promptly amended, to the extent permitted by applicable law, in order to conform with this Agreement.

17.3	Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

17.4
Waiver.  No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Shareholder waiving such provision. No failure or delay by a Shareholder in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.  Without limiting the foregoing, no waiver by a Shareholder of any breach by the other Shareholder of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

17.5
Entire Agreement.  This Agreement (together with the agreements attached as Annexes hereto) constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

17.6
Severability.  Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part.  To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

17.7
Assignment; Binding on Transferee.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and Permitted Transferees and transferees under Clause 6.5 from and after the effective date hereof.  Neither Party may transfer its rights and obligations under this Agreement without the prior written consent, which shall not be unreasonably withheld, of the other Party.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Agreement shall be governed by and construed in accordance with the laws of England.

18.2	Disputes.

18.2.1
Any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof, including any claim for injunctive relief, shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "Rules") as are in force at the time of any such arbitration.  For the purpose of such arbitration, there shall be three arbitrators appointed in accordance with the Rules.  The place of arbitration shall be in London.  All arbitration proceedings shall be conducted in the English language.   Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

18.2.2	Each Shareholder shall co-operate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

18.2.3
The costs and expenses of the arbitration, including, without limitation, the fees of the arbitrators shall be borne equally by each party to the dispute or claim, and each party shall pay its own fees, disbursements and other charges of its counsel.

18.2.4
Any award made by the arbitrators shall be final and binding on each of the Parties that were parties to the dispute.  The Shareholders expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the arbitrators or to seek specific performance in another forum so that there shall be no appeal to any court of law for the award of the arbitrators, and a Shareholder shall not challenge or resist the enforcement action taken by any other the other Shareholder in whose favour an award of the Arbitration Panel was given.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

SWICO LIMITED                                                                           MOVADO GROUP, INC.

By: /s/ Keith R. Sheppard                                                                                            By: /s/ Timothy F. Michno

Name: K.R. Sheppard                                                                                     Name: T.F. Michno

Title: C.E.O.                                                                           Title: General Counsel

MGS DISTRIBUTION LIMITED

By: /s/ Keith R. Sheppard

Name: K.R. Sheppard

Title: Managing Director

C:\Documents and Settings\Debra\My DocumentsSmithsons\MGI-Swico JV Agmt (draft 220207).doc

Schedule 1

SHAREHOLDERS

A.	Movado Group, Inc.
Principle Office: 650 From Road, Paramus, NJ 07652
Address for notification: same, to the attention of Jon Step, with a copy to:General Counsel, Movado Group, Inc., 650 From Road, Paramus, NJ 07652, U.S.A.

B.           SWICO LIMITED
Registered Office: Meadway House, Meadway, Haslemere, Surrey GU27 1NN England
Address for Notification: same as Registered Office , to theattention of Keith Sheppard

SERVICE AGREEMENT

BETWEEN

SWICO LIMITED

MOVADO GROUP, INC

and

MGS DISTRIBUTION LIMITED

——————————————————

Dated as of May 11, 2007

——————————————————

SERVICE AGREEMENT

SERVICE AGREEMENT, dated as of May 11, 2007 (this “Agreement”), between SWICO LIMITED a corporation incorporated under the laws of England, having its registered office at Meadway, Haslemere, Surrey GU27 1NN, England, registered number 469666  (“Swico”), MOVADO GROUP, INC., a corporation incorporated under the laws of New York, having its principle office at 650 From Road, Paramus, NJ 07652 (“MGI”) and  MGS DISTRIBUTION LIMITED,  a corporation incorporated under the laws of England, having its registered office at  c/o Swico, Meadway, Haslemere, Surrey GU27 1NN, England,   registered number  6183896 (“Company”).

W I T N E S S E T H:

WHEREAS, Swico has entered into a Joint Venture Agreement, dated as of May 11, 2007 with the Company and MGI (the “JV Agreement”), pursuant to which Swico and MGI have taken, respectively, a 51% and 49% interest in the Company and have established a joint venture relationship relating to the sale, marketing and distribution of certain watch brands in the United Kingdom; and

WHEREAS, it is contemplated in the JV Agreement that Swico will provide certain services to the Company pursuant to a services agreement to be entered into between Swico and the Company; and

WHEREAS, set forth in this Agreement are the terms and conditions of the services to be provided by Swico to the Company as contemplated by the JV Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

19. SERVICES GENERALLY.

19.1 Services Provided by Swico

.  During the term of this Agreement, Swico shall provide to the Company the services described on Annex “A” hereto and otherwise as set forth in this Agreement (the “Services”), in each case as requested by the Company.

(b)        Exclusivity

.  The Company shall obtain the Services exclusively from Swico during the term of this Agreement.

Section 2.  Logistics Services

(a) Warehouse.  Swico will maintain a warehouse facility and fulfillment center at the address first set forth above or at such other location as may be reasonably acceptable to the Company (the “Facility”) and within such Facility will maintain a secure, contiguous dedicated area in such location as the Company shall reasonably request exclusively for the storage of watches owned, consigned to and/or to be sold by the Company (“Merchandise) sufficient for all the Merchandise on hand at any one time in the Facility to be stored in such area (“Secure Area”).  Swico will employ such measures to ensure that the Secure Area is reasonably secure and that the Merchandise kept therein is reasonably protected from loss and damage.  Such measures shall include (a) keeping the Facility protected by alarms at all times; (b) providing full time (twenty-four (24) hour/seven (7) day) video cameras; (c) utilizing secured rolling cages for shipping and receiving and (d) using other measures as the Company shall reasonably request.  Swico at all times will keep all Merchandise on hand in the Facility in the Secure Area except those individual items in receiving (as provided in section 2(b)) and in shipping (as provided in section 2(c)).

(b) Receiving.  Swico will receive all Merchandise and all related materials, including, without limitation, boxes, warranty cards, operating manuals, advertising material and the like, and all other materials shipped to it, either by MGI, any of its Affiliates or from retailers or other customers (“Accounts”) returning Merchandise directly to the Facility, and, upon receipt of such Merchandise, Swico will verify that the correct quantity, stock keeping unit (“SKU”) and technical reference numbers are received and will visually check each item received for defects, damage or other observable non-conforming variances. In addition to the Merchandise to be received from MGI, its Affiliates and Accounts as described above, Swico acknowledges that as of the date hereof, it is holding certain additional Merchandise of the Company consisting of TOMMY HILFIGER, LACOSTE and HUGO BOSS watches which are part of the Merchandise to be used for the fulfillment of Customer Orders as provided hereunder. Swico shall make appropriate records of and will store all Merchandise so verified and checked in the Secure Area.  All non-conforming Merchandise will be segregated from conforming Merchandise and stored in a separate location within the Secure Area pending disposition in accordance with such instructions as the Company shall advise, and a record will be made thereof by the employee performing the check, identifying each non-conforming item by shipment or bill of lading number, order number, date of receipt, SKU and technical reference number, and such other information as the Company shall require. Swico will send the Company weekly “Discrepancy and Defective Reports” setting out in detail all non-conforming Merchandise and all shortages in shipments received in the prior week.

            (c) Shipping.  Swico will pick, pack and ship all Merchandise ordered by Accounts (“Customer Orders”) in accordance with such procedures and instructions as the Company shall advise from time to time.   All Merchandise shipped to Accounts will be packaged with box, operating manual, warranty card, invoices, packing slips and such other documents, packaging material, if any, as the Company shall instruct; provided that MGI or its Affiliate shall have furnished such material to Swico (except the invoices and packing slips which Swico shall print itself). Swico will ship all Merchandise in fulfillment of Customer Orders by seventy two (72) hours courier delivery, or otherwise as the Company shall instruct, at the Company’s expense, within twenty-four (24) hours after Swico’s receipt of each such order. The Company will obtain insurance coverage for any and all such Merchandise in transit from the Facility to any Account.

            (d) Records   All  bills of lading for all such shipments will be retained by Swico for at least twelve (12) months after which time, unless sooner requested, such documents shall be sent to the Company.

            (e) Information Systems. Swico at all times will maintain an information system with full functionality, and adequate, as reasonably determined by MGI, for the accurate and timely reporting of all information pertaining to the Merchandise, including inventory on hand, Merchandise available to ship, open orders, sales and shipments made and such other information as required by MGI and the Company (“Information System”).  Swico will perform periodic cycle counts of the Merchandise and, once yearly, will conduct a  physical inventory of Merchandise on hand and furnish the Company and MGI with a written report detailing by SKU all such Merchandise and reconciling the inventory of Merchandise on hand with Customer Orders received and all shipments made in fulfillment thereof (respectively), each item of Merchandise so shipped identified by SKU and technical reference number and such other information as MGI or the Company shall require from time to time .  Swico will notify MGI and the Company in advance of any annual physical inventory and each of them shall each have the right to have a representative present during such inventory.

            (f)  Risk of Loss.   Except for any loss or damage not covered by the insurance procured pursuant to Section 2(g) hereof and resulting from Swico’s breach of this Agreement or gross negligence or willful misconduct, the Company shall at all times bear all risk of loss of or damage to the Merchandise in the Facility, and, subject to Section 2(h) hereof, until delivery thereof is made to the appropriate Account in fulfillment of a Customer Order.

                       (g)  Insurance.    Swico shall procure on behalf of the Company and shall maintain in effect at all times adequate insurance coverage for the Merchandise in the Facility against all expected risks, including theft and destruction.  The Company, on behalf of itself and all parties claiming by, through or under it, releases and discharges Swico from all claims and liabilities arising from or caused by any casualty or hazard covered in whole or in part by such insurance on the Merchandise and waives any right of subrogation which might otherwise exist in or accrue to any person on account thereof.

            (h)  Indemnity.  Except as provided in Sections 2(f) or 2(g), Swico shall be liable for, and shall indemnify and hold the Company harmless against, any loss or damage arising out of any act or omission on the part of Swico or its officers, employees, agents, contractors and representatives in respect of or relating to any of the Merchandise.

            (i)  Physical Inventory.  Each of MGI and the Company in its sole discretion, at its sole expense and upon reasonable notice to Swico, reserves the right to conduct, from time to time subsequent to the date hereof, physical inventories of Merchandise held by Swico and to audit Swico's applicable inventory and sales records and all other books and records pertaining to this Agreement.  Swico agrees to fully cooperate and assist in conducting any such inventory and/or audit.  Swico shall have the right to observe and participate in the conduct of the inventory by MGI or the Company.  Swico shall be solely responsible for shrinkage  exceeding 0.20% annually (i.e., difference between book and physical inventory) evidenced by either a physical inventory conducted by Swico or as a result of a physical inventory conducted by MGI or the Company.  Swico shall prepare and submit to the Company, within ten (10) days after the completion of any physical inventory performed by or for Swico, a report reconciling the Company’s outstanding Merchandise to physical inventory on hand (the "Reconciliation Report").  The Reconciliation Report shall list each item of Merchandise by SKU and by technical reference number.  In the event of a discrepancy between the Reconciliation Report prepared by Swico and the results of any inventory conducted by MGI or the Company, the parties hereto shall attempt in good faith to mutually agree on the resolution of such discrepancies failing which resolution within thirty (30) days, the discrepancy will be reconciled by PricewaterhouseCoopers whose determination shall be binding. The costs for such independent accountants shall be borne equally by the parties.

(j)   Title. Title to the Merchandise shall remain and be vested at all times solely in the Company, and Swico will not, and will not permit any other person to, encumber the Merchandise or assert any interest, claim, lien, or right in or in respect of the Merchandise.  Swico hereby waives any security interest it may have or that it may be entitled to assert as a matter of law in the Merchandise, including, without limitation, any warehouseman’s lien.  Swico will not issue any warehouse receipt or any other document or instrument, negotiable or non-negotiable, in respect of any of the Merchandise to any person or entity other than the Company.

SECTION 3. REPORTING AND PLANNING.

(a)           SWICO shall provide to the Company before the 10th day of each month a full written quality report regarding all Services provided by Swico for the preceding month.  Such report shall include relevant details regarding all such Services in order to permit the Company to monitor the quality and volume of the Services provided, including (i) shipment indicators, (ii) repairs indicators, (iii) returns indicators, (iv) bookkeeping indicators and (v) other information as reasonably requested by the Company.

(b)           At least once per Quarter, the Managing Director of Swico and/or the Chairman of Swico, and the Managing Director of the Company and the Chairman of the the Company shall discuss the scope of the Services provided hereunder, the expectations of the Company for the following month with respect to Services anticipated to be required for such following month and generally any issues related to the Services provided hereunder.

Section 4.  Prices and Billing.

Prices for Services

.  The prices for the Services shall be as set forth on Annex B and shall consist of the Base Fee and the Commission (as such terms are defined on Annex B).  Any modification to such prices for any reason whatsoever shall require the approval in writing of the Chairman and the Managing Director of the Company, on the one hand, and Swico, on the other hand.

19.2 Procedure

.  Swico shall submit to the Company on or after the 15th day of each month an invoice in the amount of the monthly Base Fee due for Services rendered hereunder by Swico during the preceding month.  Such invoice shall include all reasonable detail regarding the Services provided and shall be payable by the Company within 30 days after the date of delivery thereof to the Company. In addition, and together with payment of the Base Fee, the Company shall pay Swico the Commission as set forth on Annex B together with a statement of net sales on the basis of which the Commission was calculated.

SECTION 5. TERM AND TERMINATION.

(a)        Term

.  Unless otherwise terminated pursuant to Section 5(b), this Agreement will terminate upon termination of the JV Agreement.  Section 7 shall survive any such termination.

(b)        Early Termination

.  (a)  In the event the Company shall have obtained a good-faith written proposal of a third party to provide all of the Services hereunder for a price equal to 85% (or less) of the actual amounts invoiced for such Services by Swico (based on the average of such actual amounts over the preceding six-month period), the Company may provide notice to Swico (including a copy of such proposal) of the Company’s  intention to terminate this Agreement with respect to all of the Services; provided, that Swico shall have the right to continue to provide the Services upon the terms and conditions set forth in such third-party proposal by notice to such effect to the Company within 60 days following delivery by the Company of its notification to Swico.   Should Swico fail to so accept to provide the Services upon the terms and conditions set forth in such third-party proposal within such time period, the Company may terminate this Agreement by notice to Swico, such termination to be effective on the tenth business day after such notification of termination.

In the event of a material breach by Swico of its obligations hereunder, which shall include without limitation continuing provision of substandard Services, the Company may provide notice of such material breach of Swico.  Such notification shall include reasonable details regarding the nature of the material breach, and Swico and the Chairman and Managing Director of the Company shall meet to discuss the circumstances of such material breach and possibilities for the cure thereof.  If Swico shall not have cured such material breach within 60 days after such notification, the Company may terminate this Agreement by delivery of written notice to Swico, such termination to be effective immediately upon delivery of such notification.

SECTION 6.  FORCE MAJEURE

.  No party shall be responsible for failure or delay in the performance of any Services, nor shall any party be responsible for failure or delay in receiving such Service, if caused by an act of God or public enemy, war, terrorism, government acts or regulations, fire, flood, embargo, quarantine, epidemic, labor stoppages beyond its reasonable control, accident, unusually severe weather or other cause similar to the foregoing beyond their control (herein called “Force Majeure”); provided, that the party affected by Force Majeure shall have exercised all reasonable efforts to avoid or minimize the effects of such event or condition.

SECTION 7.  CONFIDENTIALITY.

(a)  Confidential Information

.  Each party recognizes that in the performance of this Agreement confidential and/or proprietary information belonging to any other party regarding the Services may be disclosed or become known to any other party or its respective affiliates (“Confidential Information”).  Unless otherwise expressed in writing to the other party, information that is exchanged between the parties shall be presumed to be confidential and/or proprietary.  Each party agrees to take, and to cause its affiliates to take, such precautions as such party normally takes with its confidential and/or proprietary information to hold in confidence all confidential and/or proprietary information with respect to the Services that belong to the other party.

(b)  Exceptions

.  This Section 7 shall not apply to:

information which, at the time of disclosure, is in the public domain;

information which, after its disclosure, becomes part of the public domain by publication or otherwise, except in breach of this Agreement;

information which Swico or the Company shall receive from a third party; provided, however, that the third party has the right to disclose the Confidential Information to Swico or the Company, as the case may be; or

information which is required by law, rule or regulation (including the rules of any stock exchange on which such party’s securities are listed) to be disclosed; provided that the disclosing party provides prompt notice of such disclosure (and to the extent practicable, shall provide such notice prior to such disclosure).

SECTION 8.  MISCELLANEOUS.

(a)  Notices

.  All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by overnight courier with receipt, when telefaxed and received, or 5 days after being deposited with the postal service, first-class, registered or certified, return receipt requested, with postage paid and, if to Swico:

Meadway, Haslemere, Surrey GU27 1NN, England

Attention : Keith Sheppard

Facsimile:

if to the Company

c/o Swico at the address above:

Attention: Chairman

Facsimile:

And a copy to MGI by email at: tmichno@movadogroup.com

or to such other address as any such party shall designate by written notice to the other party hereto.

(b)    Standard of Care     Swico shall provide the Services in all material respects using substantially the same diligence and care as it uses in performing similar services in respect of its own businesses.

(c)   Non-Assignability

.  This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consent, shall be null and void. This agreement could be assigned by Swico to any of its Affiliates (as defined in the JV Agreement).

(d)   Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the parties hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(e)   Third Parties

.  This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto (except, where specifically so provided, for affiliates of the parties who are entitled to receive Services) nor create or establish any third party beneficiary hereto.

(f)     Governing Law

.  This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of England.

(g)    Dispute Resolution

.  Any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof, including any claim for injunctive relief, shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "Rules") as are in force at the time of any such arbitration.  For the purpose of such arbitration, there shall be three arbitrators appointed in accordance with the Rules.  The place of arbitration shall be in London.  All arbitration proceedings shall be conducted in the English language.   Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each of Swico and the Company shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement. The costs and expenses of the arbitration, including, without limitation, the fees of the arbitrators, shall be borne equally by each party to the dispute or claim, and each party shall pay its own fees, disbursements and other charges of its counsel. Any award made by the arbitrators shall be final and binding on each of the Parties that were parties to the dispute.  The Parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the arbitrators or to seek specific performance in another forum so that there shall be no appeal to any court of law for the award of the arbitrators, and a Shareholder shall not challenge or resist the enforcement action taken by the other Shareholder in whose favor an award of the Arbitration Board was given.

(h)   Entire Agreement

.  This Agreement and the Joint Venture Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter; provided that in the event any provision of this Agreement and the JV Agreement are in conflict in relation to the matters addressed by this Agreement, the provisions of this Agreement shall prevail.  Any capitalized term used but not defined herein shall have the meaning given such term in the Joint Venture Agreement. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the JV Agreement.

(i)    Severability

.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

                        (j)    Employees   Notwithstanding anything contained in this Agreement, (i) the individuals employed by Swico who provide Services pursuant to this Agreement shall in no respect be considered employees of  the Company for purposes of this Agreement; (ii) Swico shall act as the sole employer of the individuals it employs and shall not delegate any employment functions to the Company; (iii) Swico shall have the sole responsibility for the day-to-day control and supervision of the individuals whom it employs in connection with this Agreement and (iv) Swico retain any and all liability with respect to the actions, activities and conduct of such individuals in full (including any employment-related claims, litigation or other assertions of liability or responsibility).

(k)    Scope of Relationship.  The parties acknowledge and agree that the relationship between them under this Agreement is that of independent contractors and nothing contained in this Agreement or otherwise shall be construed to constitute or create a partnership, agency relationship or joint venture between such parties.  No party has the power or authority to act on behalf of any other party, except as expressly set forth in this Agreement or as authorized in writing by the other party.

(l)    Further Assurances

.  From time to time after the date hereof, as and when requested by a party hereto and at such party’s expense, the other party shall, and shall cause its affiliates to, execute and deliver all documents and instruments and take all other actions as the requesting party may reasonably deem necessary or desirable to evidence or effectuate any of the transactions contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Services Agreement as of the date first written above.

SWICO LIMITED

By:	________________________________

Name:

Title:

MOVADO GROUP,INC.

By:	________________________________

Name:

Title:

MGS DISTRIBUTION LIMITED.

By:________________________________
Name:
Title:

ANNEX A

Finance:

Cost / Profit centers management,
Processing sales and purchase invoices into the accounting system;
Matching of accounting system and bank accounts;
Invoice check and approval follow-up,
Preparing bank disbursements for signature and approval;
Preparation of quarterly management accounts (monthly P&L, quarterly balance-sheet);
Preparation of monthly sales analysis;
Preparation of monthly management reports;
Preparation of Forecasts,
Preparation of Treasury reporting,
Preparation of statutory and US GAAP financial statements
Maintenance of credit control management, processing of customer payments,
Preparation of payroll journals for processing by outsourced payroll bureau;
Accounting closing process;
      Maintaining cashbook records and reconciling to the accounting system and bank accounts;
Reconciliation of accounting records to supporting schedules
Preparation of statutory and US GAAP financial statements

Tax :

Tax declaration with external auditors,
Tax control organization,
Tax reporting,

Insurance :

Arrange for inclusion of the Company under Swico’s umbrella coverage (except for marine insurance for goods in transit)
Check of insurance coverage and premium follow-up,
Management of all insurance claims,
Contact with corporate insurance and medical care,

IS:

Follow-up of outsourced IS maintenance provider for network, PC and printers,
Follow-up of upgrades or purchase for both Soft and Hardware;
      Provide basic service for Helpdesk (include trouble shooting/PC setup);
      Support various inquiries/troubles about core business application;
Maintain the network

Purchase :

Negotiation with suppliers,
Management of general purchases : phones, cars, office supplies, copiers and faxes, logistic costs,
Follow-up of free-lancers contracts,
Savings plan management,

Human Resources:

Administration of outsourced payroll bureau, income taxes and national insurance declaration;
Follow-up and update of HR files, contracts update,
Reporting to authorities regarding HR data,
Trainings management,
Part-time agency management,

Sales Customer Service:

Support for forecasts, and monthly reporting,
Margin analysis,
      Processing sales orders provided by Sub.;
      Taking telephone sales orders from retail customer and seeking approval from Sub;
      Dealing with retail consumer queries regarding product availability and pricing;
      Providing back order information to Sub on request;
      Maintaining product descriptions and pricing as approved by Sub;
Invoicing (post shipment) sales

After-sales Customer Service:

Invoicing retail customers and end consumers for spare parts, after-sales services and repairs;
Customer receivables follow-up,
Support for forecasts, reporting.

Logistics:

      Arrangement of import and export of the goods and POS materials;
      QC work for imported products and returns from the trade based on the QC standard;
      Physical stock taking on quarterly basis;
Storage of goods for resale, i.e. watches, straps and bracelets (incl. branded packaging);
Storage of marketing and promotional materials,
Maintenance of perpetual inventory records for the above;
Shipment of goods & invoices to retail customers in accordance with sales orders;
Shipment of after-sales serviced watches to retail customers and end consumers;
Shipment of after-sales spare parts to retail customers and end consumers;
Shipment of branded displays and visuals to retail customers;
Shipment of branded catalogues and price list to retail customers and end consumers;
Participation to mailing actions,

012200-0075-02839-NY02.2382231.11

-  -

ANNEX B

                                                               Prices for the Services

Swico’s total compensation for the duration of this Agreement for all Services rendered shall consist of an annual base fee, in the amount set forth below (“Base Fee”), and a commission (“Commission”) equal to * by any distributor (other than the Company) appointed as the exclusive distributor of such Products in that country (“Distributor”). For purposes of this Agreement, “Products” means watches sold under any brand (other than TOMMY HILFIGER) which is licensed to MGI or any Affiliate of MGI; provided such watches are also sold by the Company. The term “net sales” means the price for the Products invoiced by the Distributor, net of taxes, freight, duties, insurance and any discounts.

Annual Base Fee (£)

Year 1 :     *

Year 2 :     *

Year 3 :     *

Year 4 :     *

Year 5 :     *

Year 6 :     *

Each year after year 6 the annual Base Fee shall be three percent (3.0%) more than the Base Fee in the immediately preceding year.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

JUICY COUTURE
DISTRIBUTORSHIP AGREEMENT

THIS AGREEMENT is made and entered into as of May 11, 2007 (the “Effective Date”) by and between SWISSAM PRODUCTS LTD. a corporation duly incorporated under the laws of Hong Kong having its principal office at 1406 World Finance Centre, North Tower, Harbour City, Tsimshatsui, Kowloon, Hong Kong (hereinafter referred to as “Supplier”) and MGS DISTRIBUTION LIMITED, a corporation incorporated under the laws of England having its principle office at c/o Swico, Meadway, Surrey GU 27 1NN, England (hereinafter referred to as the “Distributor”).

RECITALS

WHEREAS, Swico Limited (“Swico”), Movado Group, Inc. (“MGI”) and Distributor  have entered into a Joint Venture Agreement, dated  May 11, 2007 (the “JV Agreement”), pursuant to which Swico and MGI have established a joint venture relationship relating to the sale, marketing and distribution of certain watch brands in the United Kingdom.

WHEREAS, this Agreement is one of the Distribution Agreements as defined in the JV Agreement.

                                WHEREAS Supplier is an Affiliate (as defined in the JV Agreement) of MGI and is engaged in the development, design, manufacture, distribution and sale of the Products (as hereinafter defined) and Supplier desires to appoint Distributor and Distributor desires to be appointed, as the exclusive distributor of the Products in the Territory (as hereinafter defined), in accordance with the terms and conditions set forth hereinafter;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.           DEFINITIONS

1.1	In this Agreement, except where the context otherwise requires, the capitalized terms listed below shall have the respective meanings assigned to them as follows:

“Affiliate”	means as to either party, a person or entity which controls, is under common control with, or is controlled by such party.

“Corporate Accounts”
means premium and incentive accounts and other corporate accounts which have been approved in writing by Licensor under the JC License for the purchase of Products solely for the use of the employees of such accounts.

“Products”	means watches manufactured by or for Supplier and bearing one or more of the Trademarks

“Territory”	means the United Kingdom (excluding Travel Retail Accounts).

“Licensor”	means the licensor under the JC License, including any successors and assigns.

“JC”	means Juicy Couture.

“JC License”
means the license agreement between SWISSAM PRODUCTS LIMITED, MOVADO GROUP, INC. and L.C. LICENSING, INC., as the same may be amended from time to time, pursuant to which Supplier has the right to use the Trademarks in connection with the manufacture, marketing, advertising, sale and distribution of the Products.

“JC Stores”	means retail and outlet stores, including flagship stores, owned or operated by Licensor or by any of its Affiliates.

“Trademarks”
means all trademarks licensed to Supplier by Licensor under the JC License and used on or in connection with the Products, including, without limitation, JUICY, JUICY COUTURE or any other product that contains the name JUICY.

“Travel Retail Accounts” means any account whose retail business consists of in-flight duty free retail sales operations.

1.2	Unless otherwise defined herein, each capitalized term used herein shall have the meaning as set forth in the JC License.

2.	APPOINTMENT

2.1
Subject to the terms and conditions contained herein, for the term of this Agreement, Supplier hereby appoints Distributor as the exclusive wholesale distributor for marketing, distribution and sales of the Products in the Territory (with the exception of sales to Corporate Accounts), and Distributor hereby accepts such appointment.  Notwithstanding anything to the contrary contained herein, Supplier may permit Distributor to sell  Products to certain Corporate Accounts located within the Territory on a case by case basis subject to the approval by Licensor as provided in theJC License and as Supplier may, in its sole and absolute discretion designate in writing from time to time.

2.2       Distributor shall purchase all Products directly from Supplier, or from one or more other sources nominated in writing by Supplier, subject to Distributor’s right to purchase Products (a) from other distributors with which Supplier has contracted for the distribution of the Products (“Approved Distributors”) that are located in Switzerland, the European Union, the European Economic Area or any other country with which the European Union has concluded a free trade agreement (in the aggregate, the “European Area”) and (b) from approved retailers that satisfy the conditions set forth in Section 8.2 hereof (“Approved Retailers”) located in the European Area (provided that prior to exercising such right Distributor receives written confirmation from Supplier that each such other distributor is an Approved Distributor and that each such retailer is an Approved Retailer). Such Approved Distributors and Approved Retailers, only, are included within and comprise the JC selective distribution network.

2.3      Distributor shall sell the Products only to Approved Retailers in the Territory and, within the European Area, only within the JC selective distribution network.  Distributor shall refrain, outside the Territory and in relation to the Products, from actively soliciting orders, establishing any branch or maintaining any distribution depots.  In no event will Distributor sell or continue selling Products to any retailer that does not satisfy the conditions in Section 8.2 of this Agreement.

2.4
Distributor shall use reasonable commercial efforts to advertise, promote, market, distribute and sell the Products in the Territory.  Without limiting the generality of the foregoing, Distributor shall at all times maintain adequate stocks of Products to meet demand for the Products in the Territory by those retailers, if any, not being direct shipped by Supplier and Distributor will use reasonable efforts to avoid accumulating excess inventory not in line with its forecasts. Distributor shall maintain an adequate sales force for the effective distribution and sale of the Products in the Territory including at least one (1) full time watch division manager to supervise/manage a dedicated sales manager and sales executive for the Products, experienced in managing a watch distribution business and one (1) full time marketing manager working on the advertising and promotion of the Products.

2.5
During the term of this Agreement Distributor shall not directly or indirectly distribute any other watch brands which, in the determination of Supplier, compete with the Products in the Territory.  No other brand licensed to MGI or any Affiliate of MGI shall be deemed to compete with the Products.

2.6
The parties acknowledge that under the Joint Venture Agreement each of Swico and MGI, as the only shareholders of Distributor, has the right under section 15.2 of the JV Agreement, to dissolve, or to purchase the other’s interest in, Distributor. Accordingly, if either Swico or MGI (the “Non-breaching Party”) elects under the foregoing provision of the JV Agreement to  purchase the other party’s interest in, Distributor and (a) written notice from Swico and MGI confirming such election has been provided to Supplier and Distributor and (b) the Non-breaching Party also notifies Supplier that it wishes this Agreement to be assigned, then effective upon the date specified in such notice from the Non-breaching Party (or, absent the specification of any date, then as soon as reasonably practicable) Supplier shall assign all of Distributor’s right, title and interest in and under this Agreement to such Non-breaching Party or to any Affiliate of such Non-Breaching Party as specified in such notice. Distributor hereby grants Supplier a power of attorney for purposes of Supplier executing and delivering on behalf of Distributor any and all documents or other instruments necessary to effect such assignment.

3.	ORDERING, SHIPMENT AND PRICES

3.1
From time to time Distributor shall submit purchase orders for the Products to Supplier.  All purchase orders shall be subject to acceptance by Supplier, which acceptance may, at Supplier’s option, be evidenced by the issuance of written confirmations or acknowledgments. Supplier hereby reserves the absolute right to reject the whole or any part of any purchase order for any commercially valid reason, including, without limitation, Distributor’s credit condition or its accumulation of excess or non-current inventory or its failure otherwise to adhere to the terms and conditions of this Agreement, notwithstanding that any such rejection may prevent Distributor from achieving its Minimum Purchase Requirements. Subject to Sections 3.2 and 11.1, all purchase orders shall be irrevocable after acceptance by Supplier; provided, however, that Distributor may reschedule or cancel that portion of any purchase order pertaining to Products which Supplier fails to deliver as confirmed within thirty (30) days after the later of the advised delivery date or shipping date. Distributor will provide Supplier with a four (4) month rolling forecast of its anticipated order volume monthly by SKU, for the four (4) month period.  Supplier will use reasonable efforts to deliver the Products ordered in accordance with the forecast within three (3) months after acceptance of the purchase order by Supplier and to deliver all other Product orders within three (3) to five (5) months after acceptance of the purchase order.  As soon as is reasonably practicable after acceptance of each purchase order, Supplier shall advise Distributor of the shipping dates applicable to such order.  All shipping dates so advised are estimates only and Supplier shall not have any liability for failure to actually ship by such dates or to deliver by Distributor’s requested delivery dates.  Supplier shall notify Distributor in the event of any anticipated delay in shipping dates of thirty (30) days or more. Each order submitted by Distributor will specify a “ship to” address which shall be Distributor’s address or the address for one of Distributor’s customers.

3.2
The purchase prices for all Products purchased by Distributor shall be in Euros and based on Supplier’s suggested retail price in effect in the European Union as of the date of shipment. Such prices shall be calculated based on the discount structure as set forth on Schedule A annexed hereto. Supplier will provide current price lists for the Products to Distributor from time to time and shall have the right to modify such prices at any time; provided, however, that no price increase shall become effective sooner than sixty (60) days after written notice thereof to Distributor.  Supplier will give Distributor prior notice of all such price changes. For all orders shipped before the effective date of any price increase, the applicable price shall be the price in effect on the date of shipment.  With respect to orders for the Products that have been accepted by Supplier but which have not been shipped as of the effective date of a price increase, the applicable price shall be the price in effect on the date of shipment; provided that if the price increase is more than ten percent (10%) of the last applicable price, Distributor shall have the right within ten (10) days from the effective date of the price increase to cancel all or any part of the order for the Products subject to such price increase upon notice to Supplier. All prices are ex-works Supplier’s distribution facility.

3.3                 Unless otherwise agreed in writing by Distributor and Supplier, all Products shall be deemed delivered to Distributor when delivered by Supplier or Supplier’s freight forwarder or distribution center into the possession of a carrier designated by Supplier.  Distributor shall bear all risk of loss, damage or shortage pertaining to the Products after delivery to carrier for shipment to the designated “ship to” address on the corresponding purchase order.  All costs of delivery, including, without limitation, all costs for freight, import licenses, customs duties or other duties or imposts, insurance and special handling shall be paid by Distributor. All payments are to be made in Euros in accordance with Supplier’s standard terms of sale which are incorporated herein by reference (except to the extent inconsistent with any of the express terms contained herein) net ninety (90) days after invoice date.  A discount of two percent (2%) is granted for cash payment in advance.

3.4                 No provisions contained in Distributor’s orders which are different from or additional to the terms and conditions of this Agreement shall be binding on the parties hereto or applicable to the sale of the Products unless signed by a duly authorized representative of each of the parties as provided by Section 13.9 hereof.    Distributor shall have sole responsibility for invoicing its customers and for the collection of all amounts due from them for Product shipped to them either by Distributor or by Supplier in accordance with the “ship to” designation made on the applicable purchase orders. In no event shall non-payment by any such customer or any claim or allegation any customer may have against Distributor constitute grounds for any off set, deduction, claim or defense on the part of Distributor against Supplier or in respect of any obligation due to Supplier and Distributor shall pay Supplier all amounts due to Supplier in accordance with the terms of this Agreement without off set or deduction for any amounts claimed to be due to Distributor by Supplier.

4.	MINIMUM TURNOVER REQUIREMENTS

4.1
Each contract year for the duration of this Agreement, Distributor will make minimum sales of Products in the Territory (“Minimum Turnover Requirement”) equal to at least sixty percent (60%) of the amount of Product sales as budgeted in the Business Plan annexed to the JV Agreement.  Notwithstanding the foregoing there shall be no Minimum Turnover Requirement for the first contract year.

4.2	Sales in excess of the Minimum Turnover Requirement in any contract year shall be neither carried over nor credited toward the Minimum Turnover Requirement of a subsequent contract year.

5.	ADVERTISING AND PROMOTION

5.1
As used herein “advertising” means only the publication in print or broadcast media of advertisements approved by Supplier and “promotion” means all other forms of Product promotion, other than advertising, approved by Supplier including, without limitation, point of sale material, co-op advertising, marketing, public relations, special events and the like.  All advertising and promotions (including, without limitation, the methods, media selection, layouts, venue and timing thereof) shall be subject to the prior written approval of Supplier.  Distributor shall submit all proposed and promotion materials for approval at least four (4) weeks prior to the first anticipated use thereof and shall not engage in any advertising or promotion or use any such materials without Supplier’s prior written approval. Unless otherwise expressly approved in writing by Supplier, Distributor will use only such materials including, without limitation, point of sale material, packaging, advertising and ancillary material furnished by Supplier.

5.2        Distributor shall conduct all advertising and promotion of the Products in the Territory at its own expense, subject to matching a portion of such expenditures by Supplier as hereinafter provided.  At a minimum, Distributor shall expend each contract year for approved advertising and promotion an amount equal to  *  of Distributor’s budgeted sales of Products for such contract year. Distributor’s budgeted sales of Products for the first through the fifth contract years are set forth in Annex D to the JV Agreement and Distributor’s budgeted sales each contract year thereafter shall be as contained in the annual business plan and budget as adopted in accordance with the provisions of the JV Agreement at or before the beginning of each contract year, or, at such time, if any, that the JV Agreement is no longer in effect, then as approved by Distributor in good faith consultation with Supplier, and may be adjusted in the same manner quarterly. So long as Distributor satisfies its advertising and promotion commitment as set forth in this Section 5.2,

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

             then Supplier will match such expenditures each contract year by spending an amount on advertising and/or promotion equal to  *  of the Net Invoiced Cost of Distributor’s Product purchases in such year (“Supplier’s Advertising Amount”). “Net Invoiced Cost” means the invoiced price actually paid by Distributor to Supplier net of all discounts, all costs referred to in Section 3.3 hereof, all credits for returns and all uncollected amounts. There shall be deemed included as part of Supplier’s Advertising Amount each year an amount equal to up to  * of the Net Invoiced Cost of Distributor’s Product purchases in such year that is spent by Supplier in connection with JC’s advertising and promotion campaign (“Image Program”), which final amount shall be determined in accordance with the requirements of the JC License.  Distributor acknowledges that the way the funds allocated to the Image Fund will be spent by Supplier is that Supplier will pay such amount directly to Licensor or its Affiliates under the JC License. Supplier’s obligation hereunder to spend Supplier’s Advertising Amount in any contract year is contingent on Supplier receiving from Distributor within thirty (30) days after the end of each quarter in such contract year, a statement  setting out and showing Distributor’s advertising expenditures and promotion expenditures incurred during such prior quarterly period (supported by invoices and other documents reasonably acceptable to Supplier, substantiating the expenditures for Distributor’s approved advertising and promotion); and provided further that such costs are no less, on a proportionate basis, than the minimum required expenditures set forth in this Section 5.2.  In the event Distributor’s actual Product sales for any contract year (other than the final contract year of this Agreement) exceed the total budged sales for such year on which its advertising and promotion expenditures for the year were based, then Distributor shall spend an amount equal to *  of such excess in the following contract year.

5.3        Distributor will use only such materials for fixturing at the point of sale as are approved by Supplier in writing.

6.	REPORTING
6.1
Quarterly (beginning with the quarter ending July 31, 2007 and from time to time at the reasonable request of Supplier, Distributor shall furnish Supplier with a comprehensive written report in reasonable detail regarding (i) the advertising, promotions, distribution and sales of the Products for the immediately proceeding quarter or such other relevant period as Supplier may reasonably request; (ii) Distributor’s market analysis; and (iii) such other matters as Supplier shall request.

6.2
Distributor will consult with Supplier, as Supplier shall reasonably request for purposes of determining a marketing plan for distribution of the Products in the Territory each year.  Such plan shall be followed by Distributor.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

6.3
Distributor shall promptly notify Supplier of any significant changes in Distributor’s sales forecasts and shall furnish Supplier such information related to sales, sales forecasts, warranty claims and inventories of Products as may be reasonably requested from time to time by Supplier.

7.	SERVICE AND REPAIR

7.1
Distributor shall establish and maintain, at its expense, such number of authorized service facilities for the service and repair of the Products in the Territory (the “Service Center(s)”) as Supplier may reasonably request, it being understood that initially there shall be one (1) such Service Center.  Distributor shall accept all Products for service, returned by any consumer or retailer in the Territory for service whether covered by the applicable consumer warranty (“warranty repairs”) or not covered by said warranty (“out-of-warranty repairs”).  All costs related to out-of-warranty service, including, without limitation, costs of all Products and Product parts used in the performance thereof, shall be borne by Distributor.  Distributor shall purchase such Products and parts from Supplier or from one or more parts distributors designated in writing by Supplier and maintain an adequate stock of Products, parts and materials as necessary to perform such service in a timely manner.

7.2
Within thirty (30) days after the Effective Date, Distributor will furnish Supplier with Distributor’s initial price list for all out of warranty repairs.  Distributor will give Supplier no less than ninety (90) days prior written notice of any change to any such prices. Distributor shall submit to Supplier each month, a statement summarizing all out of warranty repairs performed in the immediately preceding month indicating for each watch repaired the corresponding style number and the work performed.  Distributor will use only those parts (excluding batteries) for out of warranty service on the Products which are supplied directly by or otherwise approved in writing by Supplier as original equipment for the Products.

7.3                 On or before the fifteenth day of each month, Distributor shall send to the Supplier (Attn.:  Service Department) a cumulative statement for all warranty repairs completed by Distributor in the immediately preceding calendar month.  This statement must be accompanied by a copy of each repair receipt complete with:

(a)       Correct watch style
(b)	Dates repair received, completed and returned to customer. and
(c)	Complete description of work performed

7.4
Supplier shall offer a range of parts that it determines appropriate in its sole discretion.  Supplier shall also establish the cost of such parts in its sole discretion.  In no event shall Distributor use any parts for warranty repairs except parts furnished by Supplier.  Supplier shall supply Distributor at no charge with an initial inventory of such parts to be used solely for performing warranty repairs as Supplier determines reasonable and necessary and thereafter with replenishment parts equivalent to up to one percent (1%) of the Net Invoiced Cost of the Products purchased by Distributor in the prior contract year.  This allotment of such parts to be used for warranty repairs must be used in the year provided.  No portion of any such allotment may be carried forward into a subsequent contract year.  All shipping charges, including any duty, or Customs brokerage fees, for parts shall be paid by Supplier.  Supplier shall have the right to furnish such parts to Distributor in the form of finished watches in its sole discretion.

7.5                 Distributor will issue estimates for repair work within five (5) working days after receipt of a Product for repair on ninety percent (90%) of the Products submitted to Distributor for repair.  Working days are defined as all days of the year except Saturdays and Sundays and legal holidays.  Warranty repairs will be completed within fifteen (15) working days after receipt of a Product for repair on ninety percent (90%) of the in-warranty work performed by Distributor, unless detained because of delays in receiving necessary parts from the Supplier.  Out of warranty repairs will be completed within twenty (20) working days after receipt of the customer's written authorization to proceed with repair of a Product on ninety percent (90%) of the out of warranty work performed by Distributor.  On the same day any repairs are completed, the Product repaired or serviced will be returned to the customer via express mail or such other method as Supplier may reasonably request. Increases in the postage or other ground delivery rates may require requisite increases in charges to the customer by the Distributor for shipping.

8.	TRADE PRACTICES

8.1
Distributor shall sell the Products at competitive levels, at wholesale in accordance with generally accepted customs in the trade and shall refrain from using selling methods or practices which shall be harmful to the reputation of the Products, Supplier or the Trademarks.  Distributor’s right to determine the prices of reselling and to employ conditions of trade at its exclusive discretion remains unaffected, provided however that Distributor shall sell the Products to JC Stores at a price which is not greater than eighty percent (80%) of the prevailing wholesale price for the same Products in the Territory.

8.2
Distributor may sell Products only to those specialty shops, department stores and retail outlets (including those that sell directly to the consumer) that satisfy Supplier’s objective criteria for approved retailer status as set forth in Schedule B annexed. The satisfaction of such requirements shall be evidenced by written approval to Distributor from Supplier as provided in this Section 8.2. Upon execution of this Agreement, and prior to the opening of each selling season (and whenever Distributor wishes to sell Products to retail customers not previously approved by Supplier), Distributor must submit a list of such proposed retail customers (not including previously approved retail customers) for Supplier’s written approval.  Supplier has the right to withdraw any such approval on written notice to Distributor, provided, however, that Supplier will not withdraw approval of a retail customer that is then authorized to carry and is carrying JC products, unless Supplier is reasonably dissatisfied with the display, delivery or inventory model of Products of such retail customer.  After such notice, Distributor may not accept additional orders for Products from such retail customer, but may fill any existing order.  Once each quarter, Distributor shall provide Supplier with a list of the  retailers in the Territory that purchased Products in the immediately preceding quarter containing the addresses of their sales outlets, it being understood that such list is of a confidential nature and shall be for the sole use of Supplier and, if requested, Licensor, and shall be kept confidential by Supplier and shall not be disclosed by Supplier to any person whatsoever, other than employees of Supplier and Licensor whose performance of their duties require the disclosure of such list to them.

8.3
Except as expressly permitted by Supplier in writing, Distributor may not (a) sell Products directly to the public in retail stores; (b) use Products as giveaways, prizes or premiums, except for promotional programs which have received the prior written approval of Supplier; or (c) sell Products to any Affiliate of Distributor or any of its directors, officers, employees or any person having an equity participation in or any other affiliation to Distributor, other than to Distributor’s employees or other representatives for their personal use, without the prior written approval of Supplier. Supplier may, at Distributor’s expense, purchase any Products found in the marketplace that Distributor has sold to unapproved customers in violation of this Section 8.3 or Section 2.3. Distributor shall include and enforce the following on all invoices to its retail customers: “Limitations on Sale by Buyer: Seller expressly reserves the right to limit the amount of merchandise delivered to only such quantities as are necessary to meet the reasonably expected demand at Buyer’s store locations. This Merchandise is sold to Buyer for resale to the ultimate consumer and/or within the JC selective distribution network and only and only from such store locations as have been approved in writing by Seller. Buyer shall be expressly prohibited from selling the merchandise purchased hereunder to a retailer or other dealer in like merchandise, or to any party who Buyer knows, or has reason to know, intends to resell the merchandise and is not a member of the JC selective distribution network. The merchandise purchased hereunder may not be sold by Buyer from any store locations which Seller has advised Buyer do not qualify as an acceptable location”.

9.	PROTECTION OF INTERESTS; TRADEMARKS

9.1
Distributor shall protect and at all times seek to promote Supplier’s best interests in the Territory and shall immediately notify Supplier of any fact or situation which may be or may be reasonably presumed to become detrimental to Supplier or to its good will, copyrights, patents, or to the Trademarks or other intellectual property rights of Supplier or Licensor.  Distributor shall have the exclusive right to use the Trademarks in connection with distribution of the Products in the Territory for the term hereof and solely for the limited purpose of and only to the extent necessary for performing its obligations hereunder and for no other purpose.  Distributor agrees that it shall have no rights with respect to the Trademarks in connection with the Products except only as expressly and specifically set forth herein and that its every use shall inure exclusively to the benefit of Licensor and that Distributor shall not, at any time, acquire any rights therein or challenge the validity thereof.  Distributor further agrees at no time to use any of the Trademarks or other intellectual property rights owned by or licensed to Supplier in a manner not authorized by Supplier. Distributor shall not apply to register, nor shall Distributor use or permit the use of, any name, logo, mark or tradedress which is confusingly similar to any of the Trademarks or do any act or thing, or permit any act or thing to be done, which may in any way impair, dilute, reduce the value of the Trademarks or damage the goodwill relating to the Trademarks

9.2
If requested by Supplier, in writing, the Distributor shall assist and cooperate with Supplier, its counsel and agents as so requested, in connection with any matters involving any of Supplier’s intellectual property rights in the Territory including without limitation, in any legal proceedings and any out-of-pocket expenses incurred by the Distributor in connection with litigation in which the Distributor participates at the request of Supplier shall be reimbursable to the Distributor and any recoveries form any such litigation or the settlement thereof shall belong exclusively to Supplier; provided, however, that Supplier shall have the exclusive right (but not the obligation) to take such action against third parties in the respect of the Trademarks and all other intellectual property rights of Supplier.

9.3
In the event that Distributor sells any Products outside the Territory in violation of Section 2.3 hereof, then Supplier may, in addition to all other rights and remedies available to it, repurchase all or any portion of such Products.  Within ten (10) days after receipt of a statement from the Supplier listing all such Products purchased, together with a list of the model numbers, and setting forth Supplier’s out-of-pocket costs incurred in connection with such purchase, Distributor shall reimburse Supplier such out-of-pocket costs.   Distributor acknowledges that such payment is not a penalty but fair compensation to Supplier’s for breach of this Agreement and damage to Supplier goodwill and tradename.

10.	TERM AND TERMINATION

10.1
This Agreement shall take effect upon the Effective Date and shall, unless otherwise earlier terminated as provided herein continue for the duration of the JV Agreement. It shall be automatically terminated upon the termination or expiration of the JV Agreement.

10.2
In the event (a) this Agreement is assigned to Swico, MGI or to an Affiliate of Swico or MGI in accordance with Section 2.6 hereof, or (b) either Swico or MGI purchases all of the other’s interest in Distributor under Section 15.2.2 of the JV Agreement or (c) Swico, its Affiliates or Permitted Transferees (as such term is defined in the JV Agreement) otherwise acquire control of Distributor, then this Agreement shall continue from the date of such assignment, purchase and/or acquisition, as the case may be, until the third anniversary of such date at which time this Agreement shall expire and neither party shall have any further obligation to the other hereunder except as to those obligations which by their express terms survive beyond the expiration or termination of this Agreement. Following any assignment, purchase or acquisition referred to in Section 10.1, this Agreement may be terminated by either party hereto upon prior written notice to the other party:

(i)
in the event such other party shall have breached any of the terms and conditions hereof and, if remediable shall have failed to remedy such breach within sixty  (60) days after the notification of the breach by the non-breaching party; or

(ii)      in the event that such other party becomes  insolvent,  has an insolvency proceeding of any kind  filed  by  or  against  it,  including  bankruptcy  or  reorganization,  liquidates                                                          its  business or is liquidated, has a receiver appointed for its assets, or makes an  assignment for the benefit of its creditors.

10.3
In addition to any other rights of termination provided hereunder, Supplier may terminate this Agreement immediately by notice to Distributor if Distributor (i) fails to satisfy the Minimum Turnover Requirement for any contract year; or (ii) fails to satisfy the minimum advertising expenditures in Section 5.2 in any contract year or (iii) fails to comply with the payment terms in Section 3.3 or (iv) breaches any of the covenants contained in Article 8 or Article 9 hereof; or (v) transfers or attempts to transfer a substantial part of its business to a third party or attempts to assign this Agreement to a third party (or relinquishes control of any previously approved assignee under Section 13.5) or has its business merged or consolidated with a third party without the prior written consent of Supplier.

10.4      Notwithstanding anything to the contrary contained herein, this Agreement will automatically expire and be of no further effect in the event the JC License expires or is terminated for any reason. Upon such expiration or termination, neither party will have any further obligation hereunder to the other except any obligation or liability which accrued prior to the date of such expiration or termination.

11.	EFFECTS OF TERMINATION

11.1	Upon the expiration of this Agreement or its termination by Supplier, Supplier may, at its sole discretion, reject all or part of any outstanding orders received or accepted by Supplier.

11.2	Upon expiration or termination of this Agreement for any reason:

(i)	Any sums due and owing by either party to the other shall become immediately due and payable, and such sums shall be paid forthwith.

(ii)	Supplier may immediately appoint a successor to Distributor in the Territory and announce the change of its distributorship to the public.

(iii)
Distributor shall take a physical inventory of all Products in stock and submit a report of such inventory to Supplier.  Supplier shall have the right to have a representative present to verify such inventory.  Supplier shall be entitled but not obliged to take over any portion of the Products remaining in stock from Distributor at the price in currency originally paid by Distributor to Supplier, plus the cost of shipping and insurance.  Upon notice to Distributor of Supplier’s election to buy back any or all such inventory, Distributor shall cooperate as requested by Supplier for the packing and shipping of such inventory.  Distributor may sell any Products not taken over by Supplier for six (6) months after the termination of this Agreement or such shorter period as notified by Supplier subject to all the provisions hereof, including, without limitation, Article 8.

(iv)
Distributor shall immediately cease all use of the Trademarks; provided, however, that Distributor may continue to use the Trademarks solely in connection with the sale of the Products pursuant to Section 11.2 (iii) above and in such a way as not to impair, dilute, reduce the value of or damage the goodwill relating to the Trademarks.

(v)	Any advertising must be at the discretion of Supplier and must be approved by Supplier.

(vi)
Distributor, at its expense, will return to Supplier all materials belonging to Supplier and all proprietary data or confidential information furnished to Distributor by Supplier during the term hereof.

11.3    The rights of termination granted herein are absolute and each party acknowledges that it has considered and assumed as its own exclusive risk the possibility of making expenditures of money and time in preparing for the performance of this Agreement and possible loss or damage on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases, property improvements or commitments in connection with the good will or business of the parties or otherwise resulting from the proper termination hereof and that it is the express intent and agreement of the parties that neither party properly terminating this Agreement in accordance with the terms hereof (the “Terminating Party”) shall be liable to the other for any claim, cost or damages solely by reason of such termination.  In the event of such termination or expiration of this Agreement in accordance with the terms hereof, the Terminating Party shall have no obligation or liability to pay to the other, and such other party hereby expressly waives, any statutory termination fee, any other right to compensation provided by law arising solely as a consequence of such termination, and consequential damages and lost profits arising solely on account of such termination or expiration.

12.	INDEMNIFICATION

Distributor hereby agrees to indemnify and hold the Supplier, and its Affiliates and/or agents and each of their officers, directors and employees harmless from and against any and all liabilities, damages, costs and expenses (including reasonable attorneys’ fees) which arise out of or in connection with any act or omission related to this Agreement by Distributor, its successors, assigns, parents, subsidiaries, Affiliates, agents, and contractors, or the officers, directors or employees of any of them. Supplier reserves the right, without being required to do so, at its own expense and without waiver of any indemnity hereunder, to defend any claim, action or lawsuit coming within the purview of this Section 12.  This section shall survive the termination or expiration of this Agreement.

13.	GENERAL TERMS AND CONDITIONS

13.1	Supplier reserves the right to designate in writing from time to time any other Affiliate of Supplier to exercise any of the rights or perform any of the obligations of Supplier hereunder

13.2
Neither party shall have the power to represent the other party.  For purposes of this Agreement, Distributor is an independent contractor and neither the agent nor the representative of Supplier or any of its affiliated companies.  Distributor, its employees, contractors and Affiliates shall not act or represent themselves as agents or representatives of, or as having the right, power or authority, express or implied to assume or create any obligation or liability on behalf of Supplier or any of its affiliated companies.

13.3
Neither party hereto shall be liable for any delay or failure in fulfilling the obligations hereunder (except for the payment of money) when such delay or failure is caused by riots, war (declared or not), or hostilities between any nations; acts of God, fire, storm, flood or earthquake; strikes, labor disputes, shortage or delay of carriers, or shortage of raw materials, labor power or other utility services; any governmental restrictions; or any other unforeseeable contingencies beyond the control of the party.

13.4
Any notice to be given pursuant to this Agreement shall be written in English and shall be deemed duly given when sent by reputable overnight international courier including FedEx, UPS or DHL to the respective address first set forth above or by facsimile to the respective facsimile number set forth below confirmed by letter as aforesaid, or to such other address and/or facsimile number as a party hereto may designate by like notice.

To Supplier:
Copy to:

To Distributor:
Copy to:

Supplier’s designated Affiliate under Section 13.1 shall be designated by notice to Distributor, which notice shall include the address and facsimile number of such Affiliate for purposes of giving notice hereunder.  Notice to Supplier’s designated Affiliate shall be made and deemed duly given in the same manner as for notice to Supplier.

13.5
In view of the fact that this Agreement has been entered into because of the confidence that Supplier has in Distributor, it is understood that the terms and conditions hereof shall be performed by Distributor only and that, except as expressly permitted in Section 2.6 hereof, this Agreement may not be assigned, whether by operation of law or otherwise, without the prior written approval of Supplier which Supplier may withhold or grant in its sole and absolute discretion and any such purported assignment by Distributor without such approval by Supplier shall be void and of no effect. Following any such assignment, Distributor shall remain obligated as a guarantor for all the payment obligations of the approved assignee hereunder and any change in control of the approved assignee without the approval of Supplier shall constitute a breach of this Section 13.5 and shall entitle Supplier to terminate this Agreement as provided under Section 10.3

13.6	The captions of this Agreement are inserted solely for ease of reference and are not deemed to form a part of or to modify the terms and conditions of this Agreement.

13.7
This Agreement shall be governed exclusively by the law of Hong Kong without reference to its conflict of laws rules.  Any dispute, controversy or difference which may arise out of, in relation to, or in connection with this Agreement shall be finally settled by arbitration in Hong Kong in accordance with the under the Rules of Arbitration of the International Chamber of Commerce by three (3) Arbitrators appointed in accordance with said rules.  Each party hereto shall be bound by any arbitration award so rendered and any judgment upon such award may be entered as a non-appealable final, foreign judgment in any court having jurisdiction thereon.  The language of the proceedings shall be English.

13.8	When interpreting the terms and conditions of this Agreement, the English language shall be applied exclusively.

13.9
This Agreement, including the terms and conditions incorporated by reference in Section 3.3 hereof, constitutes the entire agreement of the parties with respect to the subject matter hereof and prevails over and supersedes all prior agreements, whether written or oral, relating to the subject matter hereof and may not be altered, waived, modified, or discharged except by an express writing referring to this Agreement signed on behalf of the parties hereto by their duly authorized representatives. In the event of any conflict or inconsistency between this Agreement and the JV Agreement, the latter shall control.

13.10
The failure of either party hereto to enforce at any time any of the provisions or terms of this Agreement, or any rights in respect thereof, or the exercise of or failure to exercise by either party any rights or any of its elections herein provided, shall in no way be considered to be a waiver of such provisions, terms, rights or elections or in any way to affect the validity of this Agreement.

13.11
In connection with this Agreement, the parties may from time to time exchange proprietary data or confidential information.  The parties agree to keep in confidence all such proprietary data or confidential information received in accordance with this Agreement and to use the same only in connection with the performance of this Agreement.  This provision shall survive the termination or expiration of this Agreement.

13.12
Should any provision of this contract held invalid, incomplete or unenforceable, this will not affect the validity of the remaining provisions.  Supplier and Distributor undertake to replace the invalid incomplete or unenforceable provision by provision which comes closest to the commercial goal that the parties intended to achieve on the conclusion of this agreement by the invalid, uncompleted and unenforceable provision. Notwithstanding anything to the contrary contained herein, in the event of any conflict or inconsistency between any term or provision of this Agreement and the JC License, the latter shall control.

13.13
Supplier shall have the right to injunctive relief to enforce the covenants, agreements and obligations of Distributor hereunder in addition to any other relief to which Supplier may be entitled at law or in equity.

13.14	Each order deliverable under this Agreement shall be deemed sold under a separate contract. Non-delivery or default by Supplier as to any order shall not be deemed a breach of the entire
Agreement and shall not relieve Distributor of its obligation to accept and pay for any prior or subsequent delivery, even though such non-delivery or default substantially impairs the value of this Agreement to Distributor.

13.15
Distributor shall comply with all applicable laws, rules and regulations in the Territory, including, without limitation, the provisions of Directive 2002/96/EC, which governs waste electrical and electronic equipment, including all related amendments and all laws, rules and regulations in the Territory related thereto  Distributor shall provide Supplier with evidence of any such compliance upon request.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple duplicates by their authorized representatives as of the day and year first above written.

 MGS DISTRIBUTION LIMITED                                              SWISSAM PRODUCTS LIMTED

By:   ________________________                                                                                                                 By:    ____________________________
Title: _______________________ Title: ___________________________
Name: _______________________ Name: ___________________________

-  -

SCHEDULE A

DISTRIBUTOR DISCOUNT SCHEDULE

Distributor pricing shall be * of Supplier’s recommended Euro retail price (inclusive of VAT); provided, however, that if this Agreement is assigned as provided under Section 2.6, then the pricing to the assignee shall be based on the same discount off of Supplier’s recommended Euro retail price as generally offered by Supplier to its other independent distributors of the Products in the European Union.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

-  -

SCHEDULE B

OBJECTIVE CRITERIA FOR APPROVED RETAILER STATUS

1.	EXTERNAL ELEMENTS

A.	Location/Street

(i)         Animated and attractive environment
(ii)         Centrally located neighborhood
(iii)              Shopping district with fashion and prestige branded shops

B.	Appearance

(i)              Attractive, well-maintained, high-quality façade
(ii)              Clean, visible and prominent shop sign
(iii)              Visible and easily accessed entrance

C.	Shop Windows

(i)              Well lit, clean and made from good quality materials
(ii)              Suitable number and size show windows
(iii)	Windows provide sufficient space to display a representative selection of JC brand products
(iv)	Professionally maintained and attractive window decoration

2.	INTERNAL ELEMENTS

A.	General Outfitting

(i)              Clean and well-maintained walls, floors, ceilings and furnishings
(ii)              Sufficient and sophisticated lighting
(iii)              Equipped with adequate security devices

B.	Presentation Showcases

(i)              Made of high-quality materials with adequate lighting
(ii)              JC products displayed on official brand POS materials
(iii)              Clearly visible and strong brand identification
(iv)	JC products are grouped together and displayed separately from other brands

3.	OTHER PRODUCTS

A.	Premises used solely for the retail sale of quality watches, jewelry, fashion accessories and/or fashion apparel.

B.	products displayed to prevent confusion with any other brands products.

C.
Retailer also sells at least two (2) Swiss watch brands or any three (3) of the following fashion/designer/prestige watch brands:  Emporio Armani, Diesel, DKNY, Kenneth Cole, Versace, Puma, D&G, CK, Sector, Briel, Guess, Lacoste

4.	PRESENTATION/PROMOTION

A.	Visual/Collateral

(i)	Brand visuals properly presented and changed out seasonally or whenever requested by brand

B.	Advertising

(i)	Dealer’s advertising is consistent with the quality requirements of the brand
(ii)	Dealer agrees to conduct co-op advertising on the basis of an agreed and shared budget and media plan

C.	Personnel/Customer Service

(i)	Sales staff with good knowledge of JC brand and products
(ii)	Available for regular training on brand and new products
(iii)	Well dressed, groomed and polite
(iv)	Capacity to advise customer on how to operate products correctly
(v)	Able to carry out simple adjustments (e.g. sizing metal bracelets)

5.	REPORTING

A.	Provides clear and comprehensive information

B.	Provides information on sales and stock situation

C.	Provides monthly sales reports by SKU

D.	Provides immediate information on problems with products

6.	FINANCES

A.	Good payment record

B.	Creditworthy

C.	Sound finances

                                                              TOMMY HILFIGER
                                                   DISTRIBUTORSHIP AGREEMENT

THIS AGREEMENT is made and entered into as of May 11, 2007  (the “Effective Date”) by and between MOVADO WATCH COMPANY, S.A. a corporation duly incorporated under the laws of Switzerland having its principal office at Bettlachstrasse 8, CH-2540, Grenchen, Switzerland (hereinafter referred to as “Supplier”) and MGS DISTRIBUTION LIMITED a corporation incorporated under the laws of England having its principle office at  c/o Swico, Meadway, Haslemere, Surrey GU27 1NN, England (hereinafter referred to as the “Distributor”).

RECITALS

WHEREAS, Swico Limited (“Swico”), Movado Group, Inc. (“MGI”) and Distributor  have entered into a Joint Venture Agreement, dated May 11, 2007 (the “JV Agreement”), pursuant to which Swico and MGI have established a joint venture relationship relating to the sale, marketing and distribution of certain watch brands in the United Kingdom.

WHEREAS, this Agreement is one of the Distribution Agreements as defined in the JV Agreement.

                                WHEREAS Supplier is an Affiliate (as defined in the JV Agreement) of MGI and is engaged in the development, design, manufacture, distribution and sale of the Products (as hereinafter defined) and Supplier desires to appoint Distributor and Distributor desires to be appointed, as the exclusive distributor of the Products in the Territory (as hereinafter defined), in accordance with the terms and conditions set forth hereinafter;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.           DEFINITIONS

1.1	In this Agreement, except where the context otherwise requires, the capitalized terms listed below shall have the respective meanings assigned to them as follows:

“Affiliate”	means as to either party, a person or entity which controls, is under common control with, or is controlled by such party.

“Corporate Accounts”
means premium and incentive accounts and other corporate accounts which have been approved in writing by THLI under the THLI License for the purchase of Products solely for the use of the employees of such accounts.

“Products”	means watches manufactured by or for Supplier and bearing one or more of the Trademarks

“Territory”	means the United Kingdom.

“THLI”	means Tommy Hilfiger Licensing, Inc., a Delaware corporation, including any successors and assigns.

“THLI License”
means the license agreement between Supplier and THLI, as the same may be amended from time to time, pursuant to which Supplier has the right to use the Trademarks in connection with the manufacture, marketing, advertising, sale and distribution of the Products.

“Tommy Hilfiger Stores”	means retail and outlet stores, including flagship stores, owned by or affiliated with THLI that bear the name “Tommy Hilfiger” or “Hilfiger”.

“Trademarks”
means all trademarks licensed to Supplier by THLI under the THLI License and used on or in connection with the Products, including, without limitation, TOMMY, HILFIGER, TOMMY HILFIGER, Flag Design and Crest Design.

“Travel Retail Accounts” means any account whose retail business consists of in-flight duty free retail sales operations.

1.3	Unless otherwise defined herein, each capitalized term used herein shall have the meaning as set forth in the THLI License.

2.	APPOINTMENT

2.2
Subject to the terms and conditions contained herein, for the term of this Agreement, Supplier hereby appoints Distributor as the exclusive wholesale distributor for marketing, distribution and sales of the Products in the Territory (with the exception of sales to Tommy Hilfiger Stores, Corporate Accounts and Travel Retail Accounts), and Distributor hereby accepts such appointment.  Notwithstanding anything to the contrary contained herein, Supplier may permit Distributor to sell to certain Tommy Hilfiger Stores and Corporate Accounts on a case by case basis as Supplier may, in its sole and absolute discretion, designate in writing from time to time.

2.2
Distributor shall purchase all Products directly from Supplier, or from one or more other sources nominated in writing by Supplier, subject to Distributor’s right to purchase Products (a) from other distributors with which Supplier has contracted for the distribution of the Products (“Approved Distributors”) that are located in Switzerland, the European Union, the European Economic Area or any other country with which the European Union has concluded a free trade agreement (in the aggregate, the “European Area”) and (b) from approved retailers that satisfy the conditions set forth in Section 8.2 hereof (“Approved Retailers”) located in the European Area (provided that prior to exercising such right Distributor receives written confirmation from Supplier that each such other distributor is an Approved Distributor and that each such retailer is an Approved Retailer). Such Approved Distributors and Approved Retailers, only, are included within and comprise the Tommy Hilfiger selective distribution network.

2.3      Distributor shall sell the Products only to Approved Retailers in the Territory and, within the European Area, only within the Tommy Hilfiger selective distribution network.  Distributor shall refrain, outside the Territory and in relation to the Products, from actively soliciting orders, establishing any branch or maintaining any distribution depots. In no event will Distributor sell or continue selling Products to any retailer that does not satisfy the conditions in Section 8.2 of this Agreement.

2.4
Distributor shall use its best efforts to advertise, promote, market, distribute and sell the Products in the Territory.  Without limiting the generality of the foregoing, Distributor shall at all times maintain adequate stocks of Products to meet demand for the Products in the Territory by those retailers, if any, not being direct shipped by Supplier and Distributor will use reasonable efforts to avoid accumulating excess inventory not in line with its forecasts.  Distributor shall maintain an adequate sales force for the effective distribution and sale of the Products in the Territory, including at least one (1) full time, dedicated brand manager for the Products, experienced in managing a watch distribution business.

2.7
During the term of this Agreement, Distributor shall not directly or indirectly manufacture or distribute any goods, including other watch brands, which, in the determination of Supplier, compete with the Products in the Territory.  No other brand licensed to MGI or any Affiliate of MGI shall be deemed to compete with the Products.

2.6
The parties acknowledge that under the Joint Venture Agreement each of Swico and MGI, as the only shareholders of Distributor, has the right under section 15.2 of the JV Agreement, to dissolve, or to purchase the other’s interest in, Distributor. Accordingly, if either Swico or MGI (the “Non-breaching Party”) elects under the foregoing provision of the JV Agreement to  purchase the other party’s interest in, Distributor and (a) written notice from Swico and MGI confirming such election has been provided to Supplier and Distributor and (b) the Non-breaching Party also notifies Supplier that it wishes this Agreement to be assigned, then effective upon the date specified in such notice from the Non-breaching Party (or, absent the specification of any date, then as soon as reasonably practicable) Supplier shall assign all of Distributor’s right, title and interest in and under this Agreement to such Non-breaching Party or to any Affiliate of such Non-Breaching Party as specified in such notice. Distributor hereby grants Supplier a power of attorney for purposes of Supplier executing and delivering on behalf of Distributor any and all documents or other instruments necessary to effect such assignment.

3.	ORDERING, SHIPMENT AND PRICES

3.2
From time to time Distributor shall submit purchase orders for the Products to Supplier.  All purchase orders shall be subject to acceptance by Supplier, which acceptance may, at Supplier’s option, be evidenced by the issuance of written confirmations or acknowledgments.  Supplier hereby reserves the absolute right to reject the whole or any part of any purchase order for any commercially valid reason, including, without limitation, Distributor’s credit condition or its accumulation of excess or non-current inventory or its failure otherwise to adhere to the terms and conditions of this Agreement, notwithstanding that any such rejection may prevent Distributor from achieving its Minimum Purchase Requirements.  Subject to Sections 3.2 and  11.1, all purchase orders shall be irrevocable after acceptance by Supplier; provided, however, that Distributor may reschedule or cancel that portion of any purchase order pertaining to Products which Supplier fails to deliver as confirmed within thirty (30) days after the later of the advised delivery date or shipping date..  Distributor will provide Supplier with a four (4) month rolling forecast of its anticipated order volume monthly by SKU, for the four (4) month period.  Supplier will use reasonable efforts to deliver the Products ordered in accordance with the forecast within three (3) months after acceptance of the purchase order by Supplier and to deliver all other Product orders within three (3) to five (5) months after acceptance of the purchase order.  As soon as is reasonably practicable after acceptance of each purchase order, Supplier shall advise Distributor of the shipping dates applicable to such order.  All shipping dates so advised are estimates only and Supplier shall not have any liability for failure to actually ship by such dates or to deliver by Distributor’s requested delivery dates.  Supplier shall notify Distributor in the event of any anticipated delay in shipping dates of thirty (30) days or more. Each order submitted by Distributor will specify a “ship to” address which shall be the address of Distributor’s warehouseman or the address for one of Distributor’s customers

3.3
The prices for all Products purchased by Distributor shall be in Euros and based on Supplier’s recommended Euro retail price in effect in the European Union as of the date of shipment. Such prices are ex-works and shall be calculated based on the discount structure as set forth on Schedule A annexed hereto. Supplier will provide current price lists for the Products to Distributor from time to time and shall have the right to modify such prices at any time; provided, however, that no price increase shall become effective sooner than sixty (60) days after written notice thereof to Distributor.  Supplier will give Distributor prior notice of all such price changes.  For all orders shipped before the effective date of any price increase, the applicable price shall be the price in effect on the date of shipment.  With respect to orders for the Products that have been accepted by Supplier but which have not been shipped as of the effective date of a price increase, the applicable price shall be the price in effect on the date of shipment; provided that if the price increase is more than ten percent (10%) of the last applicable price, Distributor shall have the right within ten (10) days from the effective date of the price increase to cancel all or any part of the order for the Products subject to such price increase upon notice to Supplier. All prices are ex-works Supplier’s distribution facility in Hong Kong.

3.3                 Unless otherwise agreed in writing by Distributor and Supplier, all Products shall be deemed delivered to Distributor when delivered by Supplier or Supplier’s freight forwarder or distribution center into the possession of a carrier designated by Supplier.  Distributor shall bear all risk of loss, damage or shortage pertaining to the Products after delivery to carrier for shipment to the designated “ship to” address on the corresponding purchase order.  All costs of delivery, including, without limitation, all costs for freight, import licenses, customs duties or other duties or imposts, insurance and special handling shall be paid by Distributor.  All payments are to be made in Euros in accordance with Supplier’s standard terms of sale, which are incorporated herein by reference (except to the extent inconsistent with the terms contained herein) net ninety (90) days after the invoice date. A discount of two percent (2%) is granted for cash payment in advance.  .

3.4
No provisions contained in Distributor’s orders which are different from or additional to the terms and conditions of this Agreement shall be binding on the parties hereto or applicable to the sale of the Products unless signed by a duly authorized representative of each of the parties as provided by Section 13.9 hereof.  Distributor shall have sole responsibility for invoicing its customers and for the collection of all amounts due from them for Product shipped to them either by Distributor or by Supplier in accordance with the “ship to” designation made on the applicable purchase orders. In no event shall non-payment by any such customer or any claim or allegation any customer may have against Distributor constitute grounds for any off set, deduction, claim or defense on the part of Distributor against Supplier or in respect of any obligation due to Supplier and Distributor shall pay Supplier all amounts due to Supplier in accordance with the terms of this Agreement without off set or deduction for any amounts claimed to be due to Distributor by Supplier.

5.	MINIMUM TURNOVER REQUIREMENTS
4.1
Each contract year for the duration of this Agreement, Distributor will make minimum sales of Products in the Territory (“Minimum Turnover Requirement”) equal to at least sixty percent (60%) of the amount of Product sales as budgeted in the Business Plan annexed to the JV Agreement. Sales in excess of the Minimum Turnover Requirement in any contract year shall be neither carried over nor credited toward the Minimum Turnover Requirement of a subsequent contract year. Notwithstanding the foregoing there shall be no Minimum Turnover Requirement for the first contract year.

5.	ADVERTISING AND PROMOTION
5.1
As used herein “advertising” means only the publication in print or broadcast media of advertisements approved by Supplier and “promotion” means all other forms of Product promotion, other than advertising, approved by Supplier including, without limitation, point of sale material, co-op advertising, marketing, public relations, special events and the like.  All promotions (including, without limitation, the methods, media selection, layouts and timing thereof) shall be subject to the prior written approval of Supplier.  Distributor shall submit all proposed promotion materials for approval at least four (4) weeks prior to the first anticipated use thereof and shall not engage in any promotion or use any such materials without Supplier’s prior written approval. Unless otherwise expressly approved in writing by Supplier, Distributor will use only such materials including, without limitation, point of sale material, packaging, advertising and ancillary material furnished by Supplier.

5.2
Distributor shall conduct all advertising and promotion of the Products in the Territory at its own expense, subject to matching of a portion of such expenditures by Supplier as hereinafter provided.  At a minimum, Distributor shall expend each contract year for approved advertising and promotion an amount equal to * of Distributor’s budgeted sales of Products for such contract year.  Distributor’s budgeted sales of Products for the first through the fifth contract years are set forth in Annex D to the JV Agreement and Distributor’s budgeted sales each contract year thereafter shall be as contained in the annual business plan and budget as adopted in accordance with the provisions of the JV Agreement at or before the beginning of each contract year, or, at such time, if any, that the JV Agreement is no longer in effect, then as approved by Distributor in good faith consultation with Supplier, and may be adjusted in the same manner quarterly. So long as Distributor satisfies its advertising and promotion commitment as set forth in this Section 5.2, then Supplier will match such expenditures each contract year by an amount equal to * of the Net Invoiced Cost of Distributor’s Product purchases in such year.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT
(“Supplier’s Advertising Amount”). For purposes of this Agreement, “Net Invoiced Cost” means the invoiced price actually paid by Distributor to Supplier net of all discounts, all costs referred to in Section 3.3 hereof, all credits for returns and all uncollected amounts. Supplier’s obligation in respect thereof shall be to spend Supplier’s Advertising Amount on advertising and promotion for the Products in such contract year provided that within thirty (30) days after the end of each quarter in such contract year, Distributor shall submit a statement to Supplier setting out and showing Distributor’s advertising expenditures and promotion expenditures incurred during such prior quarterly period (supported by invoices and other documents reasonably acceptable to Supplier, substantiating the expenditures for Distributor’s approved advertising and promotion); and provided further that such costs are no less, on a proportionate basis, than the minimum required expenditures set forth in this Section 5.2.

5.3
Distributor will use only such materials for fixturing at the point of sale as are approved by Supplier in writing. Distributor will fixture or cause to be re-fixtured at its sole cost and expense each in-store shop or area dedicated to the sale of the Products within sixty (60) days after notice from Supplier to do so, subject to Section 5.2 hereof, which notice may be given by Supplier from time to time as Supplier shall determine in its sole and absolute discretion but not more frequently than once every six (6) months as to any particular in-store shop or retail location unless Supplier is otherwise so required by THLI.

6.	REPORTING

6.1
Quarterly (beginning July 31, 2007) and from time to time at the reasonable request of Supplier, Distributor shall furnish Supplier with a comprehensive written report in reasonable detail regarding (i) the advertising, promotions, distribution and sales of the Products for the immediately proceeding quarter or such other relevant period as Supplier may reasonably request; (ii) Distributor’s market analysis; and (iii) such other matters as Supplier shall request.

6.2
Distributor will consult with Supplier, as Supplier shall reasonably request for purposes of determining a marketing plan for distribution of the Products in the Territory each year.  Such plan shall be followed by Distributor.

6.3
Distributor shall promptly notify Supplier of any significant changes in Distributor’s sales forecasts and shall furnish Supplier such information related to sales, sales forecasts, warranty claims and inventories of Products as may be reasonably requested from time to time by Supplier.

7.	SERVICE AND REPAIR

7.1
Distributor shall establish and maintain, at its expense, such number of authorized service facilities for the service and repair of the Products in the Territory (the “Service Center(s)”) as Supplier may reasonably request, it being understood that initially there shall be one (1) such Service Center.  Distributor shall accept all Products for service, returned by any consumer or retailer in the Territory for service whether covered by the applicable consumer warranty (“warranty repairs”) or not covered by said warranty (“out-of-warranty repairs”).  All costs related to out-of-warranty service, including, without limitation, costs of all Products and Product parts used in the performance thereof, shall be borne by Distributor.  Distributor shall purchase such Products and parts from Supplier or from one or more parts distributors designated in writing by Supplier and maintain an adequate stock of Products, parts and materials as necessary to perform such service in a timely manner.

7.2
Within thirty (30) days after the Effective Date, Distributor will furnish Supplier with Distributor’s initial price list for all out of warranty repairs.  Distributor will give Supplier no less than ninety (90) days prior written notice of any change to any such prices. Distributor shall submit to Supplier each month, a statement summarizing all out of warranty repairs performed in the immediately preceding month indicating for each watch repaired the corresponding style number and the work performed.  Distributor will use only those parts (excluding batteries) for out of warranty service on the Products which are supplied directly by or otherwise approved in writing by Supplier as original equipment for the Products.

7.3                 On or before the fifteenth day of each month, Distributor shall send to the Supplier (Attn.:  Service Department) a cumulative statement for all warranty repairs completed by Distributor in the immediately preceding calendar month.  This statement must be accompanied by a copy of each repair receipt complete with:

(a)       Correct watch style
(b)	Dates repair received, completed and returned to customer.and
(c)	Complete description of work performed

7.4
Supplier shall offer a range of parts that it determines appropriate in its sole discretion.  Supplier shall also establish the cost of such parts in its sole discretion.  In no event shall Distributor use any parts for warranty repairs except parts furnished by Supplier.  Supplier shall supply Distributor at no charge with an initial inventory of such parts to be used solely for performing warranty repairs as Supplier determines to be reasonable and necessary and thereafter with replenishment parts equivalent to up to one percent (1%) of the Net Invoiced Cost of the Products purchased by Distributor in the prior contract year.  This allotment of parts to be used for warranty repairs must be used in the year provided.  No portion of any such allotment may be carried forward into a subsequent contract year.  All shipping charges, including any duty, or Customs brokerage fees, for parts shall be paid by Supplier.  Supplier shall have the right to furnish such parts to Distributor in the form of finished watches in its sole discretion.

7.5                 Distributor will issue estimates for repair work within five (5) working days after receipt of a Product for repair on ninety percent (90%) of the Products submitted to Distributor for repair.  Working days are defined as all days of the year except Saturdays and Sundays and legal holidays.  Warranty repairs will be completed within fifteen (15) working days after receipt of a Product for repair on ninety percent (90%) of the in-warranty work performed by Distributor, unless detained because of delays in receiving necessary parts from the Supplier.  Out of warranty repairs will be completed within twenty (20) working days after receipt of the customer's written authorization to proceed with repair of a Product on ninety percent (90%) of the out of warranty work performed by Distributor.  On the same day any repairs are completed, the Product repaired or serviced will be returned to the customer via express mail or such other method as Supplier may reasonably request. Increases in the postage or other ground delivery rates may require requisite increases in charges to the customer by the Distributor for shipping.

8.	TRADE PRACTICES

8.1
Distributor shall sell the Products at competitive levels, at wholesale in accordance with generally accepted customs in the trade and shall refrain from using selling methods or practices which shall be harmful to the reputation of the Products, Supplier or the Trademarks.  Distributor’s right to determine the prices of reselling and to employ conditions of trade at its exclusive discretion remains unaffected.

8.3
Distributor may sell Products only to those specialty shops, department stores and retail outlets (including those that sell directly to the consumer) that satisfy Supplier’s objective criteria for approved retailer status as set forth in Schedule B annexed hereto, such satisfaction to be evidenced by written approval to Distributor from Supplier as provided in this Section 8.2. Upon execution of this Agreement, and prior to the opening of each selling season (and whenever Distributor wishes to sell Products to retail customers not previously approved by Supplier), Distributor must submit a list of such proposed retail customers (not including previously approved retail customers) for Supplier’s written approval.  Supplier has the right to withdraw any such approval on written notice to Distributor, provided, however, that Supplier will not withdraw approval of a retail customer that is then carrying any products of THLI’s men’s sportswear licensee unless Supplier is reasonably dissatisfied with the display, delivery or inventory model of Products of such retail customer.  After such notice, Distributor may not accept additional orders for Products from such retail customer, but may fill any existing order.  Once each quarter, Distributor shall provide Supplier with a list of the  retailers in the Territory that purchased Products in the immediately preceding quarter containing the addresses of their sales outlets, it being understood that such list is of a confidential nature and shall be for the sole use of Supplier and, if requested, THLI, and shall be kept confidential by Supplier and shall not be disclosed by Supplier to any person whatsoever, other than employees of Supplier and THLI whose performance of their duties require the disclosure of such list to them.

8.3
Except as expressly permitted by Supplier in writing, Distributor may not (a) sell Products directly to the public in retail stores; (b) use Products as giveaways, prizes or premiums, except for promotional programs which have received the prior written approval of Supplier; or (c) sell Products to any Affiliate of Distributor or any of its directors, officers, employees or any person having an equity participation in or any other affiliation to Distributor, other than to Distributor’s employees or other representatives for their personal use, without the prior written approval of Supplier. Supplier may, at Distributor’s expense, purchase any Products found in the marketplace that Distributor has sold to unapproved customers in violation of this Section 8.3 or Section 2.3. Distributor shall include and enforce the following on all invoices to its retail customers: “Limitations on Sale by Buyer: Seller expressly reserves the right to limit the amount of merchandise delivered to only such quantities as are necessary to meet the reasonably expected demand at Buyer’s store locations. This Merchandise is sold to Buyer for resale to the ultimate consumer and/or within the Tommy Hilfiger selective distribution network and only from such store locations as have been approved in writing by Seller. Buyer shall be expressly prohibited from selling the merchandise purchased hereunder to a retailer or other dealer in like merchandise, or  to any party who Buyer knows, or has reason to know, intends to resell the merchandise and is not a member of the Tommy Hilfiger selective distribution network. The merchandise purchased hereunder may not be sold by Buyer from any store locations which Seller has advised Buyer do not qualify as an acceptable location”.

9.	PROTECTION OF INTERESTS; TRADEMARKS

9.3
Distributor shall protect and at all times seek to promote Supplier’s best interests in the Territory and shall immediately notify Supplier of any fact or situation which may be or may be reasonably presumed to become detrimental to Supplier or to its good will, copyrights, patents, or to the Trademarks or other intellectual property rights of Supplier or THLI.  Distributor shall have the exclusive right to use the Trademarks in connection with distribution of the Products in the Territory for the term hereof and solely for the limited purpose of and only to the extent necessary for performing its obligations hereunder and for no other purpose.  Distributor agrees that it shall have no rights with respect to the Trademarks in connection with the Products except only as expressly and specifically set forth herein and that its every use shall inure exclusively to the benefit of THLI and that Distributor shall not, at any time, acquire any rights therein or challenge the validity thereof.  Distributor further agrees at no time to use any of the Trademarks or other intellectual property rights owned by or licensed to Supplier in a manner not authorized by Supplier. Distributor shall not apply to register, nor shall Distributor use or permit the use of, any name, logo, mark or tradedress which is confusingly similar to any of the Trademarks or do any act or thing, or permit any act or thing to be done, which may in any way impair, dilute, reduce the value of the Trademarks or damage the goodwill relating to the Trademarks

9.4
If requested by Supplier, in writing, the Distributor shall assist and cooperate with Supplier, its counsel and agents as so requested, in connection with any matters involving any of Supplier’s intellectual property rights in the Territory including without limitation, in any legal proceedings and any out-of-pocket expenses incurred by the Distributor in connection with litigation in which the Distributor participates at the request of Supplier shall be reimbursable to the Distributor and any recoveries form any such litigation or the settlement thereof shall belong exclusively to Supplier; provided, however, that Supplier shall have the exclusive right (but not the obligation) to take such action against third parties in the respect of the Trademarks and all other intellectual property rights of Supplier.

9.3
In the event that Distributor sells any Products outside the Territory in violation of Section 2.3 hereof, then Supplier may, in addition to all other rights and remedies available to it, repurchase all or any portion of such Products.  Within ten (10) days after receipt of a statement from the Supplier listing all such Products purchased, together with a list of the model numbers, and setting forth Supplier’s out-of-pocket costs incurred in connection with such purchase, Distributor shall reimburse Supplier such out-of-pocket costs.   Distributor acknowledges that such payment is not a penalty but fair compensation to Supplier’s for breach of this Agreement and damage to Supplier goodwill and tradename.

10.	TERM AND TERMINATION

10.3
This Agreement shall take effect upon the Effective Date and shall, unless otherwise earlier terminated as provided herein, continue for the duration of the JV Agreement . It shall be automatically terminated upon the termination or expiration of the JV Agreement.

10.4
In the event (a) this Agreement is assigned to Swico, MGI or to an Affiliate of Swico or MGI in accordance with Section 2.6 hereof, or (b) either Swico or MGI purchases all of the other’s interest in Distributor under Section 15.2.2 of the JV Agreement or (c) Swico, its Affiliates or Permitted Transferees (as such term is defined in the JV Agreement) otherwise acquire control of Distributor, then this Agreement shall continue from the date of such assignment, purchase and/or acquisition, as the case may be, until the third anniversary of such date at which time this Agreement shall expire and neither party shall have any further obligation to the other hereunder except as to those obligations which by their express terms survive beyond the expiration or termination of this Agreement. Following any assignment, purchase or acquisition referred to in Section 10.1, this Agreement may be terminated by either party hereto upon prior written notice to the other party:

(i)
in the event such other party shall have breached any of the terms and conditions hereof and, if remediable shall have failed to remedy such breach within sixty  (60) days after the notification of the breach by the non-breaching party; or

(ii)      in the event that such other party becomes  insolvent,  has an insolvency proceeding of any kind  filed  by  or  against  it,  including  bankruptcy  or  reorganization,  liquidates                                                          its  business or is liquidated, has a receiver appointed for its assets, or makes an  assignment for the benefit of its creditors.

10.4
In addition to any other rights of termination provided hereunder, Supplier may terminate this Agreement immediately by notice to Distributor if Distributor (i) fails to satisfy the Minimum Turnover Requirement for any contract year; or (ii) fails to satisfy the minimum advertising expenditures in Section 5.2 in any contract year or (iii) fails to comply with the payment terms in Section 3.3 or (iv) breaches any of the covenants contained in Article 8 or Article 9 hereof; or (v) transfers or attempts to transfer a substantial part of its business to a third party or attempts to assign this Agreement to a third party (or relinquishes control of any previously approved assignee under Section 13.5) or has its business merged or consolidated with a third party without the prior written consent of Supplier.

10.4      Notwithstanding anything to the contrary contained herein, this Agreement will automatically expire and be of no further effect in the event the THLI License expires or is terminated for any reason. Upon such expiration or termination, neither party will have any further obligation hereunder to the other except any obligation or liability which accrued prior to the date of such expiration or termination.

11.	EFFECTS OF TERMINATION

11.1	Upon the expiration of this Agreement or its termination by Supplier, Supplier may, at its sole discretion, reject all or part of any outstanding orders received or accepted by Supplier.

11.2	Upon expiration or termination of this Agreement for any reason:

(i)	Any sums due and owing by either party to the other shall become immediately due and payable, and such sums shall be paid forthwith.

(ii)	Supplier may immediately appoint a successor to Distributor in the Territory and announce the change of its distributorship to the public.

(iii)
Distributor shall take a physical inventory of all Products in stock and submit a report of such inventory to Supplier.  Supplier shall have the right to have a representative present to verify such inventory.  Supplier shall be entitled but not obliged to take over any portion of the Products remaining in stock from Distributor at the price in currency originally paid by Distributor to Supplier, plus the cost of shipping and insurance.  Upon notice to Distributor of Supplier’s election to buy back any or all such inventory, Distributor shall cooperate as requested by Supplier for the packing and shipping of such inventory.  Distributor may sell any Products not taken over by Supplier for six (6) months after the termination of this Agreement or such shorter period as notified by Supplier subject to all the provisions hereof, including, without limitation, Article 8.

(iv)
Distributor shall immediately cease all use of the Trademarks; provided, however, that Distributor may continue to use the Trademarks solely in connection with the sale of the Products pursuant to Section 11.2(iii) above and in such a way as not to impair, dilute, reduce the value of or damage the goodwill relating to the Trademarks.

(v)	Any advertising must be at the discretion of Supplier and must be approved by Supplier.

(vii)
Distributor, at its expense, will return to Supplier all materials belonging to Supplier and all proprietary data or confidential information furnished to Distributor by Supplier during the term hereof.

11.3      The rights of termination granted herein are absolute and each party acknowledges that it has considered and assumed as its own exclusive risk the possibility of making expenditures of money and time in preparing for the performance of this Agreement and possible loss or damage on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases, property improvements or commitments in connection with the good will or business of the parties or otherwise resulting from the proper termination hereof and that it is the express intent and agreement of the parties that neither party properly terminating this Agreement in accordance with the terms hereof (the “Terminating Party”) shall be liable to the other for any claim, cost or damages solely by reason of such termination.  In the event of such termination or expiration of this Agreement in accordance with the terms hereof, the Terminating Party shall have no obligation or liability to pay to the other, and such other party hereby expressly waives, any statutory termination fee, any other right to compensation provided by law arising solely as a consequence of such termination, and consequential damages and lost profits arising solely on account of such termination or expiration.

13.	INDEMNIFICATION

Distributor hereby agrees to indemnify and hold the Supplier, and its Affiliates and/or agents and each of their officers, directors and employees harmless from and against any and all liabilities, damages, costs and expenses (including reasonable attorneys’ fees) which arise out of or in connection with any act or omission related to this Agreement by Distributor, its successors, assigns, parents, subsidiaries, Affiliates, agents, and contractors, or the officers, directors or employees of any of them. Supplier reserves the right, without being required to do so, at its own expense and without waiver of any indemnity hereunder, to defend any claim, action or lawsuit coming within the purview of this Section 12.  This section shall survive the termination or expiration of this Agreement.

13.	GENERAL TERMS AND CONDITIONS

13.1	Supplier may, from time to time, designate in writing an Affiliate of Supplier to exercise any of the rights or perform any of the obligations of Supplier hereunder.

13.2
Neither party shall have the power to represent the other party.  For purposes of this Agreement, Distributor is an independent contractor and neither the agent nor the representative of Supplier or any of its affiliated companies.  Distributor, its employees, contractors and Affiliates shall not act or represent themselves as agents or representatives of, or as having the right, power or authority, express or implied to assume or create any obligation or liability on behalf of Supplier or any of its affiliated companies.

13.3
Neither party hereto shall be liable for any delay or failure in fulfilling the obligations hereunder (except for the payment of money) when such delay or failure is caused by riots, war (declared or not), or hostilities between any nations; acts of God, fire, storm, flood or earthquake; strikes, labor disputes, shortage or delay of carriers, or shortage of raw materials, labor power or other utility services; any governmental restrictions; or any other unforeseeable contingencies beyond the control of the party.

13.5
Any notice to be given pursuant to this Agreement shall be written in English and shall be deemed duly given when sent by reputable overnight international courier including FedEx, UPS or DHL to the respective address first set forth above or by facsimile to the respective facsimile number set forth below confirmed by letter as aforesaid, or to such other address and/or facsimile number as a party hereto may designate by like notice.

To Supplier:	Fax: + 41 32 329 37 78
Attn: General Manager – Tommy Hilfiger

Copy to:	Fax: + 1 201 267 8050
Attn: Brand Manager – Tommy Hilfiger

To Distributor:	Fax: _________________

Supplier’s designated Affiliate under Section 13.1 shall be designated by notice to Distributor, which notice shall include the address and facsimile number of such Affiliate for purposes of giving notice hereunder.  Notice to Supplier’s designated Affiliate shall be made and deemed duly given in the same manner as for notice to Supplier.

13.6
In view of the fact that this Agreement has been entered into because of the confidence that Supplier has in Distributor, it is understood that the terms and conditions hereof shall be performed by Distributor only and that, except as expressly permitted in Section 2.6 hereof,  this Agreement may not be assigned, whether by operation of law or otherwise, without the prior written approval of Supplier which Supplier may withhold or grant in its sole and absolute discretion and any such purported assignment by Distributor without such approval by Supplier shall be void and of no effect. Following any such assignment, Distributor shall remain obligated as a guarantor for all the payment obligations of the approved assignee hereunder and any change in control of the approved assignee without the approval of Supplier shall constitute a breach of this Section 13.5 and shall entitle Supplier to terminate this Agreement as provided under Section 10.3

13.6	The captions of this Agreement are inserted solely for ease of reference and are not deemed to form a part of or to modify the terms and conditions of this Agreement.

13.7
This Agreement shall be governed exclusively by the law of Switzerland without reference to its conflict of laws rules and to the exclusion of the United Nations Convention on Contracts for the International Sale of Goods.  Any dispute, controversy or difference which may arise out of, in relation to, or in connection with this Agreement shall be finally settled by arbitration in Geneva, Switzerland under the Rules of Arbitration of the International Chamber of Commerce, Paris by three (3) Arbitrators appointed in accordance with said rules.  Each party hereto shall be bound by any arbitration award so rendered and any judgment upon such award may be entered as a non-appealable final, foreign judgment in any court having jurisdiction thereon.  The language of the proceedings shall be English.

13.8	When interpreting the terms and conditions of this Agreement, the English language shall be applied exclusively.

13.10
This Agreement, including the terms and conditions incorporated by reference in Section 3.3 hereof, constitutes the entire agreement of the parties with respect to the subject matter hereof and prevails over and supersedes all prior agreements, whether written or oral, relating to the subject matter hereof and may not be altered, waived, modified, or discharged except by an express writing referring to this Agreement signed on behalf of the parties hereto by their duly authorized representatives. In the event of any conflict or inconsistency between this Agreement and the JV Agreement, the latter shall control.

13.10
The failure of either party hereto to enforce at any time any of the provisions or terms of this Agreement, or any rights in respect thereof, or the exercise of or failure to exercise by either party any rights or any of its elections herein provided, shall in no way be considered to be a waiver of such provisions, terms, rights or elections or in any way to affect the validity of this Agreement.

13.11
In connection with this Agreement, the parties may from time to time exchange proprietary data or confidential information.  The parties agree to keep in confidence all such proprietary data or confidential information received in accordance with this Agreement and to use the same only in connection with the performance of this Agreement.  This provision shall survive the termination or expiration of this Agreement.

13.12
Should any provision of this contract held invalid, incomplete or unenforceable, this will not affect the validity of the remaining provisions.  Supplier and Distributor undertake to replace the invalid incomplete or unenforceable provision by provision which comes closest to the commercial goal that the parties intended to achieve on the conclusion of this agreement by the invalid, uncompleted and unenforceable provision. Notwithstanding anything to the contrary contained herein, in the event of any conflict or inconsistency between any term or provision of this Agreement and the THLI License, the latter shall control.

13.13
Supplier shall have the right to injunctive relief to enforce the covenants, agreements and obligations of Distributor hereunder in addition to any other relief to which Supplier may be entitled at law or in equity.

13.15	Each order deliverable under this Agreement shall be deemed sold under a separate contract. Non-delivery or default by Supplier as to any order shall not be deemed a breach of the entire
Agreement and shall not relieve Distributor of its obligation to accept and pay for any prior or subsequent delivery, even though such non-delivery or default substantially impairs the value of this Agreement to Distributor.

13.15
Distributor shall comply with all applicable laws, rules and regulations in the Territory, including, without limitation, the provisions of Directive 2002/96/EC, which governs waste electrical and electronic equipment, including all related amendments and all laws, rules and regulations in the Territory related thereto. Distributor shall provide Supplier with evidence of any such compliance upon request.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple duplicates by their authorized representatives at Bienne, Switzerland as of the day and year first above written.

 MGS DISTRIBUTION LIMITED                                               MOVADO WATCH COMPANY, S.A.
By:   ________________________                                                                                                                 By:    ____________________________
Title: _______________________ Title: ___________________________
Name: _______________________ Name: ___________________________

SCHEDULE A

DISTRIBUTOR DISCOUNT SCHEDULE

Distributor pricing shall be * of Supplier’s recommended Euro retail price (inclusive of VAT); provided, however, that if this Agreement is assigned as provided under Section 2.6, then the pricing to the assignee shall be based on the same discount off of Supplier’s recommended Euro retail price as generally offered by Supplier to its other independent distributors of the Products in the European Union.

* CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT.

-  -

SCHEDULE B

OBJECTIVE CRITERIA FOR APPROVED RETAILER STATUS

7.	EXTERNAL ELEMENTS

A.	Location/Street

(i)         Animated and attractive environment
(ii)         Centrally located neighborhood
(iii)              Shopping district with fashion and prestige branded shops

B.	Appearance

(i)              Attractive, well-maintained, high-quality façade
(ii)              Clean, visible and prominent shop sign
(iii)              Visible and easily accessed entrance

C.	Shop Windows

(i)              Well lit, clean and made from good quality materials
(ii)              Suitable number and size show windows
(v)	Windows provide sufficient space to display a representative selection of TH brand products
(vi)	Professionally maintained and attractive window decoration

8.	INTERNAL ELEMENTS

A.	General Outfitting

(i)              Clean and well-maintained walls, floors, ceilings and furnishings
(ii)              Sufficient and sophisticated lighting
(iii)              Equipped with adequate security devices

B.	Presentation Showcases

(i)              Made of high-quality materials with adequate lighting
(ii)              TH products displayed on official brand POS materials
(iii)              Clearly visible and strong brand identification
(iv)	TH products are grouped together and displayed separately from other brands

9.	OTHER PRODUCTS

A.	Premises used solely for the retail sale of quality watches, jewelry, fashion accessories and/or fashion apparel.

B.	TH products displayed to prevent confusion with any other brands products.

C.
Retailer also sells at least two (2) Swiss watch brands or any three (3) of the following fashion/designer/prestige watch brands:  Emporio Armani, Diesel, DKNY, Kenneth Cole, Versace, Puma, D&G, CK, Sector, Briel, Guess, Lacoste

10.	PRESENTATION/PROMOTION

A.	Visual/Collateral

(i)	Brand visuals properly presented and changed out seasonally or whenever requested by brand

B.	Advertising

(i)	Dealer’s advertising is consistent with the quality requirements of the brand
(ii)	Dealer agrees to conduct co-op advertising on the basis of an agreed and shared budget and media plan

C.	Personnel/Customer Service

(i)	Sales staff with good knowledge of TH brand and products
(ii)	Available for regular training on brand and new products
(iii)	Well dressed, groomed and polite
(iv)	Capacity to advise customer on how to operate products correctly
(v)	Able to carry out simple adjustments (e.g. sizing metal bracelets)

11.	REPORTING

A.	Provides clear and comprehensive information

B.	Provides information on sales and stock situation

C.	Provides monthly sales reports by sku

D.	Provides immediate information on problems with products

12.	FINANCES

A.	Good payment record

B.	Creditworthy

C.	Sound finances

LACOSTE WATCHES EXCLUSIVE DISTRIBUTION AGREEMENT

Made and entered into as of May 1, 2007 (the “Effective Date”)

By and between:

MGI Luxury Group S.A., a Swiss corporation organized and existing under the laws of Switzerland whose registered office is located at 35 rue de Nidau, CH-2501, Bienne (Switzerland)

hereinafter referred to as the "Master Licensee",

and:

MGS DISTRIBUTION LIMITED an English corporation organized and existing under the laws of England whose registered office and principal place of business is located at c/o Swico, Meadway, Haslemere, Surrey GU27 1NN, England

hereinafter referred to as the "Distributor".

WITNESSETH:

WHEREAS, the Master Licensee entered into a license agreement dated March 27, 2006 (the "Master Agreement") with Lacoste S.A., Sporloisirs S.A., and Lacoste Alligator S.A. (hereinafter together referred to as the "Licensor"); and

WHEREAS, pursuant to the terms of the Master Agreement, the Master Licensee has been granted the exclusive right and license to use the Licensed Trademarks (as hereinafter defined) world-wide in relation with the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of Lacoste Watches (as hereinafter defined); and

WHEREAS, the Master Licensee has also been granted the exclusive right to use the Licensor’s marketing, merchandising, promotion and advertising Know-How (as hereinafter defined) for the distribution and advertising of the Lacoste Watches, in the Territory (as hereinafter defined); and

WHEREAS, the Master Licensee is entitled to sub-license its distribution rights  to distributors, provided that (i) a written distribution agreement is signed with the selected distributor approved by the Licensor which agreement shall include, in addition to the rights and obligations which the Master Licensee wishes to sub-license, all obligations it would otherwise have had to fulfill with respect to the rights sub-licensed to the selected distributor and (ii) a Supplemental Agreement is entered into between the Licensor, the Master Licensee and the said distributor defining the Licensed Trademarks such distributor is authorized to use in the concerned country as well as all its duties and obligations regarding the protection of the said Licensed Trademarks; and

WHEREAS, SWICO LIMIED, an English corporation (“SWICO”), MOVADO GROUP, INC., a New York corporation (“MGI”) and Distributor have entered into a Joint Venture Agreement, dated May 1, 2007 (the “JV Agreement”) pursuant to which SWICO and MGI have established a joint venture relationship relating to the sale, marketing and distribution of certain watch brands in the United Kingdom; and

WHEREAS, this Agreement is one of the Distribution Agreements as defined in the JV Agreement; and

WHEREAS, the Master Licensee is an Affiliate (as defined in the JV Agreement) of MGI and has decided to appoint Distributor as its distributor for the distribution, sale, marketing, merchandising, advertising and promotion of the Lacoste Watches in the Territory upon the terms and conditions hereinafter contained; and

WHEREAS, the Licensor has created and developed over a period of many years a well known and distinctive line of articles of sports and leisure apparel for men, women, and children (hereinafter referred to as the "Lacoste Apparel Products") as well as other lines of products such as toiletries, sunglasses and frames for optical glasses, leisure and sports bags, leathergoods products, shoes, terry towels, bath towels, bath robes, household linen, umbrellas, belts and other products Licensor may develop in the future (hereinafter referred to as the "Other Lacoste Products"), it being specified that Other Lacoste Products do not include either Lacoste Apparel Products or Lacoste Watches; and

WHEREAS, the Licensor has also contributed to the creation and the development of a line of watches and time-keeping devices (the "Lacoste Watches", as such term is hereinafter defined). And whereas the Licensor is actively researching and developing other new products; and

WHEREAS, the Lacoste Apparel Products, the Other Lacoste Products, as well as the Lacoste Watches, which are characterized by an emblem consisting of the pictorial representation of an alligator or a crocodile (the "Crocodile" as such term is hereinafter defined), are renowned and sold world-wide under the trade names of "La Chemise Lacoste", "Chemise Lacoste" or "Lacoste", the word "Lacoste" recalling the name of René Lacoste the famous tennis champion who invented the original shirt, and the Crocodile recalling his nickname on the tennis courts; and

WHEREAS, in order to protect its rights the Licensor has registered numerous trademarks among which the Licensed Trademarks throughout the world and more specifically in the Territory; and

WHEREAS, through the development of the different lines of the Lacoste Apparel Products, Other Lacoste Products and Lacoste Watches, the Licensor has acquired significant "Marketing and Merchandising Know-How" and "Advertising and Promotion Know-How" (as such terms are hereinafter defined); and

WHEREAS, in order to guarantee the authenticity of its creations and to ensure the homogeneity of their distribution at an international level, the Licensor has implemented selective distribution systems wherever and whenever practicable, so as to allow all its licensees and distributors to select and approve their retailers on the basis of objective criteria both with respect to quality and sales techniques; and

WHEREAS, the selective distribution systems implemented by the Licensor in connection with the Lacoste Apparel Products consist of the "Approved Apparel Retailers" Selective Distribution System (as such term is hereinafter defined) and of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System (as such term is hereinafter defined); and

WHEREAS, the selective distribution systems implemented by the Licensor in connection with each of the Other Lacoste Products incorporate, in addition to approved retailers, and for certain categories of Other Lacoste Products, a certain number of shops and special locations in shops dedicated to the sale of such Other Lacoste Products; and

WHEREAS, the selective distribution system implemented by the Licensor in connection with the Lacoste Watches incorporates, Approved Watches Retailers (as such term is hereinafter defined); and

WHEREAS, the Distributor warrants and represents that it operates in the Territory a sales organisation with a network set up to deal with the distribution of the Lacoste Watches; and

WHEREAS, the Distributor is prepared to fulfil all obligations and make the necessary investments in order to carry out such Lacoste Watches Selective Distribution System (as such term is hereinafter defined) policy as specified by the Master Licensee and the Licensor; and

WHEREAS the Distributor thus desires to be granted the right to distribute and sell in the Territory under the Licensed Trademarks, the Lacoste Watches and to use the Know-How in connection with such distribution; and

WHEREAS, contemporaneously with the execution hereof the Licensor and the Distributor and the Master Licensee, as provided for by the Master Agreement, are entering into a Supplemental Agreement; and

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS HEREIN CONTAINED, THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

1.1	"Agreement" shall mean the present distribution agreement including all the schedules attached hereto, as well as its future amendments and restatements.

1.2	"Devanlay" shall mean the worldwide exclusive licensee of the Licensor for Lacoste Apparel Products.

1.3	"Lacoste Apparel Products Distributor" shall mean those parties in certain countries to which the distribution of the Lacoste Apparel Products in such countries has been granted by Devanlay.

1.4	"Crocodile" shall mean the pictorial representation of an alligator or crocodile depicted in Schedule I.

1.5
"Lacoste Trademarks Image" shall mean the presently existing identification in the principal markets where the Lacoste Apparel Products, the Other Lacoste Products and the Lacoste Watches are distributed, between the Lacoste Trademarks and good taste, authenticity, quality, functionality, modernity, elegance, high end sports and leisure, however at competitive quality/price ratios. The Lacoste Trademarks Image shall be judged in relation to all of the elements making up the perception by the consumer of the Lacoste Watches as to their style, quality, price, marketing and merchandising, advertising and promotion.

1.6	"Licensed Trademarks" shall mean those trademarks listed in Schedule II.

1.7
"Lacoste Watches" shall mean watches for men, women and children as listed in Schedule IV bearing any Licensed Trademark manufactured and marketed by the Master Licensee itself and/or under its control and responsibility and distributed by the Master Licensee.

1.8	"Lacoste Trademarks" shall mean any or all trademarks relating to the name "Lacoste" and/or the Crocodile owned by the Licensor depicted in Schedule I as listed in Schedule III.

1.9	"Territory" shall mean the United Kingdom.

1.10	"Supplemental Agreement" shall mean the agreement entered into by and between the Licensor, the Master License and the Distributor in execution of the terms of Article 2 of the Master Agreement.

1.11
"Models" shall mean any and all creations specific to the Lacoste Watches, or part thereof, each of which shall be assigned a specific stock keeping unit (“SKU”) number or other identifier by Master Licensee.

1.12
"Know-How" shall mean the Watches Know-How, Licensor’s Marketing and Merchandising Know-How and Promotion and Advertising Know-How for the distribution and advertising of the Lacoste Watches and the Licensed Trademarks.

1.13
"Marketing and Merchandising Know-how" shall mean all accumulated expertise, which is implemented world-wide by the Licensor, concerning the distribution of the Lacoste Apparel Products, the Other Lacoste Products and the Lacoste Watches according to the Lacoste Trademarks Image including the level of quality and the techniques of such distribution (i.e., the selection, training, supervision, etc. of the retailers), all of which know-how is regularly updated and improved as a result of the Licensor's research, and which know-how is owned by or originated from the Licensor and is made available to the Master Licensee and to other Licensor's licensees through the Licensor and which the Licensor is not otherwise obliged to hold in confidence.

1.14
"Promotion and Advertising Know-how" shall mean all accumulated expertise which is implemented world-wide by the Licensor in maintaining a high quality promotion and advertising policy for the Lacoste Trademarks Image, the Lacoste Apparel Products, the Other Lacoste Products and the Lacoste Watches through selected and controlled channels, all of which know-how is regularly updated and improved as a result of the Licensor's research, and which know-how is owned by or originated from the Licensor and is made available to the Master Licensee and to other Licensor's licensees through the Licensor and which the Licensor is not otherwise obliged to hold in confidence.

1.15
"Watches Know-how" shall mean all accumulated world-wide expertise of the Master Licensee concerning the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of watches and time-keeping devices at a high quality level and according to selected and controlled techniques and fixtures designed to facilitate the distribution of watches (including, but not limited to, the design of display materials and showcases), which know-how is regularly updated and improved by the Master Licensee and is owned by or originated from the Master Licensee and is made available to the Licensor and to other Licensor's licensees through the Licensor and which the Master Licensee is not otherwise obliged to hold in confidence.

1.16
"Approved Watches Retailers" shall mean selected retailers (the categories of which are listed in Schedule V.a) which have entered with the Distributor, whenever possible, into the Lacoste Watches Approved Retailer Contract, annexed hereto as Schedule VIII, as the form of the same may be modified by Master Licensee from time to time, defining the conditions to be fulfilled and applied for the sale of the Lacoste Watches through the Lacoste Watches Selective Distribution System.

1.17
"Lacoste Corners" shall mean the locations in certain shops of high standing which are devoted exclusively to the sale of the Lacoste Apparel Products and, subject to the provisions of Article 11.2 hereinafter, of certain Lacoste Watches and/or Other Lacoste Products, using various fittings, displays, appliances, original furniture and equipment specially designed or approved by the Licensor and are authorized to use the name "Lacoste" and the Crocodile as signboards and as service marks for retail services.

1.18
"Lacoste Boutiques" shall mean the stand alone shops belonging to independent retailers or to Devanlay or to the Lacoste Apparel Products Distributor and devoted exclusively to the sale of the Lacoste Apparel Products and, subject to the provisions of Article 11.2 hereinafter, of certain Lacoste Watches and/or Other Lacoste Products, using various fittings, displays, appliances, original furniture and equipment specially designed or approved by the Licensor, and are authorized to use the name "Lacoste" and the Crocodile as signboards and as service marks for retail services. Among the Lacoste Boutiques shall be included, if the economic conditions of the markets in question so permit, certain Lacoste Boutiques known as "global stores", of a sufficient size to be organized for the sale on a large scale not only of the Lacoste Apparel Products but also, subject to the provisions of Article 11.2 hereinafter, of certain Lacoste Watches and/or Other Lacoste Products.

1.19	"Commercial Surface" shall mean the total surface of a Lacoste Boutique or a Lacoste Corner, excluding the stock premises.

1.20
"Sales Surface" shall mean, within the Commercial Surface of each Lacoste Boutique or Lacoste Corner, that surface of the floor used for the presentation and the sale of products on the furniture (fixed to the walls or free-standing) or displays, excluding any area used for customers traffic in the point of sale and excluding the shop-windows.

1.21
"Presentation Surface" shall mean, within the Sales Surface of each Lacoste Boutique or Lacoste Corner, the total surface actually dedicated to the presentation and the sale of products on the furniture (fixed to the walls or free-standing) or displays, determined according to the rules specified in Schedule VI.

1.22
"Lacoste Watches Selective Distribution System" shall mean the group of Approved Watches Retailers organized by the Master Licensee in accordance with the specific guidelines of the Licensor to sell the Lacoste Watches while respecting the specific criteria in the area of client service, merchandising, presentation, advertising, promotion and respect of the Lacoste Trademarks Image.

1.23
""Lacoste Boutiques and Lacoste Corners" Selective Distribution System" shall mean the group of Lacoste Boutiques and Lacoste Corners organized by Devanlay in accordance with the specific guidelines of the Licensor and which comply with specific criteria with respect to client service, merchandising, presentation, advertising, promotion and respect of the Lacoste Trademarks Image. The "Lacoste Boutiques and Lacoste Corners" Selective Distribution System is distinct from the Lacoste Watches Selective Distribution System and from the "Approved Apparel Retailers" Selective Distribution System (as hereinafter defined) as well as from each of the selective distribution systems existing for each of the Other Lacoste Products.

1.24
"Approved Apparel Retailers" Selective Distribution System" shall mean the group of approved retailers which has been organised by Devanlay in accordance with the specific guidelines of the Licensor with the purpose of selling the Lacoste Apparel Products and which comply with specific criteria with respect to client service, merchandising, presentation, advertising, promotion and respect of the Lacoste Trademarks Image.

1.25
"Net Sales" shall mean the actual invoiced price for sales in the Territory of all Lacoste Watches (whether sold at regular prices or at reduced prices, such as end-of-season prices) by the Distributor to Approved Watches Retailers and to members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System, less returns, rebates, bad debts, trade discounts, shipping charges, insurance, and such sales taxes as are imposed on the Distributor by any governmental authority.

With regard to direct sales by the Distributor to consumers through its own retail outlets (should it operate any), Net Sales, for each reference of the Lacoste Watches shall be calculated on the basis of the unit volume of such reference of the Lacoste Watches sold through such outlets multiplied by the appropriate arms length, average wholesale prices of such products charged by the Distributor to its Approved Watches Retailers, or to the members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System, less returns, rebates, bad debts, trade discounts, shipping charges, shipping insurance and such sales taxes as are imposed on the Distributor by any governmental authority.

1.26
"Sales to Distributor" shall mean the actual invoiced price in the Territory of all Lacoste Watches (whether made at regular prices or at reduced prices, such as end-of-season prices) sold by the Master Licensee to Distributor to be resold to Approved Watches Retailers and members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System, less returns, rebates, bad debts, trade discounts, shipping charges, shipping insurance and such sales taxes as are imposed on the Master Licensee by any governmental authority.

1.27	"Points of Sale" shall mean the points of sales of the retailers listed in Schedule V.

1.28	"Seconds" shall mean damaged and/or defective Lacoste Watches.

ARTICLE 2 - RIGHTS GRANTED

2.1
Subject to the terms and conditions contained herein, the Master Licensee hereby grants to the Distributor and the Distributor hereby accepts the right to use, within the limits of the Supplemental Agreement, the Licensed Trademarks, the Models and the Know-How in connection with the distribution, marketing, merchandising, advertising, promotion and sale of the Lacoste Watches listed in Schedule IV in the Territory under the conditions provided for hereunder.

2.2	No other rights or licenses are granted by the Master Licensee to the Distributor, expressly or by implication, except as herein provided.

2.3
For the duration of this Agreement, the Master Licensee shall not appoint any other distributor for the Lacoste Watches in the Territory nor shall it directly supply the Lacoste Watches to customers within the Territory.

2.4
The Distributor shall not sub-license any of the rights granted to it hereunder or contract with any third party for the performance of any of Distributor’s obligations hereunder, without the prior written agreement of the Master Licensee, which Master Licensee shall have the right to withhold in its sole and absolute discretion.

2.5	The Master Licensee makes no express or implied warranties to Distributor except as explicitly set forth in this Agreement.

ARTICLE 3 - DURATION

3.1
This Agreement shall come into effect as of the Effective Date and shall, unless otherwise earlier terminated as provided herein, continue for the duration of the JV Agreement and automatically expire upon the expiration or termination of the JV Agreement.

3.2  In the event (a) this Agreement is assigned to SWICO, MGI or to an Affiliate of Swico or MGI in accordance with Article 18.2 hereof, or (b) either Swico or MGI purchases all of the other’s interest in Distributor under Section 15.2.2 of the JV Agreement or (c) Swico, its Affiliates or Permitted Transferees (as such term is defined in the JV Agreement) otherwise acquire control of Distributor, then this Agreement shall continue from the date of such assignment, purchase and/or acquisition, as the case may be, until the third anniversary of such date at which time this Agreement shall expire and neither party shall have any further obligation to the other hereunder except as to those obligations which by their express terms survive beyond the expiration or termination of this Agreement.

3.3	In any event when either the Master Agreement or the JV Agreement expires or terminates this Agreement shall automatically terminate with no compensation payable to the Distributor.

ARTICLE 4 - TERRITORY

The rights hereby granted shall be strictly limited to the Territory.

ARTICLE 5 - GENERAL BUSINESS POLICY

5.1
The Distributor shall use its best efforts to establish a well managed and successful long term business as distributor of the Lacoste Watches and, to the extent possible given the market and legal conditions prevailing in the Territory, shall use the Know-How in order to promote the image, sales and distribution of the Lacoste Watches in the Territory, in conformity with such policies as are prescribed and co-ordinated world-wide by the Licensor for the Licensed Trademarks and the Lacoste Trademark Image.

5.2
The Distributor shall co-operate closely with the Master Licensee and with the Licensor’s other licensees or distributors for the Lacoste Apparel Products and Other Lacoste Products, so as to give an uniform and homogeneous image of the Licensed Trademarks and of all the families of products bearing the Licensed Trademarks both in the Territory and worldwide and shall keep the Master Licensee informed of its direct contacts with said licensees or distributors.

ARTICLE 6 - SALES AND UNFAIR COMPETITION

6.1
The Distributor shall not advertise and/or create branches or warehouses outside the Territory nor shall it sell actively the Lacoste Watches for delivery outside the Territory or to third parties whom it is aware may subsequently resell Lacoste Watches outside the Territory and undertakes to take all reasonable steps to prevent any third party to whom it has sold the Lacoste Watches from so doing; provided, however, that, considering the specific regulation prevailing in the European Union (EU) the Distributor may resell the Lacoste Watches to other Lacoste Watches distributors that are under contract with Master Licensee or to members of the Lacoste Watches Selective Distribution System located in any member country of the EU, whether or not within the Territory (other than Lacoste Boutiques and/or to Lacoste Corners as the Lacoste Boutiques and the Lacoste Corners constitute a selective distribution system which is distinct from the Lacoste Watches Selective Distribution System) but only in accordance with the following terms and conditions:

-	it shall take all necessary measures to ensure that the Lacoste Watches thus delivered remain in the Lacoste Watches Selective Distribution System within the EU,

-
it shall in particular ensure and see to it that, in the event its Approved Watches Retailers sell to other retailers, such retailers are members of the Lacoste Watches Selective Distribution System in the EU.

The Master Licensee shall be entitled, in any year, to request from the Distributor or its Approved Watches Retailers copies of the invoices related to such re-sales in order to ascertain that such have been made to a member of the Lacoste Watches Selective Distribution System in the EU.

As far as is permitted by law the Master Licensee shall use all reasonable endeavours to ensure that its other distributors comply with the same restrictions.

6.2
The Distributor shall not either directly or indirectly distribute or sell on its own account or on the account of any third party any products having any characteristics unique to the Lacoste Watches or likely to create confusion with Lacoste Watches in the mind of the public such undertaking to remain in full force and effect for one year after the termination or non renewal of this Agreement.

6.3
The Distributor shall never manufacture, distribute or sell directly or indirectly any product bearing a name, trademark or emblem similar to the Licensed Trademarks, or likely to be confused with the Licensed Trademarks. This prohibition is permanent.

6.4
During the term of this Agreement Distributor shall notify Master Licensee in advance in the event it intends to become, directly or indirectly, a distributor, agent or sales representative in the Territory of or for (“represent”) any other watch brand with products priced at retail within a range of Euro 150 to Euro 800. Within thirty (30) days after receipt of any such notice, if there is reasonable basis for Master Licensee to conclude that Distributor’s representation of such other brand will be inconsistent or incompatible with any of Distributor’s obligations hereunder, then Master Licensee shall have the right to terminate this Agreement upon one hundred eighty (180) days prior notice to Distributor. Notwithstanding the foregoing, Distributor shall have the right to nullify such termination notice from Master Licensee if, within thirty (30) days after such notice, Distributor notifies Master Licensee that it will not, and so long as it does not, at any time thereafter for the duration of this Agreement represent such brand in the Territory.

6.5
In order to preserve the identity and the specific characteristics of each of the selective distribution systems described in the Agreement, the Distributor shall respect the integrity of the Lacoste Watches Selective Distribution System and the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System and "Approved Apparel Retailers" Selective Distribution System not only with regard to third parties but also between these systems so that:

6.5.1	sales of Lacoste Watches to final consumers be made in proportions commensurate with private use by such consumers;

6.5.2
until they are sold to final consumers, through the Lacoste Watches Selective Distribution System or the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System Lacoste Watches remain at all times within the custody of a member of either of these systems.

6.6
The Distributor shall take all appropriate measures so that all members of the Lacoste Watches Selective Distribution System with whom Distributor has any dealings, similarly adhere to the commitments mentioned in Article 6.5 above.

ARTICLE 7 - ORDERS AND SHIPMENTS

7.1
From time to time, Distributor shall submit purchase orders for Lacoste Watches to Master Licensee.  All purchase orders shall be subject to acceptance by Master Licensee, which acceptance may, at Master Licensee’s option, be evidenced by the issuance of written confirmations or acknowledgments. Master Licensee hereby reserves the absolute right to reject the whole or any part of any purchase order for any commercially valid reason, including, without limitation, Distributor’s credit condition or its accumulation of excess or non-current inventory or its failure otherwise to adhere to the terms and conditions of this Agreement, notwithstanding that any such rejection may prevent Distributor from achieving its Minimum Turnover Requirements. All purchase orders shall be irrevocable after acceptance by Master Licensee; provided, however, that Distributor may reschedule or cancel that portion of any purchase order pertaining to Lacoste Watches which Master Licensee fails to deliver within thirty (30) days after the later of the advised delivery date or shipping date.  Distributor will provide Master Licensee with a four (4) month rolling forecast of its anticipated order volume monthly by SKU, for the four (4) month period. Master Licensee will use reasonable efforts to deliver Lacoste Watches ordered in accordance with the forecast within three (3) months after acceptance of the purchase order by Master Licensee and to deliver all other Lacoste Watch orders within three (3) to five (5) months after acceptance of the purchase order. As soon as is reasonably practicable after acceptance of each purchase order, Master Licensee shall advise Distributor of the shipping dates applicable to such order.  All shipping dates so advised are estimates only and Master Licensee shall not have any liability for failure to actually ship by such dates or to deliver by Distributor’s requested delivery dates. Master Licensee shall notify Distributor in event of any anticipated delay in shipping dates of thirty (30) days or more. Each order submitted by Distributor will specify a “ship to” address which shall be the address of Distributor’s warehouseman or the address for one of Distributor’s customers.

7.2
The Distributor shall place all orders for Lacoste Watches with the Master Licensee exclusively; provided that notwithstanding the foregoing, the Distributor may order the Lacoste Watches from another member of the Lacoste Watches Selective Distribution System resident in the EU.

All orders shall be subject to acceptance by the Master Licensee. They shall be governed exclusively by the terms and conditions of this Agreement and the Master Licensee's General Conditions of Distribution attached hereto as Schedule VII.

7.3
Unless otherwise agreed in writing by Distributor and Master Licensee, Lacoste Watches shall be deemed delivered to Distributor when delivered by Master Licensee or Master Licensee’s freight forwarder or distribution center into the possession of a carrier designated by Master Licensee.  Distributor shall bear all risk of loss, damage or shortage pertaining to Lacoste Watches after delivery to carrier for shipment to the designated “ship to” address on the corresponding purchase order. All costs of delivery, including, without limitation, all costs for freight, import licenses, customs duties or other duties or imposts, insurance and special handling shall be paid by Distributor.

ARTICLE 8 - PAYMENT

8.1
The purchase prices for all Lacoste Watches purchased by Distributor shall be in Euros and based on Master Licensee’s suggested retail price in effect in the Territory as of the date of shipment. Such prices shall be calculated based on the discount structure as set forth on Schedule VIII attached hereto. Master Licensee will provide current price lists for the Watches to Distributor from time to time and shall have the right to modify such prices at any time; provided, however, that no price increase shall become effective sooner than sixty (60) days after written notice thereof to Distributor. Master Licensee will give Distributor prior notice of all such price changes.  For all orders shipped before the effective date of any price increase, the applicable price shall be the price in effect on the date of shipment. With respect to orders for Lacoste Watches that have been accepted by Master Licensee but which have not been shipped as of the effective date of a price increase, the applicable price shall be the price in effect on the date of shipment; provided that if the price increase is more than ten percent (10%) of the last applicable price, Distributor shall have the right within ten (10) days from the effective date of the price increase to cancel all or any part of the order for Lacoste Watches subject to such price increase upon notice to Master Licensee. All prices are ex-works Master Licensee’s affiliate’s Hong Kong distribution facility or such other distribution facility as Master Licensee shall designate.

8.2The invoices shall be sent directly by the Master Licensee to the Distributor. All payments shall be made in Euros in accordance with Master Licensee’s standard terms of sale (to the extent not inconsistent with the terms contained herein) net ninety (90) days after the invoice date. A discount of two percent (2%) is granted for cash payment in advance.

8.3
Distributor shall have sole responsibility for invoicing its customers and for the collection of all amounts due from them for Lacoste Watches sold to them by Distributor. In no event shall non-payment by any such customer or any claim or allegation any customer may have against Distributor constitute grounds for any off set, deduction, claim or defence on the part of Distributor against Master Licensee or in respect of any obligation due to Master Licensee and Distributor shall pay Master Licensee all amounts due to Master Licensee in accordance with the terms of this Agreement without off set or deduction for any amounts claimed to be due to Distributor by Master Licensee.

ARTICLE 9 - QUALITY, WARRANTY AND AFTER SALE SERVICE

9.1	The Master Licensee shall take all reasonable steps to ensure that the Lacoste Watches delivered pursuant to this Agreement satisfy all applicable quality requirements.

9.2	Lacoste Watches delivered by the Master Licensee to the Distributor shall be covered by the Master Licensee's International Warranty as the same may be modified by Master Licensee from time to time.

9.3
The Distributor shall establish and maintain at its own cost such number of authorized service facilities for the service and repair of Lacoste Watches in the Territory (the “Service center(s)”) as Master Licensee may reasonably request, it being understood that initially there shall be one (1) such Service Center. Distributor shall accept all Lacoste Watches for service returned by any consumer or retailer whether covered by the applicable consumer warranty (“warranty repairs”) or not covered by said warranty (“out-of-warranty repairs”). Distributor shall purchase from Master Licensee and maintain an adequate stock of Lacoste Watches and component parts and materials and employ at each Service Center such number of qualified service technicians necessary to perform such service in a timely manner.  All shipping charges, including any duty, or Customs brokerage fees, for such parts shall be paid by Distributor. Master Licensee shall have the right to furnish parts to Distributor in the form of finished watches.  Within sixty (60) days after the end of each contract year, provided Distributor has complied with all its obligations hereunder, Master Licensee will issue a credit to Distributor equal to one percent (1%) of the Sales to Distributor in such prior contract year; provided that Master Licensee will review this amount annually in light of the actual average incidence of warranty repairs.

9.4
Within thirty (30) days after the Effective Date, Distributor will furnish Master Licensee with Distributor’s initial price list for all out of warranty repairs. All such prices will be competitive as compared to prices charged for similar services performed for other watch brands that compete with Lacoste Watches in the Territory. Distributor will give Master Licensee no less than ninety (90) days prior written notice of any change to any such prices. Distributor shall submit to Master Licensee quarterly, a statement summarizing all out of warranty repairs and all warranty repairs performed in the immediately preceding quarter indicating for each watch repaired: the corresponding style number, the work performed and customer's name and address.  Distributor will use only those parts (excluding batteries) for service on Lacoste Watches which are supplied directly by or otherwise approved in writing by Master Licensee as original equipment for Lacoste Watches.

9.5
Distributor will issue estimates for repair work within five (5) working days after receipt of a Lacoste Watch for repair on ninety percent (90%) of Lacoste Watches submitted to Distributor for repair. Working days are defined as all days of the year except Saturdays and Sundays and legal holidays. Warranty repairs will be completed within fifteen (15) working days after receipt of a Lacoste Watch for repair on ninety percent (90%) of the in-warranty work performed by Distributor, unless detained because of delays in receiving necessary parts from the Master Licensee. Out of warranty repairs will be completed within twenty (20) working days after receipt of the customer's written authorization to proceed with repair of a Lacoste Watch on ninety percent (90%) of the out of warranty work performed by Distributor. On the same day any repairs are completed, the Lacoste Watch repaired or serviced will be returned to the customer via express mail or such other method as Master Licensee may reasonably request. Increases in the postage or other ground delivery rates may require requisite increases in charges to the customer by the Distributor for shipping

ARTICLE 10 - MARKETING AND MERCHANDISING

10.1	Obligations of the Master Licensee

The Master Licensee shall share appropriate Know How pertaining to the Lacoste Watches with Distributor and maintain regular contacts among their respective personnel. To this effect, the Master Licensee shall from time to time:

10.1.1
give the Distributor access to certain market surveys, statistics, reports and information it may have (which it is not obliged to third parties to hold in confidence) regarding the market position of the Lacoste Watches in the Territory among competitors, retail customers and consumers; and

10.1.2
at the Distributor’s request, provide reasonable assistance to the Distributor in training a reasonable number of the Distributor’s staff in the marketing, merchandising, promotion and advertising of the Lacoste Watches; and

10.1.3
advise the Distributor of its requirements with regard to marketing and merchandising, including for example specifications concerning the presentation of the Lacoste Watches in the shop-windows or inside shops and the point-of-sale materials, that the Distributor shall implement within the Territory; and

10.2	Obligations of the Distributor

The Distributor shall take all necessary measures to promote the distribution and sale of the Lacoste Watches within the Territory by conforming to such policies as are prescribed and co-ordinated world-wide by the Licensor for the Licensed Trademarks and by using the Know-How provided through the Master Licensee together with its own resources. To this effect, the Distributor shall:

10.2.1
make such investments as are reasonably required to create and/or maintain the organisation necessary for the distribution, marketing and merchandising, promotion and advertising of the Lacoste Watches. This organization shall operate in a manner so as to avoid any risk of confusion to the retail trade or consumers with other brands offered by the Master Licensee or by Distributor. Such organisation shall include at least one (1)  full time watch division manager to supervise and manage a dedicated sales manager and sales executive for Lacoste Watches, experienced in managing a watch distribution business and one (1) full time marketing manager working on the advertising and promotion of Lacoste Watches; and

10.2.2
consult with the Master Licensee at least three (3) months before the beginning of the sale of each season’s collection with respect to the Distributor’s marketing and merchandising policy. At Master Licensee’s request, the Distributor shall participate in the coordination meetings organised by the Licensor and/or Master Licensee. This consultation shall be done with the purpose of reaching an agreement on the objectives and the means to achieve the best possible sales results within the Territory as well as the best possible co-ordination with the marketing and merchandising policy of the Lacoste Apparel Products and Other Lacoste Products; and

10.2.3
provide the Master Licensee three (3) months after the start of the sales of each collection of Lacoste Watches  a collection report which shall include the comments of the Distributor detailed by Model (SKU) within each such collection. The Distributor shall in particular comment on the market receptivity to the collection. Such report shall also include any requests for future collections.

10.2.4
provide the Master Licensee once a year, at the beginning of the month of October, with its estimated Net Sales figures in the Territory in units and in turnover for the following three (3) calendar years, for each of the lines of Lacoste Watches, by category of products (as defined in Schedule IV attached hereto); and shall update these estimates for the first year of this three year period, a first time six (6) months later (in April), and a second time twelve (12) months later (in October); and

10.2.5
provide the Master Licensee quarterly, beginning with the second quarter after the Effective Date with a report listing each Approved Watches Retailer and each Lacoste Boutique and Lacoste Corner to which Distributor sold any Lacoste Watches in the previous quarter and detailing for each by SKU the quantities and the Net Sales, of the Lacoste Watches sold during the preceding quarterly period); and

10.2.6	in general :

a)
give the Master Licensee complete access to any and all market surveys, reports and information it may have (which it is not obliged to third parties to hold in confidence) regarding the market position of the Lacoste Watches among competitors, retail customers and consumers in the Territory; and

b)
use reasonable efforts to reply to any request from the Master Licensee concerning additional details or statistics based on sales including, without limitation, monthly sell-through data for certain accounts; and

c)
in the interests of both parties, enable the Master Licensee’s personnel to carry out their role of assistance to and consultation with the Distributor and supply them with such help and information as may be reasonably available for the completion of their role and, in particular, provide all available information and necessary surveys for the analysis of the retail outlets sales activity so as to permit the Master Licensee to better define the conditions and the trends of the market; and

d)	shall ensure that the Approved Watches Retailers implement and conform to the marketing and merchandising policy defined by the Licensor according to the provisions of Article 10.2.2 above; and

e)
shall ensure that the Approved Watches Retailers conform to the specifications concerning the fittings, the decoration and architecture of the points-of-sale and use the furniture and other elements, developed by the Licensor, in connection with the sale of the Lacoste Watches.

ARTICLE 11 - DISTRIBUTION AND SALE

The Distributor shall carry out the distribution of the Lacoste Watches in the Territory exclusively through :

a)	the members of the Lacoste Watches Selective Distribution System, through Approved Watches Retailers selected in the Territory and to which, whenever possible, it shall be contractually linked; and

b)	the members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System, subject to the terms and conditions set forth in Article 11.2 hereinafter.

11.1	Approved Watches Retailers

So as to provide the consumer with the best service, to ensure the homogeneity of the high quality of the distribution of the Lacoste Watches throughout the Territory and to guarantee their authenticity, the Distributor shall select Approved Watches Retailers on the basis of the following objective criteria as regards both quality and techniques, and shall use reasonable commercial efforts to enter into with them, whenever possible, an agreement in the form of Lacoste Watches Approved Retailer Contract as the same may be modified from time to time, the current version of which is annexed hereto as Schedule IX.

11.1.1	Conditions of Approval

The Distributor shall select as Approved Watches Retailers exclusively those which meet the standards of performance as set forth in the Lacoste Watches General Conditions of Distribution, as the same may be modified from time to time, the current version of which is annexed hereto as Schedule VII for the following criteria :

a)
the location and environment of the point-of-sale (type and category of the building, location in the town in question, type of shops in the neighborhood, sales area of the shop, quality of the frontage, length of the shop window); and

b)	its fittings (quality of the shop sign, window-dressing, quality of the furnishings and lighting); and

c)	the type, brand and nature of the products sold in the outlet; and

d)	the qualification of the personnel; and

e)	the financial capabilities and solvency guarantees.

11.1.2	Approval of the Approved Watches Retailers

The Master Licensee reserves the right to verify that every point of sale selected by the Distributor as an Approved Watches Retailer conforms to the objective criteria set forth in Article 11.1.1 hereinabove. Distributor shall submit or cause to be submitted to the Master Licensee a copy of the completed application for every potential point of sale for approval and will follow the application procedures for each such proposed point of sale as set forth in the Lacoste Watches General Conditions of Distribution. The Master Licensee shall have one-hundred-twenty (120) days to approve in writing a potential point of sale based upon the objective criteria set forth under Article 11.1.1 hereinabove and the Master Licensee shall not unreasonably withhold, delay or condition its approval, and shall be deemed to have given its approval if Master Licensee does not notify Distributor that it disapproves of such proposed point of sale with one-hundred-twenty (120) days of receipt of the completed application.

11.1.3	Duties of the Approved Watches Retailers

Whether or not the Distributor succeeds in entering into the Lacoste Watches Approved Retailer Contract with each Approved Watches Retailer, the Distributor shall ensure that each Approved Watches Retailer adheres to the following at all times :

a)	the standing of the point-of-sale and its environment remain at all times compatible with the Lacoste Trademarks Image, as established and coordinated by the Licensor; and

b)
the sales area in the store is always sufficient to permit the presentation of the Lacoste Watches in a sufficient shopping space without disproportion with the other brands offered for sale and allowing to distinguish them; and

c)	each point-of-sale always contains an adequate range of the Lacoste Watches; and

d)	the sales personnel of each point-of-sale is always well qualified and trained in presenting and selling the Lacoste Watches; and

e)	INTENTIONALLY DELETED

f)	no misleading advertising is made; and

g)	the counters, posters, demonstration and other advertising material are displayed in a prominent position in each store and set up with the Distributor's approval; and

h)	a notice stating "Approved Watches Lacoste Retailer" is displayed in a prominent position in the window or near the Lacoste Watches display area.

11.1.4
The Distributor shall ensure that all elements bearing or representing the Licensed Trademarks (such as awnings, pennants, etc.) used by the Approved Watches Retailers on the façade, in the window or inside their shops are exclusively those supplied by the Distributor or, exceptionally those which have received the prior and express written approval of the Distributor.

In this respect, a specific provision shall be included in the written confirmations issued to the Approved Watches Retailers.

The Distributor shall inform the Master Licensee of any new kind of material that the Approved Watches Retailers would like to use.

11.2	Special provisions applicable to the members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System

Nothing contained in the Agreement and in particular this Article 11.2 and Articles 1.17 and 1.18 shall be construed as meaning that Lacoste Watches shall be offered for sale in each and every Lacoste Boutiques and Lacoste Corner fulfilling the requirements of Article 11.2.1 hereunder.

11.2.1	Presentation Surface of the Lacoste Watches and/or of the Other Lacoste Products in the Lacoste Boutiques and Lacoste Corners

a)
So as to make sure that at the same time the Lacoste Boutiques and Lacoste Corners remain principally devoted to the sale of Lacoste Apparel Products and only on a subordinate basis of the Lacoste Watches and/or of the Other Lacoste Products and to allow the development of the Lacoste Watches together with the Other Lacoste Products, the Lacoste Boutiques with a Commercial Surface exceeding 50m² and the Lacoste Corners with a Commercial Surface exceeding 40m² shall be authorised to sell the Lacoste Watches and all the categories of the Other Lacoste Products that they wish to sell. Devanlay shall reserve for the Lacoste Watches together with the Other Lacoste Products in each of these Lacoste Boutiques and in each of these Lacoste Corners at least ten percent (10%) and at most twenty percent (20%) of the Presentation Surface of such Lacoste Boutique or Lacoste Corner.

For the Lacoste Boutiques with a Commercial Surface exceeding 150m², the Presentation Surface reserved for the Lacoste Watches together with the Other Lacoste Products shall be at least fifteen percent (15%) but at most twenty percent (20%) of the Presentation Surface of such Lacoste Boutique.

Devanlay or the relevant Lacoste Apparel Products Distributor shall decide with the owner of each Lacoste Boutique and of each Lacoste Corner, within the limits fixed above, the percentage of the Presentation Surface reserved for the Lacoste Watches and for the Other Lacoste Products.

Devanlay, or the relevant Lacoste Apparel Products Distributor, shall decide with the owner of each Lacoste Boutique and of each Lacoste Corner the manner in which the space reserved for the Lacoste Watches and for the Other Lacoste Products shall be allocated.

The owner of each Lacoste Boutique and of each Lacoste Corner shall comply scrupulously and in all respects with the instructions of Devanlay, or of the relevant Lacoste Apparel Products Distributor, concerning the merchandising of the Lacoste Watches and of the Other Lacoste Products in the Lacoste Boutiques and in the Lacoste Corners.

Within this framework, the owners of the Lacoste Boutiques and of the Lacoste Corners are free to decide if they want to present Lacoste Watches in their points of sale and to choose the categories of Other Lacoste Products which they wish to present in their points of sale.

b)
Provided that they have been authorised beforehand and in writing by Devanlay, the Lacoste Boutiques with a Commercial Surface smaller than or equal to 50m² and the Lacoste Corners with a Commercial Surface smaller than or equal to 40m² may sell certain Lacoste Watches and/or Other Lacoste Products in the same conditions. Given the size of these points of sale, the parties agree that no reservation of a minimum Presentation Surface shall apply to them.

11.2.2	Selection of the collections of the Lacoste Watches for the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System

The presence of the Lacoste Watches together with the Other Lacoste Products alongside the Lacoste Apparel Products in the Lacoste Boutiques and in the Lacoste Corners is desirable in the interest of the Lacoste Trademarks Image and of the development of the "lifestyle" image of the Lacoste brand. The purpose is to define for each Lacoste Boutique and for each Lacoste Corner a well-balanced solution, preserving both the Lacoste Trademarks Image and the interests of the Lacoste Apparel Products, the Other Lacoste Products and the Lacoste Watches.

a)
The collections of the Lacoste Watches for the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System shall be selected in the Territory among the collections approved by the Licensor, by mutual agreement between the Distributor and the Lacoste Apparel Products Distributor in such country.

The selection of the collections of the Lacoste Watches means the determination, for the Territory, on the one hand, of the product ranges (choice of models among those existing) of the Lacoste Watches collections, among which the owner of the point of sale shall be free to choose when placing his orders and, on the other hand, of the total number of references/color of Lacoste Watches and of Other Lacoste Products which may be commercialised during a season in each category of point of sale according to its size and its lay-out. The determination of the product ranges shall be such as to offer the owners of the points of sale the opportunity to exercise their choice among collections having, for the Lacoste Watches and for each category of Other Lacoste Products, a reasonable representativeness.

b)	Subject to the terms of paragraph (a) hereinabove, such selection shall be made taking into account:
-	the availability of the collections of the Lacoste Watches in such country, and
-	the commercial interest that the Lacoste Watches may offer to the Lacoste Boutiques and the Lacoste Corners, and
-	the purchasing behaviour and habits of such country, and
-	the periodicity appropriate to the Lacoste Watches.

c)
The collections of the Lacoste Watches chosen for the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System within the Territory shall be updated with the appropriate periodicity (season, year) following the rules specified in paragraphs a) and b).

d)
In the event of a disagreement between the Distributor and a Lacoste Apparel Products Distributor about the selection of collections of Lacoste Watches for the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System in the Territory, the Distributor shall notify the Master Licensee who will then notify the Licensor. The Licensor and Devanlay shall make their best efforts to find together a well-balanced solution which preserves together the Lacoste Trademarks Image, the development of the "lifestyle" image of the Lacoste brand and the interests of the Lacoste Apparel Products and of the Lacoste Watches. The final decision shall rest with Devanlay.

e)
Once the ranges of the Lacoste Watches and of the Other Lacoste Products and the total number of references/color of the Lacoste Watches and/or of the Other Lacoste Products have been selected, the owners of the Lacoste Boutiques and of the Lacoste Corners will be free to decide, within this framework, the quantities of Lacoste Watches and/or of Other Lacoste Products to be ordered.

11.2.3	Supply of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System by the Distributors of the Lacoste Watches

a)
The Distributor shall present the collections directly to the Lacoste Boutiques and to the Lacoste Corners, which shall place their orders and repeat orders directly with them according to their specificities (size, location, customers). The Distributor shall transmit electronically to the Lacoste Apparel Products Distributor a copy of each order placed by the Lacoste Boutiques and the Lacoste Corners located in the Territory. These orders shall be sent to the Lacoste Apparel Products Distributor upon receipt by the Distributor, and shall specify the anticipated delivery dates. Upon receipt of the copies of the orders and within 10 days at most, the Lacoste Apparel Products Distributor may contact the Distributor if, after examining the orders, it appears that the selection of the collection for a specific point of sale does not comply with the terms of Article 11.2.2 hereinabove. In such an event, the Lacoste Apparel Products Distributor shall have the right to request the Distributor not to accept these orders insofar as they do not conform with the pre-agreed terms relating to the selection of ranges of Lacoste Watches set forth in Article 11.2.2 hereinabove. The Distributor undertakes to act in accordance with the request of the Lacoste Apparel Products Distributor. In the absence of reaction from the Lacoste Apparel Products Distributor within 10 days following the receipt of the copies of the orders for the beginning of the season, such orders may be implemented as such. Notwithstanding the foregoing, repeat orders may be delivered by the Distributor as soon as they are received.

b)	The Lacoste Boutiques and the Lacoste Corners shall be supplied and invoiced directly by the Distributor.

c)
The Distributor shall send each six months to the Lacoste Apparel Products Distributor a detailed recapitulative statement of the invoices of Lacoste Watches sent to each Lacoste Boutiques and Lacoste Corner. Copies of these statements shall be sent simultaneously to the Licensor, to Devanlay and to the Master Licensee.

d)
In the event of a violation by a Lacoste Boutique or a Lacoste Corner of the limits of the Presentation Surface established for the Lacoste Watches together with the Other Lacoste Products in the point of sale or of the selection of the collections of the Lacoste Watches and of the Other Lacoste Products intended to be commercialised in this point of sale, or of the maximum number of references/colour of Lacoste Watches and/or of Other Lacoste Products which may be commercialised in such Lacoste Boutique or Lacoste Corner, or in the event that the purchasing turnover of Lacoste Apparel Products during six months is less than eighty percent (80%) of the total purchasing turnover of the relevant Lacoste Boutique or Lacoste Corner during the same period, Devanlay, or the Lacoste Apparel Products Distributor concerned, shall be entitled on a first instance to issue a warning to the relevant Lacoste Boutique or Lacoste Corner and, if any of these occurrences should be repeated, to forbid such point of sale to commercialize Lacoste Watches and Other Lacoste Products during at least one season.

The Licensor and the Master Licensee shall be informed of such measures taken by Devanlay. The Master License will inform the Distributor of any such measures taken by Devanlay. The Distributor undertakes to comply with these measures by suspending all orders and deliveries to such point of sale.

11.2.4	Selective Distribution Systems

a)
The Distributor acknowledges that the Lacoste Boutiques and the Lacoste Corners are Points of Sale with specific characteristics resulting inter alia from the fact that all the products sold in these premises bear the Lacoste Trademarks, as well as from the fact that these points of sale are principally devoted to the sale of Lacoste Apparel Products and only on a subordinate basis of Lacoste Watches together with Other Lacoste Products, contrary to the members of the "Approved Apparel Retailers" Selective Distribution System who can sell products of different brands and who are devoted to the sale of the Lacoste Apparel Products, unless they are selected as approved retailers for Lacoste Watches and/or Other Lacoste Products.

Therefore, the Lacoste Boutiques and the Lacoste Corners constitute together the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System organized by Devanlay which is distinct from the "Approved Apparel Retailers" Selective Distribution System comprising the approved retailers for the Lacoste Apparel Products.

The "Lacoste Boutiques and Lacoste Corners" Selective Distribution System is also distinct from the Lacoste Watches Selective Distribution System organised by the Master Licensee.

b)
The Distributor therefore undertakes to take all appropriate measures to ensure the integrity of the Lacoste Watches Selective Distribution System, the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System and the "Approved Apparel Retailers" Selective Distribution System in its Territory.

11.2.5
Assistance of Devanlay and/or of the Lacoste Apparel Products Distributor to the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System in connection with the Lacoste Watches and/or the Other Lacoste Products

In connection with the Lacoste Watches and/or the Other Lacoste Products that will be offered in the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System under the terms of this Article 11.2, Devanlay and/or the Lacoste Apparel Products Distributor have agreed that:

a)	in the field of merchandising, they shall :
-	ensure the coherence of the merchandising for the Lacoste Apparel Products, the Lacoste Watches and/or the Other Lacoste Products, and

-
present in a suitable fashion the Lacoste Watches following the rules contained in the merchandising guide (called the "Green Book") and its seasonal editions developed by Devanlay, which shall be updated by the Licensor and Devanlay and approved by the Licensor, and

-
present completely, in particular in the shop-windows, the lines of Lacoste Apparel Products, Lacoste Watches together with Other Lacoste Products, so as to express fully the Lacoste "way-of-life", and

-	use their best efforts to include the Lacoste Watches together with the Other Lacoste Products in their local or national advertising and promotion campaigns.

b)	in the field of reporting, they shall :

-
do their best efforts to ensure that the Lacoste Boutiques progressively put in place IT systems allowing a detailed reporting of their sales of Lacoste Apparel Products, Lacoste Watches and Other Lacoste Products, and

-
for those Lacoste Boutiques who have not yet put in place, and as long as they have not done so, continue providing the Licensor and the Master Licensee with reports similar to those available as of March 1st, 2004, and

-
supply the Lacoste Boutiques with such elements as may be necessary for the IT treatment and the reporting of their sales of Lacoste Watches, subject to having received the basic data about the Lacoste Watches necessary to the operation of such a system from the Licensor, who shall have obtained it himself from the Master Licensee, and

-
prepare and submit to the Licensor and to the Master Licensee, for the Lacoste Boutiques which have put in place the necessary IT systems and have received the necessary basic data about the Lacoste Watches:

(i)
on a monthly basis and under the same conditions and terms as for the sales of the Lacoste Apparel Products by the Lacoste Boutiques, the information relating to the sales of the Lacoste Watches in each Lacoste Boutique. This information shall include for each Lacoste Boutique the detail of the sales to the consumer of the Lacoste Watches, and

(ii)	on a semi-annual basis the information relating to the sales by reference of the Lacoste Watches in each of the Lacoste Boutiques.

11.2.6	Contribution of the Distributor

a)
In consideration of the merchandising and reporting services and of the reservation of the Presentation Surfaces made for the Lacoste Watches by the Lacoste Apparel Products Distributors, the Distributor shall pay, each six months, to the Lacoste Apparel Products Distributor, a contribution representing a fixed percentage of five percent (5%) of the purchases of the Lacoste Watches made by the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System in the Territory during such six (6) month period.

In view of the importance of the Lacoste Boutiques having a Commercial Surface larger than 400m² due to their role as showcases on prime locations and due to their high operations cost, the Distributor shall pay to Devanlay, or, if the distribution of the Lacoste Apparel Products in the Territory has been granted to a Lacoste Apparel Products Distributor, to such Lacoste Apparel Products Distributor, a contribution representing a fixed percentage of ten percent (10%), instead of the five percent (5%) mentioned hereinabove, of the purchases of the Lacoste Watches by the Lacoste Boutiques in the Territory having a Commercial Surface larger than 400m² during such six (6) month period.

b)	The amount of the contribution by the Distributor under Article 11.2.6a) shall be determined on the basis of its Net Sales to the Lacoste Boutiques and the Lacoste Corners.

c)	These amounts shall be calculated on 30 June and 31 December of each year and the corresponding contribution shall be paid no later than 31 August and 28 February of each year, by the Distributor.

d)
If the contribution due by the Distributor has not been fully paid at the dates specified in Article 11.2.6c) hereinabove to the Lacoste Apparel Products Distributors, the Licensor and the Master Licensee shall have the right, thirty (30) days after a notice given by registered mail with certified receipt which will not have been followed by complete payment of all and any due and unpaid contributions, to instruct forthwith the Distributor to stop any further deliveries of the Lacoste Watches to the members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System and the Distributor agrees to forthwith comply with such instructions.

11.2.7	Furniture and sales equipment used for the Lacoste Watches

The furniture and other sales equipment used for the Lacoste Watches in the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System shall exclusively be those developed by the Licensor in cooperation with Devanlay and/or the Master Licensee.

Devanlay and the Lacoste Apparel Products Distributor shall be the sole entities responsible for the lay-out of the Lacoste Boutiques and the Lacoste Corners, subject to the terms of this Article 11.2.

11.2.8	End-of-season goods

The rules applied by the Lacoste Boutiques and the Lacoste Corners for the sale of end-of-season goods shall be those applicable to the Lacoste Apparel Products, but, to the extent possible, shall also have to follow those applicable to the Lacoste Watches.

11.2.9	Specific agreements:

In the event that specific agreements, departing from the provisions set forth hereinabove in paragraphs 11.2.1 to 11.2.8 are concluded either between Devanlay and the Master Licensee, or between the Distributor and the Lacoste Apparel Products Distributor in the Territory, the terms of such specific agreements shall prevail over the provisions set forth hereinabove in paragraphs 11.2.1 to 11.2.8. The Distributor shall promptly inform the Master Licensee of any such specific agreement.

11.2.10	Breach of the obligations of the Distributor under the provisions set forth in paragraphs 11.2.1 to 11.2.9:

The Distributor acknowledges that in the event of a breach in the Territory by the Distributor of its obligations under the provisions set forth hereinabove in paragraphs 11.2.1 to 11.2.9, the Licensor has undertaken towards Devanlay and the Lacoste Apparel Products Distributor to use its best efforts to obtain from the Distributor that it remedies such breach. The Distributor further acknowledges that in the event such efforts remain unsuccessful, the Licensor has agreed that Devanlay and the Lacoste Apparel Products Distributors shall no longer be bound by any of their commitments concerning the presence or the sale of the Lacoste Watches in the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System within the Territory, which the Distributor accepts.

11.3	Mail Order – Internet

The Licensor is desirous to protect in the Territory the Lacoste Trademarks Image, the Models, the Lacoste Watches as well as the Lacoste Apparel Products and the Other Lacoste Products sold under the Licensed Trademarks. The Licensor also desires to protect the consumer from the counterfeiting of the above and desires to offer the consumer an appropriate environment and a high quality service. For all these reasons, the Lacoste Watches must be exclusively sold through the Lacoste Watches Selective Distribution System and the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System.

In consequence, the advertising and/or the sale of the Lacoste Watches on the Internet and by Mail Order are authorized provided that the following conditions are met :

11.3.1
the advertising and/or the sale of the Lacoste Watches on the Internet or by Mail Order may only be made by Approved Watches Retailers and members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System; and

11.3.2
the web site or the Mail Order catalogues on which the Lacoste Watches shall be advertised and/or sold shall be submitted to Master Licensee for Master Licensee's written approval. Such approval shall be granted if the following conditions are met :

a)
the name, the environment, the presentation and the general standing of the web site or the Mail Order catalogues as well as (for any such web site) the way it functions shall be compatible with the Lacoste Trademarks Image; and

b)	the web site or the Mail Order catalogues shall offer to consumers a high quality service for the Lacoste Watches; and

c)
the manner in which the Models and the Licensed Trademarks are presented on the web site or in the Mail Order catalogues in connection with the advertising and/or the sale of the Lacoste Watches shall be submitted to Master Licensee for Master Licensee 's written approval. The Approved Watches Retailers and the members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System may not include or use any of the Licensed Trademarks in the workings (as they exist as of this day or in the future) of the web, and in particular no Licensed Trademark may be included or used in a domain name, an URL address or an e-mail address.

11.4
The Distributor shall be free to fix its wholesale price to the members of the Lacoste Watches Selective Distribution System and the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System so as to facilitate the diffusion of the Lacoste Watches and the development of sales within the Territory. The Distributor shall keep the Master Licensee informed on a regular basis of its pricing policy. More specifically, the Distributor shall inform the Master Licensee of any modification in its price structure as soon as practicable after such modification.

Reduction of price points by the Distributor for the Lacoste Watches if not justified by normal business reasons, such as technical ones or currency exchange fluctuations, may not be implemented if such a move risks to have significant negative consequences on the Lacoste Trademarks Image.

ARTICLE 12 - END-OF-SEASON GOODS

12.1
Seconds and end-of season close-outs of Lacoste Watches (Lacoste Watches no longer included in the collection of the Lacoste Watches) may be sold with the Licensed Trademarks by the Distributor exclusively through the normal channels of distribution for the Lacoste Watches.

12.2	Damaged or defective Lacoste Watches may in no circumstances be sold in any manner whatsoever, and shall be destroyed at their expense by the Distributor.

ARTICLE 13 - PROMOTION AND ADVERTISING

The Distributor shall implement within the Territory an advertising and promotion policy for the sale of the Lacoste Watches in a manner compatible with the prestige of the Licensed Trademarks, of the Lacoste Trademarks Image and of the name "Lacoste" so as to achieve a satisfactory development of sales; such policy shall follow as closely as possible the Licensor’s Promotion and Advertising Know-How provided to the Distributor by the Master Licensee including the advertising policy defined by the Licensor at an international level.

13.1
As used herein “advertising” means only the publication in print or broadcast media of advertisements approved by Master Licensee and “promotion” means all other forms of promotion, other than advertising, for Lacoste Watches approved by Master Licensee including, without limitation, point of sale material, co-op advertising, marketing, public relations, special events and the like. All advertising and promotions (including, without limitation, the methods, selection, layouts, venue and timing thereof) shall be subject to the prior written approval of Master Licensee. Distributor shall submit all proposed advertising and promotion materials for approval at least four (4) weeks prior to the first anticipated use thereof and shall not engage in any advertising or promotion or use any such materials without Master Licensee’s prior written approval. Unless otherwise expressly approved in writing by Master Licensee, Distributor will use only such materials including, without limitation, point of sale material, packaging, advertising and ancillary material furnished or approved by Master Licensee.

13.2                                                      Distributor shall conduct all advertising and promotion of Lacoste Watches in the Territory at its own expense and Master Licensee will contribute towards the advertising and/or the promotion of such watches in the Territory as hereinafter provided. At a minimum, Distributor shall expend each contract year for approved advertising and promotion an amount equal to (a) * of Distributor’s budgeted Net Sales of Lacoste Watches for such contract year plus (b) * of Master Licensee’s sales to Distributor in such year. So long as Distributor satisfies its obligation in respect of advertising and promotion set forth in this Article 13.2 each contract year, then Master Licensee will reimburse Distributor an amount equal to * of Master Licensee’s Sales to Distributor in such year, such reimbursement amount hereinafter referred to as Master Licensee’s “A/P Amount”. Distributor’s budgeted Net Sales of Lacoste Watches for the first through the fifth contract years are set forth in Annex D to the JV Agreement and Distributor’s budgeted Net Sales each contract year thereafter shall be as contained in the annual business plan and budget as adopted in accordance with the provisions of the JV Agreement at or before the beginning of each contract year, or, at such time, if any, that the JV Agreement is no longer in effect, then as approved by Distributor in good faith consultation with Master Licensee, and may be adjusted in the same manner quarterly. Within thirty (30) days after the end of each such period, Distributor shall submit a statement

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

      to Master Licensee setting out and showing Distributor’s advertising and promotion expenditures incurred during such period (supported by invoices and other documents reasonably acceptable to Master Licensee, substantiating the expenditures for Distributor’s approved advertising and promotion)and, within thirty (30) days after its receipt of such statement accompanied by such substantiation, Master Licensee shall pay the appropriate A/P Amount to Distributor. Such statement shall be itemized as set forth in Schedule X. Distributor acknowledges that Master Licensee’s A/P Amount represents only a portion of Master Licensee’s total spending each year in respect of advertising and promotion of Lacoste Watches in the Territory in as much as Master Licensee also contributes directly to Licensor under the terms of the Master Agreement to support Licensor’s spending on advertising and promotion. In the event Distributor’s actual Net Sales for Lacoste Watches in any contract year (other than the final contract year of this Agreement) exceed the total budgeted sales for such year on which its promotion expenditures for such year were based, then Distributor shall spend an amount equal to * of such excess in the following contract year.

13.3	In addition to its other obligations under this Article 13, Distributor shall:

13.3.1	ensure that not only the Lacoste Trademarks Image but also the personal reputation of Mr René LACOSTE and his family are safeguarded.

13.3.2	keep the Master Licensee informed, as soon as executed, of all its advertisements and promotions and provide the Master Licensee with copies of the same.

13.3.3take all necessary steps to ensure that the Approved Watches Retailers, should they themselves elect to advertise and promote the sale of Lacoste Watches use only advertising and promotional material that has been approved by Master Licensee for use by Distributor.

13.3.4only use in its advertising and promotional campaigns for Lacoste Watches, products or accessories bearing the Licensed Trademarks in so far as such products or accessories exist and are available.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

13.3.5
permit the Master Licensee’s other distributors and the Licensor’s other licensees and distributors to use free of charge and subject to copyright laws to the corresponding artistic property rights, such advertising material.

13.4
Distributor shall ensure that the advertising and promotional programmes that are to be executed locally by the Approved Watches Retailers are submitted to the Distributor for its prior written approval. The Distributor undertakes to give notice to the Master Licensee of their contents (with the exception of the price) should the Master Licensee so request or in the event that there exists a doubt about their conformity with the applicable requirements set forth herein.

13.5
The Master Licensee shall supply the Distributor from time to time, at cost price, with whatever advertising material used by the Licensor or the Master Licensee that the Distributor may wish to purchase (which is permitted for use) within the Territory.

ARTICLE 14 - MINIMUM NET SALES REQUIREMENTS

The Distributor is committed to develop the sales of Lacoste Watches within the Territory.

The Distributor undertakes to make minimum Net Sales of Lacoste Watches in the Territory each contract year for the duration of this Agreement(“Minimum Sales Requirements”) equal to at least sixty percent (60%) of the amount of sales of Lacoste Watches as budgeted in the Business Plan annexed to the JV Agreement. Sales in excess of the Minimum Sales Requirement in any contract year shall be neither carried over nor credited toward the Minimum Sales Requirement of a subsequent contract year.  For purposes of this Agreement, the first contract year shall be from the Effective Date until January 31, 2008 and each contract year thereafter shall be the 12 month period ending each subsequent January 31. Notwithstanding the foregoing, there shall be no Minimum Sales Requirement for the first contract year.

ARTICLE 15 - TERMINATION

The Agreement may be terminated at any time:

15.1	By either of the parties:

15.1.1
in the event that the other party fails to fulfil any of its obligations, upon sixty (60) days prior notice to the defaulting party if, before the end of such notice period, such failure has not been remedied, or the defaulting party has refused to remedy the said failure, if it can be remedied, or has failed or refused to pay reasonable compensation should it not be possible to remedy the failure and this without prejudice of any compensation or damages whatsoever; or

15.1.2
This Agreement may be terminated at any time by either of the parties, immediately upon notice, in the event that the other shall be in violation of any substantial agreement with any material creditor, or (1) be dissolved; (2) apply for or consent to the appointment of a receiver, trustee or liquidator for its properties or assets; (3) admit in writing its inability to pay its debts as they are or become due; (4) make a general assignment for the benefit of creditors; (5) file a voluntary petition or be the subject of an involuntary petition in bankruptcy or an answer seeking re-organization in arrangement with creditors, or take advantage of any bankruptcy, reorganization, insolvency or re-adjustment of debt law or statute, or file an answer admitting the material allegations of a petition filed against it in any proceedings under such a law or statute, or take any action for the purposes of effecting any of the foregoing; or (6) have any order, judgment or decree entered against it without the application, approval or consent of the party concerned, by any court of competent jurisdiction approving a petition seeking reorganization of its properties or assets or the appointment of a receiver, trustee or liquidator for it.

15.2	By the Master Licensee

15.2.1
Within fifteen (15) days of the sending of a registered letter, with notification of receipt, without giving rise to any damages or compensation whatsoever, in the event of a change in control of the Distributor, except as expressly permitted under Article 18.2 hereof, or if an individual or company directly or indirectly in competition with the activities of the Licensor or the Master Licensee, including a licensee, a sub-licensee, a distributor, a sub-distributor, an agent or a customer of the Licensor or the Master Licensee should become a shareholder, even a minority shareholder of the Distributor. The Distributor then undertakes to inform of the occurrence of any of the events hereabove described within eight (8) days thereof.

15.2.2
The Master Licensee nevertheless, shall be entitled to postpone its right to terminate this Agreement to assess the compatibility of such change with the Licensor and its own commercial conceptions and interests.

15.2.3
If within three months following the receipt of the Distributor’s notice of the occurrence of such events, the Master Licensee has not implemented its right to terminate this Agreement, it shall continue in force until its normal expiry date subject to the execution of the other provisions contained in this Article 15.

15.2.4
Within thirty (30) days following formal notice in the event of the Distributor’s failure to settle the invoices from the Master Licensee within the period of time stipulated, without prejudice to any proceedings for forced collection which could be initiated by the Master Licensee and notwithstanding the provisions of Article 15.1.1

15.2.5	Immediately and without advance notice and without prejudice to damages, in the event that any Minimum Sales Requirement set forth in Article 14 above should not be reached.

15.2.6	Immediately and without notice in the event that the Distributor fails to fulfil its obligations with regard to the Lacoste Watches Selective Distribution System, notwithstanding Article 15.1.1 above.

15.2.7	Immediately and without notice in the event of expiry, termination or non-renewal of the Master Agreement and/or of the Supplemental Agreement.

ARTICLE 16 - PROVISIONS AT THE EXPIRY OF THIS AGREEMENT

16.1	Upon expiry or termination of this Agreement for whatever reason:

16.1.1	all rights and licenses granted to the Distributor pursuant to this Agreement shall terminate and revert to the Master Licensee; and

16.1.2
subject to the provisions of Article 16.1.6 hereunder, the Distributor shall immediately cease to trade as a Lacoste distributor, shall cease to use the Know-how, the Licensed Trademarks, and the Models and shall not assist any third party to do so, and any outlet store owned by the Distributor shall terminate its sales and activities in connection with the Lacoste Watches within ninety (90) days of the date of termination or expiry; and

16.1.3	the Distributor shall immediately cease using all documents and items bearing or representing the Licensed Trademarks (catalogues, technical documents, etc.); and

16.1.4	the Distributor shall cancel at its own expense all government clearances it may have obtained with the appropriate governmental authorities; and

16.1.5
the Distributor shall deliver immediately, at its cost, to the Master Licensee or to any third party designated by the Master Licensee, all remaining advertising and promotional and display material, and in general all documents and items bearing or representing the Licensed Trademarks (catalogues, technical documents, etc); and

16.1.6	the Master Licensee shall have the right, at its sole discretion, to:

a)
repurchase or have any third party it may wish to appoint repurchase, all or part of the stock of Lacoste Watches which the Distributor may have on hand at the date of termination or expiry or non renewal at the price invoiced by the Master Licensee to the Distributor minus rebates taking into consideration their age, state and condition.

b)
If the Master Licensee does not exercise its purchase option as aforesaid, the Distributor shall be free to sell on a non exclusive basis the products remaining in inventory within the Territory during a period of six (6) months after the expiry or termination date hereof. This Agreement shall govern the said sales during said period. Such sales will be exclusively made to the Approved Watches Retailers or to Lacoste Boutiques and Lacoste Corners in quantities not exceeding those normally sold to said Approved Watches Retailers or to Lacoste Boutiques or Lacoste Corners during the previous year.

In this case the Distributor shall strictly comply with all of its obligations hereunder during such six month period, in particular those obligations relating to the compliance with the image and reputation of the Lacoste Watches, the Lacoste Trademarks and the Lacoste name. The Distributor shall refrain from any action that could harm such image and reputation.

In such an event, the price invoiced to Approved Watches Retailers or to Lacoste Boutiques and Lacoste Corners during such period shall not be more than fifteen percent (15%) lower than those in force on the date of the sending of the letter advising the other party of the termination or non-renewal of this Agreement.

At the end of such six-month period, the Distributor may only continue to sell for an additional six (6) months period any remaining stock after having removed all markings or references to the Licensed Trademarks or to the name of the Licensor and after having eliminated and destroyed all packaging and labels bearing the name of the Licensor or the Licensed Trademarks.

At the end of this additional period the remaining stock shall have to be destroyed.

The provisions of Article 16.1.6 shall not apply to display materials which shall instead be governed by Article 16.1.5.

16.2	Furthermore it is hereby agreed that the termination, expiry or non-renewal shall automatically entail at the Licensor's sole option choice either:

16.2.1	the immediate termination of the commercial agreements which may have been entered into between the Distributor and the Approved Watches Retailers,

16.2.2	or the assignment of such commercial agreements to a new Lacoste distributor designated by the Master Licensee.

The Master Licensee shall not be liable to the Distributor for any claim said Approved Watches Retailers might raise against the Distributor due to such termination and/or assignment.

16.3
The Distributor, given the specific conditions prevailing in the profession, shall not object in any way whatsoever, during the period of notice preceding the termination or non-renewal of this Agreement, to any visits to its clients and taking of orders for the following season that may be carried out by the new distributor for Lacoste Watches chosen by the Master Licensee.

16.4
The Distributor acknowledges and agrees that it is entering into this Agreement on the express understanding that its receipt from sales of Lacoste Watches under this Agreement are intended to be sufficient to compensate it fully for all risks, costs and expenses incurred in connection with this Agreement, including, i.e., all costs and expenses incurred by the Distributor for its sales, marketing, merchandising, advertising and promotion efforts with respect to the Lacoste Watches.

16.5
Accordingly, upon the end, the termination or the non-renewal in whole or in part of this Agreement and regardless of its duration, for whatever reason, the Distributor shall have no right to any further payment, indemnity or compensation for loss of goodwill or for any risks, costs or expenses incurred or developed by the Distributor during the term of this Agreement.

ARTICLE 17 - FORCE MAJEURE

No party shall be liable to the other for any delay in or failure to render any performance when such delay or failure is caused by governmental regulations, fire, strike, lockout, war, riot, flood, accident, epidemic, delays in manufacture or transportation or any other cause, whether of like or different nature, beyond the reasonably control of such a party, provided that the foregoing shall not excuse or delay any party's payment obligations or affect a party's right to terminate.

In the event that a cause beyond the reasonable control of the parties (including but not limited to Acts of God, casualty, war whether formally declared or not, civil disturbances, strikes, labour disputes, delays in transportation or supplies, interruption of facilities or requirements of Governments or agencies thereof, or any other reason of force majeure) should prevent the performance of an obligation of this Agreement, such obligation shall be suspended during the existence of said event.

However, should such event continue to exist for more than three months, both or either of the parties may demand the termination of the Agreement which shall then occur 15 days after the sending of a notice hereunder requesting the termination without giving right to damages or compensation of any nature whatsoever.

ARTICLE 18 - ASSIGNMENT

18.1	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

18.2
It is expressly understood and agreed that this Agreement or any interest therein shall not be in part or as a whole directly or indirectly sold, assigned, pledged or otherwise encumbered by the Distributor without the written consent of the Master Licensee and any such purported assignment, sale, pledge or encumbrance shall be void ab initio and of no effect. Notwithstanding the foregoing, the parties acknowledge that under the JV Agreement each of SWICO and MGI, as the only shareholders of Distributor, has the right under section 15.2 of the JV Agreement, to dissolve, or to purchase the other’s interest in, Distributor. Accordingly, if either SWICO or MGI (the “Non-breaching Party”) elects under the foregoing provision of the JV Agreement to  purchase the other party’s interest in, Distributor and (a) written notice from SWICO and MGI confirming such election has been provided to Master Licensee and Distributor and (b) the Non-breaching Party also notifies Master Licenseee that it wishes this Agreement to be assigned, then effective upon the date specified in such notice from the Non-breaching Party (or, absent the specification of any date, then as soon as reasonably practicable) Master Licensee shall assign all of Distributor’s right, title and interest in and under this Agreement to such Non-breaching Party or to any Affiliate of such Non-Breaching Party as specified in such notice. Distributor hereby grants Master Licensee a power of attorney for purposes of Master Licensee executing and delivering on behalf of Distributor any and all documents or other instruments necessary to effect such assignment.

18.3
The Distributor shall not delegate or sub-contract, whether in whole or in part, any of its duties arising out of or under this Agreement without the prior written consent of the Master Licensee which Master Licensee has the right to withhold in its sole and absolute discretion.

ARTICLE 19 - INSURANCE

19.1
The Distributor shall indemnify the Master Licensee and the Licensor and hold the Master Licensee and the Licensor harmless from any liability, loss or expense, including reasonable attorney's fees, with respect to the Distributor's breach of this Agreement or any claim asserted by any other person or entity against the Distributor, the Master Licensee, and/or the Licensor that arises out of the performance or non-performance by Distributor of its obligations under this Agreement.

19.2
The Distributor shall defend the Master Licensee and the Licensor against all claims, actions, suits or proceedings and shall indemnify and hold the Master Licensee and the Licensor harmless from any and all resulting losses, liabilities, costs (including any and all related legal fees and expenses incurred by the Master Licensee and the Licensor) and damages (including punitive damages) arising out of or in any way connected with its Lacoste Watches retail activity. Such indemnification shall include, but not be limited to, losses, liabilities, costs and/or damages

ARTICLE 20 - CAPACITY OF THE PARTIES

20.1
It is expressly agreed that, within the scope of this Agreement, the Distributor shall purchase and resell the merchandise for its own account and shall act as an independent trader both with respect to the Master Licensee and to the customers. Consequently, under no circumstances shall the Distributor make the Master Licensee liable vis a vis third parties and it shall take all the necessary steps to guarantee the Master Licensee against the financial consequences of any claims that could be made against the Master Licensee by such third parties as a result of commercial operations carried out by the Distributor.

20.2
Nothing in this Agreement shall be construed to render either party liable for any debts or obligations of the other party and the parties shall in no way be considered agents or representatives of each other. Neither party shall have the authority to act for or bind the other.

ARTICLE 21 - CONFIDENTIALITY

21.1
the Master Licensee and the Distributor recognise that all information or proprietary information (including all Know-How) so far received or to be received in the future from the other, which is related, directly or indirectly, to the conduct of affairs governed by this Agreement (a) shall remain the exclusive property of the party from which it will have originated, (b) shall be kept and maintained as confidential, (c) shall not be used for any purpose outside the scope of this Agreement, (d) shall be disclosed only to those employees or agents as may be reasonably deemed necessary to carry out the purpose of this Agreement, and (e) shall not be disclosed to third parties without prior written approval of the other. Information which is in its entirety already in the public realm or was received from third parties who are not under any obligation to limit disclosure of such information or which is required to be disclosed by law or any regulation body shall not be governed by this Article 21.1.

21.2
However, the Master Licensee may disclose to its other distributors anywhere in the world any confidential or proprietary information it may have received from the Distributor, and use such information in connection with the agreements it has with such other distributors.

21.3
The Distributor undertakes to obtain from all third parties which it may hire such as advertising agencies, and market research firms, a commitment to keep strictly confidential any technical, commercial, financial or marketing information they may have obtained from the Distributor or from the Master Licensee, either in connection with the services to be performed by them or otherwise, and a commitment not to re-use the creations or studies commissioned by the Distributor for the benefit of third parties without the prior written approval of the Master Licensee.

21.4	The prohibitions contained in this Article 21 shall permanently remain in full force and effect.

ARTICLE 22 - LEGAL AND ETHICAL REQUIREMENT

22.1
The Distributor shall at its own expense ensure that all local and national laws, rules, regulations and other requirements and codes of practice applicable in the Territory and all policies and ethical and other standards from time to time specified by the Master Licensee in respect of the treatment of any persons involved in the sale of any Lacoste Watches or otherwise in respect of any human rights or other issues are complied with in relation to all activities of the Distributor and/or its authorised Suppliers under this Agreement.

22.2
The Distributor shall observe at all times (a) all local and national laws, rules, regulations and other requirements and codes of conduct applicable in the Territory; (b) the relevant provisions of any applicable and enforceable treaty, law or regulation in relation to the protection of human rights and in particular childhood, salaries, duration and condition of workmanship, (c) the relevant provisions of any applicable and enforceable treaty, law or regulation in relation to the protection of the environment, and shall take all necessary measures to immediately bring to an end any violation of such provisions.”

22.3
The Distributor shall indemnify the Master Licensee and its assignees and successors for any claims, known or unknown, liabilities, demands, damages, cases of action, costs expenses, dues, covenants, suits, indemnities and judgements which any third party shall make.

ARTICLE 23 - AMENDMENT AND CANCELLATION OF THE AGREEMENT

This Agreement cannot be amended or cancelled either orally or tacitly.

No amendment, change or modification of this Agreement shall be deemed as valid, unless it is based on a written document mentioning the intention of the parties to amend it, duly signed and empowered by an authorised representative of each party.

ARTICLE 24 - MISCELLANEOUS

24.1
The Distributor shall, at its own expense, in the Territory and the Master Licensee shall, at its own expense, in Switzerland, execute any documents required to comply with the laws and requirements of the respective countries with respect to declaring, recording or otherwise rendering this Agreement effective.

24.2
Any notice served by one party upon the other shall be in writing in the English language and shall be delivered personally (including by courier) or be sent by facsimile. Such notice or document shall be deemed to have been received in the case of personal delivery when delivered or, if sent by facsimile, on the day following that on which the facsimile was sent, provided that the party serving such notice shall send a copy by registered airmail within two (2) days after sending the facsimile notice.

Such notice shall be addressed as follows (or at such other place designated in writing by the relevant party);

24.2.1	If to the Master Licensee:
Tel:                        (41) (32) 329-3400
Fax:                        (41) (32) 329-3401
Attn: Lacoste Watches Brand Manager

Copy to:
Attn: Legal Department
Movado Group, Inc.
650 From Road
Paramus, New Jersey 07652
USA
Tel: (201) 267-8105
Fax: (201) 267-8050

24.2.2	If to the Distributor
MGS Distribution Limited
Tel:
Fax:
Attn:

Any change of address must be notified in writing to the other party.

24.3
No rights of either party arising out of this Agreement, or any provision hereof, shall be waived except in writing. Failure by either party to exercise or enforce, in any one or more instances, any of the terms or conditions of this Agreement shall not constitute or be deemed a waiver of that party’s right thereafter to enforce the terms and conditions of this Agreement.

24.4
This Agreement and the Schedules hereto constitute the entire understanding of the parties with respect to the subject matter hereof, and the rights, obligations, and interests of any party as they may pertain herein may not otherwise be changed, modified or amended except by the written Agreement of the party to be charged.

24.5
If at any time any party hereto shall deem or be advised that any further assignments, licenses, assurances in law or other acts or instruments, including lawful oaths, are necessary or desirable to vest in it the rights provided for herein, the parties hereto agree to do all acts and execute all documents as may reasonably be necessary or proper for that purpose or otherwise to carry out the intent of this Agreement.

24.6
The rights and obligations of the parties hereto under this Agreement shall be subject to all applicable laws, orders, regulations, directions, restrictions and limitations of competent authorities having jurisdiction on the parties hereto.

24.7
In the event, however, that any such law, order, regulation, direction, restriction or limitation, or construction thereof, shall substantially alter the relationship between the parties under this Agreement or the advantages derived from such relationship, or shall prevent the performance of any provision of this Agreement, either party may request the other party hereto to modify this Agreement, and if within ninety (90) days subsequent to the making of such request, the parties hereto are unable to agree upon a mutually satisfactory modification hereof, such party may terminate this Agreement by giving thirty (30) days notice not later than thirty (30) days following the end of such ninety (90) days period.

24.8
Notwithstanding, anything contained herein to the contrary no third party other than a party hereto and the Licensor is intended to or shall have any legal or equitable right remedy or claim under this Agreement or any part thereof, as against any party to this Agreement, it being understood that the provisions of this Agreement are for the sole benefit of the parties hereto and Licensor and no other party shall be or be deemed a third party beneficiary of this Agreement (the foregoing is without prejudice to the rights of any nominee of the Master Licensee in respect of orders placed on it by the Distributor in accordance with the terms hereof).

24.9	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

24.10	Paragraphs headings of this Agreement are for convenience only and shall not be construed as a part of this Agreement or as a limitation on the scope of any terms or provisions of this Agreement.

24.11When interpreting the terms and conditions of this Agreement, the English language shall be applied exclusively.

ARTICLE 25 - GOVERNING LAW – JURISDICTION

25.1
This Agreement is governed and construed in accordance with Swiss Law without reference to its conflict of law principles. The Vienna Convention on the International Sales of Goods of April 11, 1980 shall not apply to this Agreement.

25.2
All disputes arising out or in connection with this Agreement which cannot be amicably settled by consultation, shall be finally settled by arbitration in Geneva, Switzerland under the rules of the International Chamber of Commerce by one arbitrator appointed in accordance with said rules. Each party hereto shall be bound by any arbitration award so rendered and any judgment upon such award may be entered as a non-appealable, final foreign judgment in any court having jurisdiction thereon.

The proceedings and shall be carried out in the English language.

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed by their duly authorised officers as of the Effective Date.

MGI LUXURY GROUP S.A.	MGS DISTRIBUTION LIMITED

_______________________                                                                                                ___________________________
Name:                                                                           Name:
Title                                                                           Title:

S/agreement/distrib/Lacoste_STANDARD(011207).doc

SCHEDULE I

The Crocodile

[Missing Graphic Reference]

20.	SCHEDULE II

21.

22.

23.	THE LICENSED TRADEMARKS

[Missing Graphic Reference]

[Missing Graphic Reference]

SCHEDULE III

The Lacoste Trademarks

[Missing Graphic Reference]

[Missing Graphic Reference]

[Missing Graphic Reference]

SCHEDULE IV

The Lacoste Watches

Watches for men, women, children

Time-keeping devices

Cases for watches and time-keeping devices

Bracelets, straps and components for watches

SCHEDULE V

Points-of-sale

V.a - Approved Watches Retailers
Specialized Watch Shops
Specialized Watch Corners of Department Stores
Sport Shops
Sport Corners of Department Stores
Duty-free Shops
Other retailers fulfilling the requirements of the Lacoste Watches Selective Distribution System

V.b - Members of the "Lacoste Boutiques and Lacoste
Corners" Selective Distribution System

Schedule VI

Rules for the calculation of the Presentation surfaces

METHODOLOGY

The Presentation surface represents, within the Sales surface, the total surface effectively used for the presentation and the sale of products on the furniture (fixed to the walls or free-standing) or displays, excluding the cash counter, the shop windows, the fitting rooms, the areas used for customers traffic, the security issues.

The Presentation surface is calculated by adding the surfaces of each part of the furniture (as an example: surface of a shelf of a piece of furniture fixed to the walls, free-standing furniture in whole or in part, etc.) divided by the set number of elements ("ratio") that can be placed atop of one another allowing the presentation or the sale of the Lacoste products within the Lacoste Boutique or the Lacoste Corner.

The attached schedules list the main pieces of furniture, according to the different generations of the Lacoste furniture (1999, 2000 and 2002), including the furniture specific to the Other Lacoste Products and the Lacoste Watches. This schedule gives the values in sq. m. of each piece of furniture and therefore allows the calculation of the total Presentation surface.

Any new piece of furniture, or any new generation of furniture, shall be included in a supplementary schedule established under the same principles.

Therefore, in a Lacoste Boutique or in a Lacoste Corner, a simple counting of the elements according to this schedule shall allow all interested persons to calculate:
-	the total Presentation surface
-	the Presentation surface of the Lacoste Apparel Products
-	the Presentation surface of the Lacoste Watches and of the Other Lacoste Products
-	the percentage of the Presentation surface of the Lacoste Watches and of the Other Lacoste Products / the total Presentation surface.

[Missing Graphic Reference]

[Missing Graphic Reference]

Schedule VII

Lacoste Watches General Conditions of Distribution

I/ The Lacoste Group (designating jointly Lacoste S.A., Sporloisirs S.A., Lacoste Alligator S.A.), wants to: (i) preserve the image of Lacoste trademarks worldwide, the models and Lacoste products sold under Lacoste trademarks (hereinafter referred to as the "Lacoste Trademarks"); (ii) prevent counterfeiting of the Lacoste Trademarks in the interest of consumers; and (iii)offer to its consumers an adequate setting and good quality service for Lacoste watches (hereinafter referred to as the "Lacoste Watches") (together with all other goods sold under the Lacoste Trademarks, hereinafter to as "Lacoste Products"). For these reasons, the Lacoste Group has decided that Lacoste Watches, as with the Lacoste products, shall be sold worldwide through a selective distribution system. The Lacoste Group has also appointed MGI Luxury Group S.A. as its exclusive worldwide licensee for the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of Lacoste Watches (hereinafter referred to as the "Licensee"). The Lacoste Group and Licensee require that Lacoste Watches be distributed only through selected retailers. In order to become an approved Lacoste Watches retailer (hereinafter referred to as the "Approved Retailer") within the Lacoste selective distribution network set up for the Lacoste Watches, a retailer shall meet the standards of performance as detailed below for Lacoste watches selection criteria (hereinafter referred to as the "Selection Criteria").

The trade name of the point of sale or of the department store, or of the space in which the point of sale or the watches department or the point of sale is located, must always reflect the prestige of the Lacoste brand. Consequently, the shop sign must be compatible with the principles which govern the distribution of the Lacoste Watches, which are luxury and high quality products. Thus, the Lacoste brand shall not be sold by retail outlets under trade names whose image is associated with an absence of or limited customer service, prestige or sophisticated in-store design. No signage at the point of sale may include terms or logos which reasonably might depreciate the image of the Lacoste brand or the Lacoste Watches.

a)
The location and environment of the point of sale (type and category of the building, location in the town in question, type of shops in the neighbourhood) shall remain at all times compatible with Lacoste brand image. The sale area shall be sufficient to permit the presentation of the Lacoste Watches in a sufficient shopping space without disproportion with the other brands offered for sale and allowing to distinguish them. The frontage shall be made of materials of good quality, well maintained and attractive.

b)	The shop sign shall be well maintained and attractive. The window dressing shall be of good quality and sophisticated. The lighting shall be sufficient and sophisticated.

c)	The type, brand and nature of the products sold in the outlet shall be compatible with Lacoste brand image.

d)	The sale personnel shall be well qualified.

e)	The financial capabilities and solvency guarantees shall be good.

II/ Application procedure to open an account

a)
Any application (hereinafter referred to as the "Application") to open an account to become an approved retailer for the sale of Lacoste Watches  shall be made in writing to the authorized wholesale distributor of Lacoste Watches in the country where the prospective point of sale is located (hereinafter referred to as the "Distributor"). The Distributor shall promptly send the completed Application to Licensee.

b)
Within a maximum delay of four months as from the receipt of the Application, the Licensee shall evaluate the point of sale in order to determine if the point of sale, subject to the Application, and its sales personnel satisfy the Selection Criteria.

c)	Following this evaluation :

(i)
if the point of sale and staff do not satisfy the Selection Criteria, the Licensee shall notify the Distributor which shall so inform the applicant in writing and shall list in writing the elements which do not satisfy the Selection Criteria. Consequently, the Distributor shall turn down the Application;

(ii)
if the point of sale and staff satisfy the Selection Criteria, the Licensee shall notify the Distributor which shall so inform the applicant in writing and provide the applicant (which shall then be deemed an Approved Retailer) with a Lacoste Watches Approved Retailer contract.

III/ Satisfaction of Selection Criteria

The Distributor shall check, through an evaluation, that the Approved Retailer and its sales personnel continue to satisfy the Selection Criteria. If as a result of such evaluation the Approved Retailer and its sale personnel continue to satisfy the Selection Criteria, the Distributor shall inform the Approved Retailer and Licensee in writing.

If as a result of such evaluation, the Approved Retailer or its sales personnel no longer appear to satisfy the Selection Criteria, the Distributor shall notify Licensee in writing which shall review such evaluation and, after consultation with Distributor, determine whether the Approved Retailer continues to satisfy the Selection Criteria. If, after such review, Licensee determines that the Approved Retailer no longer satisfies the Selection Criteria, it shall so notify Distributor which:

-	shall inform the Approved Retailer in writing and shall list the elements which do not satisfy the Selection Criteria;
-
shall also ask the Approved Retailer to take the appropriate measures so that the Selection Criteria be satisfied, within a delay of six (6) months as from the date of receipt of the above mentioned letter.

At the end of the of six month delay, a new evaluation shall be carried out by the Distributor and forwarded to Licensee for review, and after this new evaluation and review:

(i)	either Licensee shall determine that the Selection Criteria are satisfied and so inform the Distributor which shall inform the Approved Retailer in writing accordingly;

(ii)
or Licensee shall determine that the Selection Criteria are still not satisfied and so inform the Distributor which shall inform the Approved Retailer in writing and shall list the elements which still do not satisfy the Selection Criteria. In such a case the Distributor shall, upon instruction from Licensee, terminate the Lacoste watches approved retailer contract signed with the Approved Retailer (hereinafter referred to as the "Contract") within the conditions set out in article 6.1.1 of the Lacoste watches approved retailer contract. Nevertheless, if the Approved Retailer has started repairs or demonstrates that it decided to do so, the Distributor may then grant another delay of six (6) months. At the end of this delay, a new evaluation shall be carried out within the same conditions as the one described above in (i) and in the first two sentences of (ii).

Schedule VIII

Distributor Discount Schedule

Distributor pricing shall be * of Supplier’s recommended Euro retail price (inclusive of VAT); provided, however, that if this Agreement is assigned as provided under Article 18.2, then the pricing to the assignee shall be based on the same discount off of Supplier’s recommended Euro retail price as generally offered by Supplier to its other independent distributors of the Products in the European Union.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

-  -

SCHEDULE IX

Lacoste Watches Approved Retailer Contract

Between:

(name of the company) having its registered office at _______________________, duly represented by Mr ______________________, which is the exclusive distributor of Lacoste Watches (hereinafter referred to as the "Lacoste Watches") in (country concerned) (hereinafter referred to as the "Territory"), hereinafter referred to as the "Distributor",

And:

(name of the company) having its registered office at _______________________, duly represented by Mr ______________________, which runs a point of sale situated at (full address) under the trade name _______________________ (hereinafter referred to as "the Point of Sale"), hereinafter referred to as the "Approved Retailer".

WITNESSETH:

WHEREAS, MGI Luxury Group SA (hereinafter referred to as the "Licensee") is the exclusive worldwide licensee of the Lacoste Group for the Lacoste Watches and Licensee has appointed Distributor as the exclusive distributor of the Lacoste Watches in the Territory under the terms of a distributorship agreement between Licensee and Distributor (hereinafter referred to as the "Distribution Agreement").

WHEREAS, for the reasons stated in the general conditions of distribution of the Distributor (hereinafter referred to as the "General Conditions of Distribution") annexed to the present contract (Schedule .....) the Lacoste Watches are distributed through a selective distribution system, that is the Lacoste Watches are distributed at the points of sale which satisfy the selection criteria (hereinafter referred to as the "Selection Criteria") defined by the companies Lacoste S.A., Lacoste Alligator S.A. and Sporloisirs S.A. (hereinafter collectively referred to as the "Lacoste Group"), which are detailed in the General Conditions of Distribution.

WHEREAS, the Distributor has visited and evaluated the Point of Sale.

WHEREAS, further to such evaluation it appears that the Point of Sale and the sales staff employed by the Approved Retailer at the Point of Sale satisfy the Selection Criteria.

WHEREAS, consequently, the Distributor may enter into this contract with the Approved Retailer for the distribution of the Lacoste Watches at the aforementioned Point of Sale.

THE PARTIES HEREBY AGREE AS FOLLOWS:

ARTICLE 1 - RIGHTS GRANTED

The Distributor hereby grants, and the Approved Retailer hereby accepts for the duration of the present contract (hereinafter referred to as the "Contract"), the non exclusive right to sell the Lacoste Watches at the Point of Sale in accordance with the terms and conditions set forth herein.

The Contract, its Annexes and the General Conditions of Distribution in force determine the rights and obligations of the two parties.

ARTICLE 2 - MATERIAL CONDITIONS OF CONTRACT

The execution and existence of the Contract are subject to the Distributor certifying that the Point of Sale of the Approved Retailer and the sales staff of the Point of Sale satisfy the Selection Criteria.

ARTICLE 3 – OBLIGATIONS OF THE APPROVED RETAILER

3.1The Approved Retailer undertakes, for the duration of the Contract, that the Point of Sale and the sales staff of the Point of Sale satisfy the Selection Criteria.

3.2Fittings and Management of the Point of Sale

3.2.1The sales area of the Point of Sale shall always permit the presentation of the Lacoste Watches in a sufficient area.

The Approved Retailer shall display the Lacoste Watches separately from other brands sold at the Point of Sale. The counters, posters and other POS material, which shall be supplied to it by the Distributor, shall be well positioned.

The Approved Retailer shall affix prominently on the window of the Point of Sale or display inside the Point of Sale, a sign or sticker which shall be furnished by the Distributor confirming its quality as Approved Retailer for Lacoste Watches.

3.2.2All items bearing any trademark owned by the Lacoste Group (“Lacoste Trademarks”) used by the Approved Retailer on its shop front (such as awning, sign, etc…) in the shop window or inside the Point of Sale shall be exclusively those supplied by the Distributor or exceptionally those which have received the prior and express written approval of the Distributor.

3.3Supplies

The Approved Retailer shall purchase the Lacoste Watches from the Distributor in accordance with the terms and conditions contained herein and in the General Conditions of Distribution. Nevertheless, within the European Economic Area (i.e. European Union + Iceland, Liechtenstein, and Norway) the Approved Retailer is also entitled to buy the Lacoste Watches from and sell the Lacoste Watches to (i) any authorized exclusive distributor appointed by and under contract with Licensee for the distribution of the Lacoste Watches and (ii) any other approved retailer approved by and under contract with Licensee or a Lacoste watch distributor for the retail sale of the Lacoste Watches located in any of the countries which are part of the European Economic Area, except to or from Lacoste boutiques ("Lacoste Boutiques") and Lacoste corners ("Lacoste Corners") which are principally devoted to the sale of Lacoste apparel products and only on a subordinate basis other Lacoste products including Lacoste Watches. Because of their strong specificity, the Lacoste Boutiques and the Lacoste Corners constitute a selective distribution system which is distinct from the selective distribution system organised for the Lacoste Watches. The Approved Retailer shall ensure before any resale that the buyer is an approved retailer of Lacoste Watches. The Approved Retailer shall keep for a minimum period of twelve (12) months as from the date of purchase and/or sale of the Lacoste Watches, a copy of the invoices corresponding to these purchases and sales permitted under this Article 3.3. The Distributor shall be entitled to inspect and copy these invoices if it reasonably determines that the Approved Retailer may have purchased or sold Lacoste Watches outside the selective distribution system set up for the Lacoste Watches within the European Economic Area.

3.4Sales

3.4.1The price at which the Lacoste Watches will be sold by the Distributor to the Approved Retailer and other sales conditions applicable to the Lacoste Watches will be the one applicable in the Territory at the date the order is received.

3.4.2The Approved Retailer shall continuously offer for sale an appropriate assortment of the Lacoste Watches.

3.4.3In addition, the Approved Retailer shall ensure that the Lacoste Watches are only sold in their original presentation and shall respect the recommendations made by the Distributor concerning the merchandising of the Lacoste Watches.

3.4.4The Approved Retailer shall not sell at its Point of Sale other products in immediate proximity to the Lacoste Watches likely to damage or devalue the image of the Lacoste Trademarks and/or the Lacoste Watches.

3.4.5Subject to Article 3.3, the Approved Retailer undertakes not to sell the Lacoste Watches other than at the Point of Sale at the address stated at the very beginning of this Contract exclusively to the ultimate consumer.

3.4.6The Approved Retailer shall not sell Lacoste Watches by mail order or by internet, unless the Approved Retailer has received a prior written authorisation from the Distributor confirming that the selection objective criteria set up for these kind of sale are satisfied.

3.4.7The Approved Retailer shall be free to fix its resale prices according to the laws and regulations in force. The breakdown of the recommended prices that may be communicated to the Approved Retailer by the Distributor are only indicative.

3.5Advertising and promotional activities of the Approved Retailer

Should the Approved Retailer wish to carry out advertising and promotional activities of any sort itself, it shall obtain the prior written approval of the Distributor on the content and means of such activities with the exception of price.

In any event, the Approved Retailer shall in such advertising and promotional activities:
-	use exclusively the visual designs, lettering, emblems and logos approved by the Distributor;
-	ensure that the standing and image of the Lacoste trademarks but also personal reputation of Mr. René Lacoste and his family are protected.

ARTICLE 4 - PROTECTION OF LACOSTE INTELLECTUAL PROPERTY RIGHTS

The Approved Retailer acknowledges that the Lacoste Trademarks and models of the Lacoste Watches are the exclusive property of the Lacoste Group and undertakes to strictly respect the intellectual property rights of the latter.

Consequently, it expressly undertakes not to use the Lacoste Trademarks other than solely for purposes of performing its obligations under this Contract. Under no circumstances shall the Approved Retailer use the Lacoste trademarks as a business name, company name, shop sign or any other use or print them on the commercial documents of its business.

In addition, the Approved Retailer undertakes to immediately notify the Distributor of any act by a third party of which it may have knowledge and which is likely to constitute a counterfeit or an imitation of the Lacoste trademarks or models of the Lacoste Watches.

ARTICLE 5 - DURATION

The Contract shall came into force on ________________ and shall end on (one year after)_______________ , unless sooner terminated in accordance with the conditions set out in the present Contract or by mutual consent of parties. It shall be automatically renewed for successive renewal periods of one (1) year each unless either party notifies the other at the latest three (3) months before the expiration of the initial period or of any subsequent renewal period(s).

ARTICLE 6 - TERMINATION

6.1Without prejudice of what is elsewhere provided in the Contract, the Distributor shall be entitled to terminate the Contract at any time without having to pay indemnity of any nature to the Approved Retailer:

6.1.1If the Point of Sale no longer satisfies the Selection Criteria, in which event the Contract shall end six (6) months after notice thereof by the Distributor to the Approved Retailer.

6.1.2In the event that the Approved Retailer fails to comply with any of its other obligations thirty (30) days after notice thereof by Distributor and no remedy of the breach having been effected. This delay of thirty (30) days is reduced to fifteen (15) in case of payment default.

6.1.3Without notice, in case of termination or non-renewal of (a) the master licence agreement between Licensee and Lacoste Group, or (b) of the Distribution Agreement, regardless of cause.

6.1.4Without having to give prior notice should (a) the legal form of the Approved Retailer be modified, (b) the business or part of the business be sold, (c) the business be leaded, hired, purchased, contributed to another business or Approved Retailer, pledged or subject to a management contract, (d) the Approved Retailer be dissolved, (e) the business be discontinued or the Point of Sale of the Approved Retailer be closed during a period greater than two (2) months; or

6.1.5Without prior notice, in the event of the Approved Retailer’s voluntary or compulsory liquidation, bankruptcy, legal settlement or placement of a receiving order or in any equivalent situation.

The Approved Retailer shall inform the Distributor if one of the events covered by Articles 6.1.4 and 6.1.5 occur as soon as the event occurs, the Distributor being the sole party to decide on its continuance of the Contract.

6.1.6Notwithstanding anything to the contrary contained herein, with full and immediate effect:
-	in the event the Approved Retailer fails to comply with Articles 3.2.2 or 3.4.5 of the Contract;
-
within the European economic Area (i.e. European Union + Iceland, Liechtenstein, and Norway), if the Approved Retailer either purchases or resells Lacoste Watches outside from the selective distribution set up for Lacoste Watches;

-	if the Approved Retailer is involved in the manufacturing and/or sale of counterfeits.

6.2In the case of termination or non-renewal, for whatever reason, of the Distribution Agreement this Contract shall likewise terminate within the same time limits, and the Approved Retailer shall be informed within a reasonable period. The Lacoste Group may nevertheless decide at its sole option to assign the Contract to the new Lacoste exclusive distributor in charge of the distribution of Lacoste Watches in the Territory.

ARTICLE 7 - SITUATION OF THE PARTIES IN THE EVENT OF TERMINATION OR NON-RENEWAL OF THE CONTRACT

In the event of non-renewal or termination of this Contract, the Distributor shall have the right, at its own discretion:

-
to repurchase or to have a third party it may appoint repurchase immediately, all or part of the stock of Lacoste Watches of the Approved Retailer at the price paid by the Approved Retailer after deduction of depreciation of the Lacoste Watches, and/or,

-
to grant the Approved Retailer a period of up to three (3) months to sell such stock. At the end of the said period of three months the Approved Retailer shall not be entitled to resell the stock, except with the approval of the Distributor.

The Approved Retailer shall return to the Distributor all elements bearing the Lacoste trademarks, if need be, furniture and the sticker "Approved Lacoste Watches Retailer" including, without limitation, all POS material. Nevertheless, it may retain the furniture provided that all references to Lacoste and to Lacoste trademarks are removed.

In addition, the termination or the non-renewal of the Contract shall entail the immediate cancellation of all pending orders.

It is expressly agreed between the parties that under no circumstances whatsoever will the end, termination or non-renewal of the Contract provide the Approved Retailer with the benefit of any right of indemnity of whatever nature, regardless of the cause of or reason for the end, non-renewal or termination, the revenue that the Approved Retailer derived from the sales of the Lacoste Watches during the application of the Contract having fully defrayed all risks, costs and expenses incurred by the Approved Retailer during its performance throughout the duration of the Contract.

ARTICLE 8 - LIABILITY

Approved Retailer shall, at its own cost and expense, keep and maintain in full force and effect for the duration of this Contract, a policy of commercial general liability insurance insuring Approved Retailer’s activities with respect to the Point of Sale against loss, damage or liability for personal injury or death or loss or damage to property with limits not less than those customarily maintained by similar retail operations in the Territory. Approved Retailer shall inform Distributor of the terms of said insurance upon request from time to time. Approved Retailer hereby releases Distributor, Licensee, the Lacoste Group and each of their respective affiliates from liability, and waives all right of recovery against each of them, for any injury, loss or damage, whether due to negligence or any other cause, if such injury, loss or damage is caused by any of the perils which are covered by the foregoing insurance policy or are required to be covered by such insurance pursuant to this Contract.
ARTICLE 9 - APPLICABLE LAW / JURISDICTION

The Contract is governed by the law of the Territory.

The Court of (to be completed) shall have the exclusive jurisdiction on any litigation resulting from the interpretation or execution of this Contract.

ARTICLE 10 – NOTICES

Any notices required in accordance with any of the provisions hereof shall be in writing and delivered or mailed by registered mail, or by an internationally recognized overnight courier service (e.g., Federal Express), to the address of the parties set forth on the first page hereof.

ARTICLE 11 – GENERAL TERMS AND CONDITIONS

11.1Neither party hereto shall be liable for any delay or failure in fulfilling the obligations hereunder (except for the payment of money) when such delay or failure is caused by riots, war (declared or not), or hostilities between any nations; acts of God, fire, storm, flood or earthquake; strikes, labor disputes, shortage or delay of carriers, or shortage of raw materials, labor power or other utility services; any governmental restrictions; or any other unforeseeable contingencies beyond the control of the party.

11.2In view of the fact that this Contract has been entered into because of the confidence that Distributor has in Approved Retailer, it is understood that the terms and conditions hereof shall be performed by Approved Retailer from the Point of Sale only and that this Agreement may not be assigned, whether by operation of law or otherwise, without the prior written approval of Distributor which Distributor may withhold or grant in its sole and absolute discretion and any such purported assignment by Approved Retailer without such approval by Distributor shall be void and of no effect.

11.3When interpreting the terms and conditions of this Contract, the English language shall be applied exclusively.

11.4This Contract, including the terms and conditions incorporated by reference, constitutes the entire agreement of the parties with respect to the subject matter hereof and prevails over and supersedes all prior agreements, whether written or oral, relating to the subject matter hereof and may not be altered, waived, modified, or discharged except by an express writing referring to this Contract signed on behalf of the parties hereto by their duly authorized representatives.

11.5The failure of either party hereto to enforce at any time any of the provisions or terms of this Contract, or any rights in respect thereof, or the exercise of or failure to exercise by either party any rights or any of its elections herein provided, shall in no way be considered to be a waiver of such provisions, terms, rights or elections or in any way to affect the validity of this Contract.

11.6Should any provision of this Contract held invalid, incomplete or unenforceable, this will not affect the validity of the remaining provisions. The parties shall replace the invalid incomplete or unenforceable provision by provision which comes closest to the commercial goal that the parties intended to achieve on the conclusion of this agreement by the invalid, uncompleted and unenforceable provision. Notwithstanding anything to the contrary contained herein, in the event of any conflict or inconsistency between any term or provision of this Contract and the Distribution Agreement, the latter shall control.

Executed in two original copies at _________________ on _________________

DISTRIBUTORAPPROVED RETAILER

______________________                                                                                                ______________________
Name:                                                                                                Name:
Title:                                                                           Title:

SCHEDULE X

Promotion and advertising

X.a - Promotion

Gift of products to and financial agreements with champions

Event sponsorship

X.b - Advertising

Press

Television

Cinema

Billboards

Miscellaneous (internet, radio, direct marketing, cooperative advertising, etc.)

Rights purchases and agency fees

Advertising material (PLV, catalogues, etc.)

X.c - Press & public relations

Gift of products to VIP's

Press relations

Public relations

Product placement

012200-0075-02839-NY02.2382231.11

SCHEDULE XI

Approved Watches Retailers as of the date hereof

(For each of these Approved Watches Retailers the approved points of sale should be listed)

012200-0075-02839-NY02.2382231.11

INDEX OF CONTENTS

ARTICLE 1 - DEFINITIONS
ARTICLE 2 - RIGHTS GRANTED
ARTICLE 3 - DURATION
ARTICLE 4 - TERRITORY
ARTICLE 5 - GENERAL BUSINESS POLICY
ARTICLE 6 - SALES AND UNFAIR COMPETITION
ARTICLE 7 - ORDERS AND SHIPMENTS
ARTICLE 8 - PAYMENT
ARTICLE 9 - QUALITY, WARRANTY AND AFTER SALE SERVICE
ARTICLE 10 - MARKETING AND MERCHANDISING
ARTICLE 11 - DISTRIBUTION AND SALE
ARTICLE 12 - END-OF-SEASON GOODS
ARTICLE 13 - PROMOTION AND ADVERTISING
ARTICLE 14 - MINIMUM PURCHASE REQUIREMENTS
ARTICLE 15 - TERMINATION
ARTICLE 16 - PROVISIONS AT THE EXPIRY OF THIS AGREEMENT
ARTICLE 17 - FORCE MAJEURE
ARTICLE 18 - ASSIGNMENT
ARTICLE 19 - INSURANCE
ARTICLE 20 - CAPACITY OF THE PARTIES
ARTICLE 21 - CONFIDENTIALITY
ARTICLE 22 - LEGAL AND ETHICAL REQUIREMENT
ARTICLE 23 - AMENDMENT AND CANCELLATION OF THE AGREEMENT
ARTICLE 24 - MISCELLANEOUS
ARTICLE 25 - GOVERNING LAW – JURISDICTION

                                                                          HUGO BOSS
DISTRIBUTORSHIP AGREEMENT

THIS AGREEMENT is made and entered into as of May 11, 2007 (the “Effective Date”) by and between MGI LUXURY GROUP S.A. a corporation duly incorporated under the laws of Switzerland having its principal office at 35 Rue de Nidau, Bienne, CH-2501 Switzerland (hereinafter referred to as “Supplier”) and MGS DISTRIBUTION LIMITED a corporation incorporated under the laws of England having its principle office at c/o Swico, Meadway, Haslemere, Surrey GU27 1NN, England (hereinafter referred to as the “Distributor”).

RECITALS

WHEREAS, Swico Limited (“Swico”),  Movado Group, Inc. (“MGI”) and Distributor  have entered into a Joint Venture Agreement, dated May 1, 2007 (the “JV Agreement”), pursuant to which Swico and MGI have established a joint venture relationship relating to the sale, marketing and distribution of certain watch brands in the United Kingdom.

WHEREAS, this Agreement is one of the Distribution Agreements as defined in the JV Agreement.

                                WHEREAS Supplier is an Affiliate (as defined in the JV Agreement) of MGI and is engaged in the development, design, manufacture, distribution and sale of the Products (as hereinafter defined) and Supplier desires to appoint Distributor and Distributor desires to be appointed, as the exclusive distributor of the Products in the Territory (as hereinafter defined), in accordance with the terms and conditions set forth hereinafter;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.           DEFINITIONS

1.1	In this Agreement, except where the context otherwise requires, the capitalized terms listed below shall have the respective meanings assigned to them as follows:

“Affiliate”	means as to either party, a person or entity which controls, is under common control with, or is controlled by such party.

“HB”	means Hugo Boss Trademark Management GmbH & Co., a
German corporation, including any successors and assigns.

“HB License”
means the license agreement between Supplier and HB, as the same may be amended from time to time, pursuant to which Supplier has the right to use the Trademarks in connection with the manufacture, marketing, advertising, sale and distribution of the Products.

“Products”	means watches manufactured by or for Supplier and bearing one or more of the Trademarks.

“Territory”	means the United Kingdom.

“Trademarks”	means all trademarks licensed to Supplier by HB under the HB
License and used on or in connection with the Products, including, without limitation, HUGO, BOSS, HUGO BOSS and derivatives and combinations thereof.

“Travel Retail Accounts”	means accounts whose retail business consists of in-flight duty free retail sales operations.

1.2	Unless otherwise defined herein, each capitalized term used herein shall have the meaning as set forth in the HB License.

2.	APPOINTMENT

2.3
Subject to the terms and conditions contained herein, for the term of this Agreement Supplier hereby appoints Distributor as the exclusive wholesale distributor for marketing, distribution and sales of the Products in the Territory (with the exception of sales to Travel Retail Accounts which shall be serviced exclusively by Supplier), and Distributor hereby accepts such appointment.  Notwithstanding the foregoing, Supplier may permit Distributor to sell to certain Travel Retail Accounts on a case by case basis as Supplier may, in its sole and absolute discretion, designate in writing from time to time.

2.2
Distributor shall purchase all Products directly from Supplier, or from one or more other sources nominated in writing by Supplier, subject to Distributor’s right to purchase Products (a) from other distributors with which Supplier has contracted for the distribution of the Products (“Approved Distributors”) that are located in Switzerland, the European Union, the European Economic Area or any other country with which the European Union has concluded a free trade agreement (in the aggregate, the “European Area”) and (b) from approved retailers that satisfy the conditions set forth in Section 8.2 hereof (“Approved Retailers”) located in the European Area (provided that prior to exercising such right Distributor receives written confirmation from Supplier that each such other distributor is an Approved Distributor and that each such retailer is an Approved Retailer). Such Approved Distributors and Approved Retailers, only, are included within and comprise the HB selective distribution network.

2.3    Distributor shall sell the Products only to Approved Retailers in the Territory and, within the European Area, only within the HB selective distribution network.  Distributor shall refrain, outside the Territory and in relation to the Products, from actively soliciting orders, establishing any branch or maintaining any distribution depots.  In no event will Distributor sell or continue selling Products to any retailer that does not satisfy the conditions in Section 8.2 of this Agreement.

2.4
Distributor shall use reasonable commercial efforts to advertise, promote, market, distribute and sell the Products in the Territory.  Without limiting the generality of the foregoing, Distributor shall at all times maintain adequate stocks of Products to meet demand for the Products in the Territory by those retailers, if any, not being direct shipped by Supplier and Distributor will use reasonable efforts to avoid accumulating excess inventory not in line with its forecasts. Distributor shall maintain an adequate sales force for the effective distribution and sale of the Products in the Territory including at least one (1) full time watch division manager to supervise/manage a dedicated sales manager and sales executive for the Products, experienced in managing a watch distribution business and one (1) full time marketing manager working on the advertising and promotion of the Products.

2.8
During the term of this Agreement Distributor shall not directly or indirectly distribute any other watch brands which, in the determination of Supplier, compete with the Products in the Territory.  No other brand licensed to MGI or any Affiliate of MGI shall be deemed to compete with the Products.

2.9
The parties acknowledge that under the Joint Venture Agreement each of Swico and MGI, as the only shareholders of Distributor, has the right under section 15.2 of the JV Agreement, to dissolve, or to purchase the other’s interest in, Distributor. Accordingly, if either Swico or MGI (the “Non-breaching Party”) elects under the foregoing provision of the JV Agreement to  purchase the other party’s interest in, Distributor and (a) written notice from Swico and MGI confirming such election has been provided to Supplier and Distributor and (b) the Non-breaching Party also notifies Supplier that it wishes this Agreement to be assigned, then effective upon the date specified in such notice from the Non-breaching Party (or, absent the specification of any date, then as soon as reasonably practicable) Supplier shall assign all of Distributor’s right, title and interest in and under this Agreement to such Non-breaching Party or to any Affiliate of such Non-Breaching Party as specified in such notice. Distributor hereby grants Supplier a power of attorney for purposes of Supplier executing and delivering on behalf of Distributor any and all documents or other instruments necessary to effect such assignment.

3.           ORDERING, SHIPMENT AND PRICES

3.3
From time to time Distributor shall submit purchase orders for the Products to Supplier.  All purchase orders shall be subject to acceptance by Supplier, which acceptance may, at Supplier’s option, be evidenced by the issuance of written confirmations or acknowledgments. Supplier hereby reserves the absolute right to reject the whole or any part of any purchase order for any commercially valid reason, including, without limitation, Distributor’s credit condition or its accumulation of excess or non-current inventory or its failure otherwise to adhere to the terms and conditions of this Agreement, notwithstanding that any such rejection may prevent Distributor from achieving its Minimum Purchase Requirements. Subject to Sections 3.2 and 11.1, all purchase orders shall be irrevocable after acceptance by Supplier; provided, however, that Distributor may reschedule or cancel that portion of any purchase order pertaining to Products which Supplier fails to deliver as confirmed within thirty (30) days after the later of the advised delivery date or shipping date. Distributor will provide Supplier with a four (4) month rolling forecast of its anticipated order volume monthly by SKU, for the four (4) month period.  Supplier will use reasonable efforts to deliver the Products ordered in accordance with the forecast within three (3) months after acceptance of the purchase order by Supplier and to deliver all other Product orders within three (3) to five (5) months after acceptance of the purchase order.  As soon as is reasonably practicable after acceptance of each purchase order, Supplier shall advise Distributor of the shipping dates applicable to such order.  All shipping dates so advised are estimates only and Supplier shall not have any liability for failure to actually ship by such dates or to deliver by Distributor’s requested delivery dates.  Supplier shall notify Distributor in the event of any anticipated delay in shipping dates of thirty (30) days or more. Each order submitted by Distributor will specify a “ship to” address which shall be Distributor’s address or the address for one of Distributor’s customers.

3.4
The purchase prices for all Products purchased by Distributor shall be in Euros and based on Supplier’s recommended retail price in effect in the European Union as of the date of shipment. Such prices shall be calculated based on the discount structure as set forth on Schedule A annexed hereto. Supplier will provide current price lists for the Products to Distributor from time to time and shall have the right to modify such prices at any time; provided, however, that no price increase shall become effective sooner than sixty (60) days after written notice thereof to Distributor.  Supplier will give Distributor prior notice of all such price changes. For all orders shipped before the effective date of any price increase, the applicable price shall be the price in effect on the date of shipment.  With respect to orders for the Products that have been accepted by Supplier but which have not been shipped as of the effective date of a price increase, the applicable price shall be the price in effect on the date of shipment; provided that if the price increase is more than ten percent (10%) of the last applicable price, Distributor shall have the right within ten (10) days from the effective date of the price increase to cancel all or any part of the order for the Products subject to such price increase upon notice to Supplier. All prices are ex-works Supplier’s distribution facility.

3.3                 Unless otherwise agreed in writing by Distributor and Supplier, all Products shall be deemed delivered to Distributor when delivered by Supplier or Supplier’s freight forwarder or distribution center into the possession of a carrier designated by Supplier.  Distributor shall bear all risk of loss, damage or shortage pertaining to the Products after delivery to carrier for shipment to the designated “ship to” address on the corresponding purchase order.  All costs of delivery, including, without limitation, all costs for freight, import licenses, customs duties or other duties or imposts, insurance and special handling shall be paid by Distributor. All payments are to be made in Euros in accordance with Supplier’s standard terms of sale which are incorporated herein by reference (except to the extent inconsistent with any of the express terms contained herein) net ninety (90) days after invoice date.  A discount of two percent (2%) is granted for cash payment in advance.

3.4                 No provisions contained in Distributor’s orders which are different from or additional to the terms and conditions of this Agreement shall be binding on the parties hereto or applicable to the sale of the Products unless signed by a duly authorized representative of each of the parties as provided by Section 13.9 hereof.    Distributor shall have sole responsibility for invoicing its customers and for the collection of all amounts due from them for Product shipped to them either by Distributor or by Supplier in accordance with the “ship to” designation made on the applicable purchase orders. In no event shall non-payment by any such customer or any claim or allegation any customer may have against Distributor constitute grounds for any off set, deduction, claim or defense on the part of Distributor against Supplier or in respect of any obligation due to Supplier and Distributor shall pay Supplier all amounts due to Supplier in accordance with the terms of this Agreement without off set or deduction for any amounts claimed to be due to Distributor by Supplier.

6.	MINIMUM TURNOVER REQUIREMENTS

4.1
Each contract year for the duration of this Agreement, Distributor will make minimum sales of Products in the Territory (“Minimum Turnover Requirement”) equal to at least sixty percent (60%) of the amount of Product sales as budgeted in the Business Plan annexed to the JV Agreement.

4.2 Sales in excess of the Minimum Turnover Requirement in any contract year shall be neither carried over nor credited toward the Minimum Turnover Requirement of a subsequent contract year.
5.	ADVERTISING AND PROMOTION

5.1
As used herein “advertising” means only the publication in print or broadcast media of advertisements approved by Supplier and “promotion” means all other forms of Product promotion, other than advertising, approved by Supplier including, without limitation, point of sale material, co-op advertising, marketing, public relations, special events and the like. In no event may Distributor create, place, or in any manner whatsoever conduct any advertising for the Products, for which, as between the parties hereto, Supplier has sole responsibility. All promotions (including, without limitation, the methods, selection, layouts, venue and timing thereof) shall be subject to the prior written approval of Supplier.  Distributor shall submit all proposed promotion materials for approval at least four (4) weeks prior to the first anticipated use thereof and shall not engage in any promotion or use any such materials without Supplier’s prior written approval. Unless otherwise expressly approved in writing by Supplier, Distributor will use only such materials including, without limitation, point of sale material, packaging, advertising and ancillary material furnished or approved by Supplier.

5.2      Distributor shall conduct all promotion of the Products in the Territory at its own expense, and Supplier will contribute towards the advertising and the promotion of the Products in the Territory as hereinafter provided. At a minimum, Distributor shall expend, for approved promotion, an amount equal to (a)  *  of Distributor’s budgeted sales of Products for such contract year; plus (b) that portion of Supplier’s A/P Amount (defined below) allocated by Supplier to promotion. Distributor’s budgeted sales of Products for the first through the fifth contract years are set forth in Annex D to the JV Agreement and Distributor’s budgeted sales each contract year thereafter shall be as contained in the annual business plan and budget as adopted in accordance with the provisions of the JV Agreement at or before the beginning of each contract year, or, at such time, if any, that the JV Agreement is no longer in effect, then as approved by Distributor in good faith consultation with Supplier, and may be adjusted in the same manner quarterly. So long as Distributor satisfies its obligation in respect of promotion set forth in this section 5.2 each contract year, then Supplier will spend  - on advertising and/or promotion for the Products  - an amount equal to * of the Net Invoiced Cost of Distributor’s Product purchases in such year (“Supplier’s A/P Amount”), of which, an amount equal to at least  *  of the Net Invoiced Cost of Distributor’s Product purchases in

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

                such year will be spent by Supplier for media advertising of the Products in the Territory (“Media Component of Supplier’s A/P Amount”). Distributor acknowledges that the way the Media Component of Supplier’s A/P Amount, will be spent by Supplier is that Supplier will pay such amount directly to HB or its Affiliates under the HB License; Supplier will not pay such amount as a reimbursement to Distributor. For purposes of this Agreement, “Net Invoiced Cost” means the invoiced price actually paid by Distributor to Supplier net of all discounts, all costs referred to in Section 3.3 hereof, all credits for returns and all uncollected amounts. Any portion of Supplier’s A/P Amount allocated by Supplier to promotion shall be credited to Distributor’s account semi-annually, provided that within thirty (30) days after the end of each such period, Distributor submits a statement to Supplier setting out and showing Distributor’s promotion expenditures incurred during such period (supported by invoices and other documents reasonably acceptable to Supplier, substantiating the expenditures for Distributor’s approved promotion); and provided further that such costs are no less, on a proportionate basis, than the minimum required expenditures set forth in this Section 5.2. In the event Distributor’s actual Product sales for any contract year (other than the final contract year of this Agreement) exceed the total budgeted sales for such year on which its promotion expenditures for such year were based, then Distributor shall spend an amount equal to six percent (6.0%) of such excess in each contract year thereafter.

5.3       Distributor will use only such materials for fixturing at the point of sale as are approved by Supplier in writing.

6.	MARKETING

6.1
Quarterly (beginning with the quarter ending July 31, 2007 and from time to time at the reasonable request of Supplier, Distributor shall furnish Supplier with a comprehensive written report in reasonable detail regarding (i) the advertising, promotions, distribution and sales of the Products for the immediately proceeding quarter or such other relevant period as Supplier may reasonably request; (ii) Distributor’s market analysis; and (iii) such other matters as Supplier shall request.

6.2
Distributor will consult with Supplier, as Supplier shall reasonably request for purposes of determining a marketing plan for distribution of the Products in the Territory each year.  Such plan shall be followed by Distributor.

6.3
Distributor shall promptly notify Supplier of any significant changes in Distributor’s sales forecasts and shall furnish Supplier such information related to sales, sales forecasts, warranty claims and inventories of Products as may be reasonably requested from time to time by Supplier.

7.           SERVICE AND REPAIR

7.1
Distributor shall establish and maintain, at its expense, such number of authorized service facilities for the service and repair of the Products in the Territory (the “Service Center(s)”) as Supplier may reasonably request, it being understood that initially there shall be one (1) such Service Center.  Distributor shall accept all Products for service, returned by any consumer or retailer in the Territory for service whether covered by the applicable consumer warranty (“warranty repairs”) or not covered by said warranty (“out-of-warranty repairs”). Distributor shall purchase from Supplier, or from one or more parts distributors designated in writing by Supplier, and maintain an adequate stock of component parts and materials and employ at each Service Center such number of qualified service technicians necessary to perform such service in a timely manner. All shipping charges, including any duty, or Customs brokerage fees, for such parts shall be paid by Distributor.  Supplier shall have the right to furnish parts to Distributor in the form of finished watches. Within sixty (60) days after the end of each contract year, provided Distributor has complied with all its obligations hereunder, Supplier will issue a credit to Distributor equal to one percent (1%) of the Net Invoiced Cost of the Products purchased by Distributor in such prior contract year; provided that Supplier will review this amount annually in light of the actual average incidence of warranty repairs.

7.2
Within thirty (30) days after the Effective Date, Distributor will furnish Supplier with Distributor’s initial price list for all out of warranty repairs. Distributor will give Supplier no less than ninety (90) days prior written notice of any change to any such prices.  Distributor shall submit to Supplier quarterly, a statement summarizing all out of warranty repairs and all warranty repairs performed in the immediately preceding quarter indicating for each watch repaired the:

(b)	Correct style number;
(c)	Complete description of work performed; and
(c)           Dates repair received, completed and returned to customer.

7.3
Distributor will use only those parts (excluding batteries) for service on the Products which are supplied directly by or otherwise approved in writing by Supplier as original equipment for the Products.

7.4                 Distributor will issue estimates for repair work within five (5) working days after receipt of a Product for repair on ninety percent (90%) of the Products submitted to Distributor for repair.  Working days are defined as all days of the year except Saturdays and Sundays and legal holidays.  Warranty repairs will be completed within fifteen (15) working days after receipt of a Product for repair on ninety percent (90%) of the in-warranty work performed by Distributor, unless detained because of delays in receiving necessary parts from the Supplier.  Out of warranty repairs will be completed within twenty (20) working days after receipt of the customer's written authorization to proceed with repair of a Product on ninety percent (90%) of the out of warranty work performed by Distributor.  On the same day any repairs are completed, the Product repaired or serviced will be returned to the customer via express mail or such other method as Supplier may reasonably request. Increases in the postage or other ground delivery rates may require requisite increases in charges to the customer by the Distributor for shipping.

8.	TRADE PRACTICES

8.1
Distributor shall sell the Products at competitive levels, at wholesale in accordance with generally accepted customs in the trade and shall refrain from using selling methods or practices which shall be harmful to the reputation of the Products, Supplier or the Trademarks.  Distributor’s right to determine the prices of reselling and to employ conditions of trade at its exclusive discretion remains unaffected.

8.4
Distributor may sell Products only to those specialty shops, department stores and retail outlets               (including those that sell directly to the consumer) that satisfy Supplier’s objective criteria for approved retailer status as set forth on Schedule B annexed hereto, such satisfaction to be evidenced by written approval to Distributor from Supplier as provided in this Section 8.2. Upon execution of this Agreement, and prior to the opening of each selling season (and whenever Distributor wishes to sell Products to retail customers not previously approved by Supplier), Distributor must submit a list of such proposed retail customers (not including previously approved retail customers) for Supplier’s written approval. Supplier has the right to withdraw any such approval on written notice to Distributor, provided, however, that Supplier will not withdraw approval of a retail customer that is then authorized to carry and carrying any HB products unless Supplier is reasonably dissatisfied with the display, delivery or inventory model of Products of such retail customer. After such notice, Distributor may not accept additional orders for Products from such retail customer, but may fill any existing order. Once each quarter, Distributor shall provide Supplier with a list of the retailers in the Territory that purchased Products in the immediately preceding quarter containing the addresses of their sales outlets, it being understood that such list is of a confidential nature and shall be for the sole use of Supplier and, if requested, HB and shall be kept confidential by Supplier and shall not be disclosed by Supplier to any person whatsoever, other than employees of Supplier and HB whose performance of their duties require the disclosure of such list to them.

8.5
Except as expressly permitted by Supplier in writing, Distributor may not (a) sell Products directly to the public in retail stores; (b) use Products as giveaways, prizes or premiums, except for promotional programs which have received the prior written approval of Supplier; or (c) sell Products to any Affiliate of Distributor or any of its directors, officers, employees or any person having an equity participation in or any other affiliation to Distributor, other than to Distributor’s employees or other representatives for their personal use, without the prior written approval of Supplier. Supplier may, at Distributor’s expense, purchase any Products found in the marketplace that Distributor has sold to unapproved customers in violation of this Section 8.3 or Section 2.3.  Distributor shall include and enforce the following on all invoices to its retail customers: “Limitations on Sale by Buyer: Seller expressly reserves the right to limit the amount of merchandise delivered to only such quantities as are necessary to meet the reasonably expected demand at Buyer’s store locations. This Merchandise is sold to Buyer for resale to the ultimate consumer and/or within the HB selective distribution network and only from such store locations as have been approved in writing by Seller.  Buyer shall be expressly prohibited from selling the merchandise purchased hereunder to a retailer or other dealer in like merchandise, or to any party who Buyer knows, or has reason to know, intends to resell the merchandise and is not a member of the HB selective distribution network . The merchandise purchased hereunder may not be sold by Buyer from any store locations which Seller has advised Buyer do not qualify as an acceptable location”.

9.	PROTECTION OF INTERESTS; TRADEMARKS

9.5
Distributor shall protect and at all times seek to promote Supplier’s best interests in the Territory and shall immediately notify Supplier of any fact or situation which may be or may be reasonably presumed to become detrimental to Supplier or to its good will, copyrights, patents, or to the Trademarks or other intellectual property rights of Supplier or HB.  Distributor shall have the exclusive right to use the Trademarks in connection with distribution of the Products in the Territory for the term hereof and solely for the limited purpose of and only to the extent necessary for performing its obligations hereunder and for no other purpose.  Distributor agrees that it shall have no rights with respect to the Trademarks in connection with the Products except only as expressly and specifically set forth herein and that its every use shall inure exclusively to the benefit of HB and that Distributor shall not, at any time, acquire any rights therein or challenge the validity thereof.  Distributor further agrees at no time to use any of the Trademarks or other intellectual property rights owned by or licensed to Supplier in a manner not authorized by Supplier. Distributor shall not apply to register, nor shall Distributor use or permit the use of, any name, logo, mark or tradedress which is confusingly similar to any of the Trademarks or do any act or thing, or permit any act or thing to be done, which may in any way impair, dilute, reduce the value of the Trademarks or damage the goodwill relating to the Trademarks

9.6
If requested by Supplier, in writing, the Distributor shall assist and cooperate with Supplier, its counsel and agents as so requested, in connection with any matters involving any of Supplier’s intellectual property rights in the Territory including without limitation, in any legal proceedings and any out-of-pocket expenses incurred by the Distributor in connection with litigation in which the Distributor participates at the request of Supplier shall be reimbursable to the Distributor and any recoveries from any such litigation or the settlement thereof shall belong exclusively to Supplier; provided, however, that Supplier shall have the exclusive right (but not the obligation) to take such action against third parties in the respect of the Trademarks and all other intellectual property rights of Supplier.

9.3
In the event that Distributor sells any Products outside the Territory in violation of Section 2.3 hereof, then Supplier may, at its sole option, in addition to all other rights and remedies available to it, repurchase all or any portion of such Products.  Within ten (10) days after receipt of a statement from the Supplier listing all such Products purchased, together with a list of the model numbers, and setting forth Supplier’s out-of-pocket costs incurred in connection with such purchase, Distributor shall reimburse Supplier such out-of-pocket costs   Distributor acknowledges that such payment is not a penalty but fair compensation to Supplier’s for breach of this Agreement and damage to Supplier goodwill and tradename.

10.	TERM AND TERMINATION

10.1This Agreement shall take effect upon the Effective Date and shall, unless otherwise earlier terminated as provided herein, continue for the duration of the JV Agreement . It shall be automatically terminated upon the termination or expiration of the JV Agreement.

10.2In the event (a) this Agreement is assigned to Swico, MGI or to an Affiliate of Swico or MGI in accordance with Section 2.6 hereof, or (b) either Swico or MGI purchases all of the other’s interest in Distributor under Section 15.2.2 of the JV Agreement or (c) Swico, its Affiliates or Permitted Transferees (as such term is defined in the JV Agreement) otherwise acquire control of Distributor, then this Agreement shall continue from the date of such assignment, purchase and/or acquisition, as the case may be, until the third anniversary of such date at which time this Agreement shall expire and neither party shall have any further obligation to the other hereunder except as to those obligations which by their express terms survive beyond the expiration or termination of this Agreement. Following any assignment, purchase or acquisition referred to in Section 10.1, this Agreement may be terminated by either party hereto upon prior written notice to the other party:

(i)
in the event such other party shall have breached any of the terms and conditions hereof and, if remediable shall have failed to remedy such breach within sixty  (60) days after the notification of the breach by the non-breaching party; or

(ii)      in the event that such other party becomes  insolvent,  has an insolvency proceeding of any kind  filed  by  or  against  it,  including  bankruptcy  or  reorganization,  liquidates                                                          its  business or is liquidated, has a receiver appointed for its assets, or makes an  assignment for the benefit of its creditors.

10.5
In addition to any other rights of termination provided hereunder, Supplier may terminate this Agreement immediately by notice to Distributor if Distributor (i) fails to satisfy the Minimum Turnover Requirement for any contract year; (ii) fails to satisfy its minimum promotion expenditures in Section 5.2 in any contract year; (iii) fails to comply with the payment terms in Section 3.3; (iv) breaches any of the covenants contained in Article 8 or Article 9 hereof or (v) transfers or attempts to transfer a substantial part of its business to a third party or attempts to assign this Agreement to a third party (or relinquishes control of any previously approved assignee under Section 13.5) or has its business merged or consolidated with a third party without the prior written consent of Supplier.

10.4     Notwithstanding anything to the contrary contained herein, this Agreement will automatically expire and be of no further effect in the event the HB License expires or is terminated for any reason. Upon such expiration or termination, neither party will have any further obligation hereunder to the other except any obligation or liability which accrued prior to the date of such expiration or termination.

11.	EFFECTS OF TERMINATION

11.1	Upon the expiration of this Agreement or its termination by Supplier, Supplier may, at its sole discretion, reject all or part of any outstanding orders received or accepted by Supplier.

11.2	Upon expiration or termination of this Agreement for any reason:

(i)	Any sums due and owing by either party to the other shall become immediately due and payable, and such sums shall be paid forthwith.

(ii)	Supplier may immediately appoint a successor to Distributor in the Territory and announce the change of its distributorship to the public.

(iii)
Distributor shall take a physical inventory of all Products in stock and submit a report of such inventory to Supplier.  Supplier shall have the right to have a representative present to verify such inventory.  Supplier shall be entitled but not obligated to take over any portion or all Products remaining in stock from Distributor at the price in currency originally paid by Distributor to Supplier, plus the cost of shipping and insurance. Upon notice to Distributor of Supplier’s election to buy back any or all such inventory, Distributor shall cooperate as requested by Supplier for the packing and shipping of such inventory.  Distributor may sell any Products not taken over by Supplier for six (6) months after the termination of this Agreement or such shorter period as notified by Supplier subject to all the provisions hereof, including, without limitation, Article 8.

(iv)
Distributor shall immediately cease all use of the Trademarks; provided, however, that Distributor may continue to use the Trademarks solely in connection with the sale of the Products pursuant to Section 11.2(iii) above and in such a way as not to impair, dilute, reduce the value of or damage the goodwill relating to the Trademarks.

(v)	Any advertising or promotion must be at the discretion of Supplier and must be approved by Supplier.

(viii)
Distributor, at its expense, will return to Supplier all materials belonging to Supplier and all proprietary data or confidential information furnished to Distributor by Supplier during the term hereof.

11.3
The rights of termination granted herein are absolute and each party acknowledges that it has considered and assumed as its own exclusive risk the possibility of making expenditures of money and time in preparing for the performance of this Agreement and possible loss or damage on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases, property improvements or commitments in connection with the good will or business of the parties or otherwise resulting from the proper termination hereof and that it is the express intent and agreement of the parties that neither party properly terminating this Agreement in accordance with the terms hereof (the “terminating party”) shall be liable to the other for any claim, cost or damages solely by reason of such termination.  In the event of such termination or expiration of this Agreement in accordance with the terms hereof, the terminating party shall have no obligation or liability to pay to the other, and such other party hereby expressly waives, any statutory termination fee, any other right to compensation provided by law arising solely as a consequence of such termination, and consequential damages and lost profits arising solely on account of such termination or expiration.

14.	INDEMNIFICATION

Distributor hereby agrees to indemnify, defend and hold the Supplier, and its Affiliates and/or agents and each of their officers, directors and employees harmless from and against any and all liabilities, damages, costs and expenses (including reasonable attorneys’ fees) which arise out of or in connection with any act or omission by Distributor, its Affiliates, successors, assigns, parents, subsidiaries, agents, and contractors, or the officers, directors or employees of any of them. Supplier reserves the right, without being required to do so, at its own expense and without waiver of any indemnity hereunder, to defend any claim, action or lawsuit coming within the purview of this Section 12.  This section shall survive the termination or expiration of this Agreement.

13.	GENERAL TERMS AND CONDITIONS

13.1	Supplier may, from time to time, designate in writing an Affiliate of Supplier to exercise any of the rights or perform any of the obligations of Supplier hereunder.

13.2
Neither party shall have the power to represent the other party.  For purposes of this Agreement, Distributor is an independent contractor and neither the agent nor the representative of Supplier or any of its affiliated companies.  Distributor, its employees, contractors and Affiliates shall not act or represent themselves as agents or representatives of, or as having the right, power or authority, express or implied to assume or create any obligation or liability on behalf of Supplier or any of its affiliated companies.

13.3
Neither party hereto shall be liable for any delay or failure in fulfilling the obligations hereunder (except for the payment of money) when such delay or failure is caused by riots, war (declared or not), or hostilities between any nations; acts of God, fire, storm, flood or earthquake; strikes, labor disputes, shortage or delay of carriers, or shortage of raw materials, labor power or other utility services; any governmental restrictions; or any other unforeseeable contingencies beyond the control of the party.

13.6
Any notice to be given pursuant to this Agreement shall be written in English and shall be deemed duly given when sent by reputable overnight international courier including FedEx, UPS or DHL to the respective address first set forth above or by facsimile to the respective facsimile number set forth below confirmed by letter as aforesaid, or to such other address and/or facsimile number as a party hereto may designate by like notice.

To Supplier:	Fax: (41) 32 9 123 101
Attn: Mr. Xavier Gauderlot, General Manager – Hugo Boss Watches

To Distributor:	Fax:
Attn.:

Supplier’s designated Affiliate under Section 13.1 shall be designated by notice to Distributor, which notice shall include the address and facsimile number of such Affiliate for purposes of giving notice hereunder.  Notice to Supplier’s designated Affiliate shall be made and deemed duly given in the same manner as for notice to Supplier.

13.7
In view of the fact that this Agreement has been entered into because of the confidence that Supplier has in Distributor, it is understood that the terms and conditions hereof shall be performed by Distributor only and that, except as expressly permitted in Section 2.6 hereof,  this Agreement may not be assigned, whether by operation of law or otherwise, without the prior written approval of Supplier which Supplier may withhold or grant in its sole and absolute discretion and any such purported assignment by Distributor without such approval by Supplier shall be void and of no effect. Following any such assignment, Distributor shall remain obligated as a guarantor for all the payment obligations of the approved assignee hereunder and any change in control of the approved assignee without the approval of Supplier shall constitute a breach of this Section 13.5 and shall entitle Supplier to terminate the Agreement as provided under Section 10.3.

13.6	The captions of this Agreement are inserted solely for ease of reference and are not deemed to form a part of or to modify the terms and conditions of this Agreement.

13.7
This Agreement shall be governed exclusively by the law of Switzerland without reference to its conflict of laws rules and to the exclusion of the United Nations Convention on Contracts for the International Sale of Goods.  Any dispute, controversy or difference which may arise out of, in relation to, or in connection with this Agreement shall be finally settled by arbitration in Geneva, Switzerland under the Rules of Arbitration of the International Chamber of Commerce by three (3) Arbitrators appointed in accordance with said rules.  Each party hereto shall be bound by any arbitration award so rendered and any judgment upon such award may be entered as a non-appealable final, foreign judgment in any court having jurisdiction thereon.  The language of the proceedings shall be English.

13.8	When interpreting the terms and conditions of this Agreement, the English language shall be applied exclusively.

13.11
This Agreement, including the terms and conditions incorporated by reference in Section 3.3 hereof, constitutes the entire agreement of the parties with respect to the subject matter hereof and prevails over and supersedes all prior agreements, whether written or oral, relating to the subject matter hereof and may not be altered, waived, modified, or discharged except by an express writing referring to this Agreement signed on behalf of the parties hereto by their duly authorized representatives. In the event of any conflict or inconsistency between this Agreement and the JV Agreement, the latter shall control.

13.10
The failure of either party hereto to enforce at any time any of the provisions or terms of this Agreement, or any rights in respect thereof, or the exercise of or failure to exercise by either party any rights or any of its elections herein provided, shall in no way be considered to be a waiver of such provisions, terms, rights or elections or in any way to affect the validity of this Agreement.

13.11
In connection with this Agreement, the parties may from time to time exchange proprietary data or confidential information.  The parties agree to keep in confidence all such proprietary data or confidential information received in accordance with this Agreement and to use the same only in connection with the performance of this Agreement.  This provision shall survive the termination or expiration of this Agreement.

13.12
Should any provision of this contract held invalid, incomplete or unenforceable, this will not affect the validity of the remaining provisions.  Supplier and Distributor undertake to replace the invalid incomplete or unenforceable provision by provision which comes closest to the commercial goal that the parties intended to achieve on the conclusion of this agreement by the invalid, uncompleted and unenforceable provision. Notwithstanding anything to the contrary contained herein, in the event of any conflict or inconsistency between any term or provision of this Agreement and the HB License, the latter shall control.

13.13
Supplier shall have the right to injunctive relief to enforce the covenants, agreements and obligations of Distributor hereunder in addition to any other relief to which Supplier may be entitled at law or in equity.

13.16	Each order deliverable under this Agreement shall be deemed sold under a separate contract. Non-delivery or default by Supplier as to any order shall not be deemed a breach of the entire
Agreement and shall not relieve Distributor of its obligation to accept and pay for any prior or subsequent delivery, even though such non-delivery or default substantially impairs the value of this Agreement to Distributor.

13.15
Distributor shall comply with all applicable laws, rules and regulations in the Territory, including, without limitation, the provisions of Directive 2002/96/EC, which governs waste electrical and electronic equipment, including all related amendments and all laws, rules and regulations in the Territory related thereto.  Distributor shall provide Supplier with evidence of any such compliance upon request.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple duplicates by their authorized representatives at Bienne, Switzerland as of the day and year first above written.

MGS DISTRIBUTION LIMITED                                                                           MGI LUXURY GROUP S.A.

By____________________________                                                                                By: ______________________________
Title: __________________________	Title: _____________________________
Name: _________________________	Name: ____________________________

SCHEDULE A

DISTRIBUTOR DISCOUNT SCHEDULE

Distributor pricing shall be *  of Supplier’s recommended Euro retail price (inclusive of VAT); provided, however, that if this Agreement is assigned as provided under Section 2.6, then the pricing to the assignee shall be based on the same discount off of Supplier’s recommended Euro retail price as generally offered by Supplier to its other independent distributors of the Products in the European Union.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

SCHEDULE B

OBJECTIVE CRITERIA FOR APPROVED RETAILER STATUS

13.	EXTERNAL ELEMENTS

A.	Location/Street

(i)         Animated and attractive environment
(ii)         Centrally located neighborhood
(iii)              Shopping district with fashion and prestige branded shops

B.	Appearance

(i)              Attractive, well-maintained, high-quality façade
(ii)              Clean, visible and prominent shop sign
(iii)              Visible and easily accessed entrance

C.	Shop Windows

(i)              Well lit, clean and made from good quality materials
(ii)              Suitable number and size show windows
(iii)	Windows provide sufficient space to display a representative selection of HB brand products
(iv)	Professionally maintained and attractive window decoration

14.	INTERNAL ELEMENTS

A.	General Outfitting

(i)              Clean and well-maintained walls, floors, ceilings and furnishings
(ii)              Sufficient and sophisticated lighting
(iii)              Equipped with adequate security devices

B.	Presentation Showcases

(i)              Made of high-quality materials with adequate lighting
(ii)              HB products displayed on official brand POS materials
(iii)              Clearly visible and strong brand identification
(iv)	HB products are grouped together and displayed separately from other brands

15.	OTHER PRODUCTS

A.	Premises used solely for the retail sale of quality watches, jewelry, fashion accessories and/or fashion apparel.

B.	HB products displayed to prevent confusion with any other brands products.

C.
Retailer also sells at least two (2) Swiss watch brands or any three (3) of the following fashion/designer/prestige watch brands:  Emporio Armani, Diesel, DKNY, Kenneth Cole, Versace, Puma, D&G, CK, Sector, Briel, Guess, Lacoste

16.	PRESENTATION/PROMOTION

A.	Visual/Collateral

(i)	Brand visuals properly presented and changed out seasonally or whenever requested by brand

B.	Advertising

(i)	Dealer’s advertising is consistent with the quality requirements of the brand
(ii)	Dealer agrees to conduct co-op advertising on the basis of an agreed and shared budget and media plan

C.	Personnel/Customer Service

(i)	Sales staff with good knowledge of HB brand and products
(ii)	Available for regular training on brand and new products
(iii)	Well dressed, groomed and polite
(iv)	Capacity to advise customer on how to operate products correctly
(v)	Able to carry out simple adjustments (e.g. sizing metal bracelets)

17.	REPORTING

A.	Provides clear and comprehensive information

B.	Provides information on sales and stock situation

C.	Provides monthly sales reports by sku

D.	Provides immediate information on problems with products

18.	FINANCES

A.	Good payment record

B.	Creditworthy

C.	Sound finances

ANNEX A

[ SEAL ]

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

Company No.                                           6183896

The Registrar of Companies for England and Wales hereby certifies that

COVERMAT LIMITED

having by special resolution changed its name, is now incorporated under the name of

MGS DISTRIBUTION LIMITED

Given at Companies House, Cardiff, the 9th May 2007

[ Official Seal of the Registrar of Companies ]

[ Seal – Companies House for the record ]

THE COMPANIES ACTS 1985 TO 1989

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

- OF –

COVERMAT LIMITED

1.           The name of the Company is COVERMAT LIMITED.

2.           The registered office of the Company will be situated in England and Wales.

3.           The objects for which the Company is established are:-

(A)           To carry on business as a general commercial company.

(B)           To carry on any other business which may in the opinion of the Board of Directors be advantageously carried on by the Company.

(C)           To purchase, sell, exchange, improve, mortgage, charge, rent, let on lease, hire, surrender, license, accept surrender of, and otherwise acquire and deal with any freehold, leasehold or other property, chattels and effects; and to erect, pull down, repair, alter, develop, or otherwise deal with any building or buildings and adapt the same for the purposes of the Company’s business.

(D)           To purchase of otherwise acquire all or any part of the business or assets of any person, firm or company, carrying on or formed to carry on any business which this Company is authorized to carry on or possessed of property suitable to the purposes of this Company, and to pay cash or to issue any chares, stocks, debentures, or debenture stock of this Company as the consideration for such purchase or acquisition and to undertake any liabilities or obligations relating to the business or property so purchased or acquired.

(E)           To apply for, purchase, or otherwise acquire any patents, licenses or concessions which may be capable of being dealt with by the Company, or be deemed to benefits the Company and to grant rights thereout.

(F)           To sell, let, license, develop or otherwise deal with the undertaking, or all or any part of the property or assets of the Company, upon such terms as the Company may approve, with power to accept shares, debentures or securities of, or interests in, any other company.

(G)           To invest and deal with the moneys of the Company not immediately required for the purposes of the Company in or upon such securities and subject to such conditions as may seem expedient.

(H)           To lend money to such persons, upon such terms and with or without security and subject to such conditions as may seem desirable.

(I)           To give any form of financial assistance that may lawfully be given in connection with the acquisition of shares in the Company of any other company.

(J)           To guarantee the payment of any debentures, debenture stock, bonds, mortgages, charges, obligations, interest, dividends, securities, moneys or shares or the performance of contracts or engagements of any other company or person (including but without prejudice to the generality of the foregoing) the holding company of the Company or any company which is a subsidiary of such holding company within, in each case, the meaning of Section 736 and Section 736(a) of the Companies Act 1985 (the “Act”) as amended by the Companies Act 1989, and to give indemnities and guarantees of all kinds and to enter into partnership or any joint purse arrangement with any person, persons, firm or company.

(K)           To borrow or raise money in such manner as the Company shall think fit, and in particular by the issue of debentures or debenture stock, charged upon all or any of the Company’s property, both present and future, including its uncalled capital, and to re-issue any debentures at any time paid off.

(L)           To draw, make, accept, endorse, discount, execute, and issue promissory notes, bills of exchange, debentures, warrants and other negotiable documents.

(M)           To purchase, subscribe for, or otherwise acquire and hold shares, stocks or other interests in, or obligations of, any other company or corporation.

(N)           To remunerate any person or company for services rendered or to be rendered in placing or assisting to place any of the shares in the Company’s capital or any debentures, debenture stock or other securities of the Company or in or about the formation or promotion of the Company or the conduct of its business.

(O)           To pay out of the funds of the Company all costs and expenses of or incidental to the formation and registration of the Company and the issue of its capital and debentures including brokerage and commission.

(P)           To promote, or aid in the promotion of, any company or companies for the purpose of acquiring all or any of the property, rights, and liabilities of this Company, or for any other purpose which may seem directly or indirectly calculated to advance the interests of this Company.

(Q)           To establish and support and aid in the establishment and support of funds or trusts calculated to benefit employees or ex-employees of the Company (including any Director holding a salaried office or employment in the Company) or the dependants or connections of such persons and to grant pensions and allowances to any such persons.

(R)           To establish and implement any employee shares scheme within the meaning of section 743 of the Companies Act 1985and any share option scheme.  To grant share options and rights to Directors Employees and Members and others in connection with any share option scheme which shall entitle the holders of any such option and rights to acquire and subscribe for shares and securities of the Company in accordance with the terms of any such grant.

(S)           To remunerate the Directors of the Company in any manner the Company may think fit and to pay or provide pensions for, or make payments to, or for the benefit of, Directors and ex-Directors of the Company or their dependants or connections.

(T)           To distribute any property of the Company in specie among the Members.

(U)           To do all such other things as are incidental or conducive to the attainment of the above objects or any of them.

It is declared that the foregoing sub-clauses shall be construed independently of each other and none of the objects therein mentioned shall be deemed to be merely subsidiary to the objects contained in any other sub-clause.

4.           The liability of the Members is limited.

5.           The Share Capital of the Company is £1,000 divided into 1,000 shares of £1 each with power to increase or to divide the shares in the capital for the time being, into different classes having such rights, privileges and advantages as to voting and otherwise as the Articles of Association may from time to time prescribe.

The subscriber to this Memorandum of Association wishes to be formed into a Company pursuant to this Memorandum; and agrees to take the number of Shares shown opposite the subscriber’s name

NAME AND ADDRESS OF SUBSCRIBER
Number of shares taken by the subscriber

7Side Nominees Limited ONE
14/18 City Road
Cardiff
CF24 3DL

DATED 26 March 2007

THE COMPANIES ACTS 1985 TO 1989

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

- OF –

COVERMAT LIMITED

PRELIMINARY

1.           (a) The Regulations contained in Table A in the Schedule to the Companies (Tables A to F) Regulations 1985 as amended by the Companies (Tables A to F) (Amendment) Regulations 1985 and The Companies Act 1985 (Electronic Communications) Order 2000 (such Table being hereinafter called “Table A”) shall apply to the Company save in so far as they are excluded or varied hereby and such Regulations (save as so excluded or varied) and the Articles hereinafter contained shall be the regulations of the Company.

(b) Any reference in these Articles to “the Act” shall mean the Companies Act 1985 as amended or extended by any other enactment or any statutory re-enactment thereof.

PRIVATE COMPANY

2.           The Company is a private company within the meaning of the Companies Act 1985.

ALLOTMENT OF SHARES

3.           The Directors of the Company are generally authorized for the purposes of Section 80 of the Act to allot, grant options over or otherwise deal with or dispose of the original shares in the capital of the Company at the date of the incorporation to such persons at such times and on such conditions as they think fit, subject to the provisions of that Section and Article 4 hereof and provided that no shares shall be issued at a discount.  In accordance with Section 91 of the Act Sections 89(1) and 90(1) to 90(6) of the Act shall not apply to the Company.  The Directors are generally authorized to exercise the power of the Company to allot shares of the Company which shall be created under any employee shares or share option scheme or arrangement.

4.           The general authority conferred on the Directors by regulation 3 of these Articles shall extent to all relevant securities (as defined by Section 80 of the Act) in the capital of the Company at the date of its incorporation during the period of five years from the date upon which the Company was incorporated but the Directors may, after the authority has expired, allot any shares in pursuance of an offer or agreement so to do made by the Company before the authority expired.  The authority may be renewed varied or revoked by the Company in General Meeting.

SHARES

5.           The Company shall have a first and paramount lien on all shares, whether fully paid or not, standing registered in the name of any person indebted or under liability to the Company, whether he shall be the sole registered holder thereof or shall be one of two or more joint holders, for all moneys presently payable by him or his estate to the Company.  Regulation 8 in Table A shall be modified accordingly.

6.           The liability of any Member in default in respect of a call shall be increased by the addition at the end of the first sentence of Regulation 18 in Table A of the words “and all expense that may have incurred by the Company by reason of such non-payment.”

7.           Regulation 3 in Table A shall not apply to the Company and subject to the provisions of chapter VII of Part V of the Act the Company may:-

(a) with the sanction of an Ordinary Resolution issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or the shareholder.

(b) purchase its own shares (including any redeemable shares).

(c) make a payment in respect of the redemption or purchase, under Sections 159, 160, or 162 of the Act and the relevant power (a) or (b) above, of any of its own shares otherwise than out of distributable profits of the Company or the proceeds of a fresh issue of shares to the extent permitted by Sections 170, 171, and 172 of the Act.

TRANSFER OF SHARES

8.           (a) Subject to clause 8(b) below the Directors may, in their absolute discretion and without assigning reason therefore, decline to register the transfer of a share, whether or not it is a fully paid share, and Regulation 24 in Table A shall not apply to the Company.

(b) Regulation 8(a) of these Articles shall not apply to any transfer to a person who is already a Member of the Company.

9.           In these Articles of Association the reference to the transfer of or transferring shares shall include any transfer, assignment, disposition or proposed or purported transfer, assignment or disposition:

of any share or shares of the Company; or
of any interest of any kind in any share or shares of the Company; or
of any right to receive or subscribe for any share or shares of the Company.

Members shall not transfer nor create nor dispose of any interest in or over any of the shares being transferred except by a transfer of the entire legal and beneficial interest in the shares.  Any transfer shall be to a transferee as permitted by the Articles and not otherwise.

Subject to Regulation 8 of these Articles, a Subscriber to the Memorandum of Association of the Company my freely transfer his share to any person firm or company.

10.           A Member ( other than a Subscriber to the Memorandum of Association of the Company) who desires to transfer shares to a person who is not ready a Member of the Company shall give notice of such intention to the Directors of the company giving particulars of the shares in question.  Any such notice shall be irrevocable except with the approval of the Directors.  The Directors as agents for the member giving such notice may dispose of such shares or any of them to Members of the Company at a price to be agreed between the transferor and the Directors, or failing agreement, at a price fixed by the Auditors of the Company as the fair value thereof.  The costs of any valuation of the transfer shares shall be shared equally by the transferor and the Company unless the Company in general meeting shall decide otherwise.  The Directors shall offer the shares in question to all the members (other than the member who wishes to transfer the shares).  The shares offered to the individual members shall be in proportion or (at the discretion of the Directors) as nearly as may be in proportion to the numbers of shares then held by the members.  Subject to clause 8 (a) above and the following exception if within twenty-eight days from the date of the said notice the Directors are unable to find a Member of Members willing to purchase all such shares, the transferor may dispose of so many of such shares shall remain undisposed of in any manner he may think fit within three months from the date of the said notice.  But any such disposal shall be at the same price or more than the price for the shares which shall have been offered in accordance with this clause to the existing members.  The exception referred to above is that if all the offered shares shall not be agreed to be acquired the said Member shall not be under any obligation to complete a transfer of any of the shares.

11.           The instrument of transfer of any share shall be executed by or on behalf of the transferor who shall be deemed to remain a holder of the share until the name of the transferee is entered in the register of members in respect thereof.

GENERAL MEETINGS AND RESOLUTIONS

12.           Every notice convening a General Meeting shall comply with the provisions of Section 372 of the Act as to giving information to Members in regard to their right to appoint proxies; and notices of and other communications relating to any General Meeting which any Member is entitled to receive shall be sent to the Directors and to the Auditor for the time being of the Company.

13.           Regulation 40 in Table A shall be read and construed as if the words, “unless the Company has only one Member in which case one Member present in person or by proxy shall be a quorum” were added at the end.

14.           Regulation 41 in Table A shall be read and construed as if the words, “ and if at the adjourned Meeting a quorum is not present within half an hour from the time appointed for the Meeting, the Meeting shall be dissolved” were added at the end.

15.           In addition to the requirements of Regulation 100 of Table A, the Directors shall also insert in the minute book of the Company a memorandum of all decisions taken by a sole Member when the Company has only one Member which may have been taken by the Company in General Meeting and which have effect as if agreed in General Meeting.

DIRECTORS

16.           (a) The first Director or Directors of the Company shall be the person or persons named as the first Director of Directors of the Company in the statement delivered under Section 10 of the Act.

(b) The number of the directors shall be determined by Ordinary Resolution of the Company but unless and until so fixed there shall be no maximum number of Directors and the minimum number of Directors shall be one.  In the event of the minimum number of Directors fixed by or pursuant to these Articles or Table A being one, a sole Director shall have the authority to exercise all the powers and discretions conferred by Table A or these Articles and expressed to be vested in the Directors generally and Regulation 89 in Table A shall be modified accordingly.

(c) A Director shall not require any share qualification but shall nevertheless be entitled to attend and speak at any General Meeting of the Company or at any separate class meeting of the holders of any class of shares of the Company.

(d) Regulation 64 in Table A shall not apply to the Company.

ALTERNATE DIRECTORS

17.           (a) An alternate Director shall not be entitled as such to receive any remuneration from the Company except only such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice to the Company from time to time direct, but shall otherwise be subject to the provisions of these Articles with respect to Directors.  An alternate Director shall during his appointment be an Officer of the Company and shall not be deemed to be an agent of his appointor.  Regulation 66 in Table A shall be modified accordingly.

(b) A Director or any other person may act as an alternate Director to represent more than one Director and an alternate Director shall be entitled at meetings of the Directors, or any committee of the Directors, to one vote for every Director whom he represents in addition to his own vote (if any) as a Director.

BORROWING POWERS

18.           The Directors may exercise all the powers of the Company to borrow money without limit as to the amount and upon such terms and in such manner as they think fit, and to grant any mortgage, charge or standard security over its undertaking, property and uncalled capital, or any part thereof, and, subject (in the case of any security convertible into shares) to Sections 80 and 380 of the Act to issue debentures, debenture stock, and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

PROCEEDINGS OF DIRECTORS

19.           Subject to the provisions of Section 317 of the Act, Regulation 94 in Table A shall not apply to the Company and a Director may vote as a Director in regard to any contract or arrangement in which he is interested or upon any matter arising thereout, and if he shall so vote his vote shall be counted and he shall be reckoned in estimating a quorum present at any meeting when any such contract or arrangement is under consideration.

20.           It shall not be necessary for Directors to sign their names in any book which may be kept for the purpose of recording attendance at meeting.

21.           (a) Subject to the following proviso the power of the Directors to regulate their proceedings shall include (if duly approved by the Directors) participation in meetings by conference telephone or any kind of communication or electronic communication (as defined in the Electronic Communications Act 2000) – Provided :-

1)
that proper and reasonable notice of the meeting and of the proposal to conduct  it in accordance with this Clause shall have been given to all persons who are entitled to attend meetings of Directors; and

2)
that written minutes of and the transcripts of all resolutions of the Directors at all meetings of Directors which shall be conducted in accordance with this Clause shall be certified in writing by all the participating Directors by electronic communication or otherwise to be correct.  The reference to “resolutions” in this sub-clause b) means any proposed resolution which to be valid requires proper certification in accordance with this Clause.

(b) The date of any resolution passed at any meeting which may be held in accordance with the preceding Clause shall be when the transcript of the resolution shall be certified by the last Director to do so.

DISQUALIFICATION OF DIRECTORS
22.           The office of a Director shall be vacated if he becomes incapable by reason of illness or injury of managing and administering his property and affairs and Regulation 81 of Table A shall be modified accordingly.

ROTATION OF DIRECTORS

23.           The Directors shall not be required to retire by rotation nor shall the Directors or any of them be required to retire from office at the first annual general meeting and Table A shall be modified accordingly.

THE SEAL

24.           If the Company has a seal it shall be used only with the authority of the Directors or of a committee of the Directors.  The Directors may determine who shall sign any instrument to which the seal is affixed and unless otherwise so determined it shall be signed by a Director and by the Secretary or by a second Director.  The obligation under Regulation 6 of Table A relating to the sealing of share certificates shall apply only if the Company has a seal.  Regulation 101 in Table A shall not apply to the Company.

INDEMNITY

25.           (a) Regulation 118 in Table A shall not apply to the Company.  Every Director and other officer of the Company shall be indemnified out of the assets of the Company against all losses or liabilities which he may sustain or incur in or about the execution and discharge of the duties of his office or otherwise in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application under Sections 144 or 727 of the Act in which relief is granted to him by the court, and no Director or other officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his office or in relation thereto.  But this Article shall only have effect in so far as its provisions are not avoided by Sections 309A and 309B of the Act.

(b) The Directors shall have power to purchase and maintain at the expense of the Company an insurance policy for any Director (including an alternate Director), Officer or Auditor of the Company against any such liability as is referred to in Section 309A(5) of the Act.

ANNEX B

ANNEX C

ANNEX D

MGS DISTRIBUTION LIMITED

BUDGET FOR YEAR 2007 TO 2011

VERSION 6 (revised May 07)

** THE REMAINING, CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT